Filed Pursuant to Rule 424(b)(3)
Registration No. 333-272636

PROSPECTUS

(Proposed Holding Company for Home Federal Savings and Loan Association of Grand Island)

Up to 3,680,000 Shares of Common Stock

(Subject to Increase to up to 4,232,000 Shares)

Central Plains Bancshares, Inc., referred to as “Central Plains Bancshares” throughout this prospectus, is offering shares of common stock for sale at $10.00 per share in connection with the conversion of Home Federal Savings and Loan Association of Grand Island, which operates under the name “Home Federal Bank” and is referred to as “Home Federal Savings” throughout this prospectus, from the mutual form of organization to the stock form of organization. There is currently no market for our common stock. We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “CPBI” upon the completion of the offering, subject to compliance with certain conditions. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, referred to the as “JOBS Act” throughout this prospectus.

The shares of common stock are first being offered for sale in a subscription offering to eligible depositors of Home Federal Savings with at least $50 on deposit as of the close of business on March 31, 2022, to tax-qualified employee benefit plans of Home Federal Savings, to depositors of Home Federal Savings with at least $50 on deposit as of the close of business on June 30, 2023, and to depositors and certain borrowers of Home Federal Savings as of the close of business on August 2, 2023. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of the communities served by Home Federal Savings. Any shares of common stock not purchased in the subscription offering or the community offering may be offered for sale to the public through a syndicate of broker-dealers, referred to as the “syndicated offering” throughout this prospectus.

We must sell a minimum of 2,720,000 shares to complete the conversion and stock offering. We may sell up to 4,232,000 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers.

The minimum purchase order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 35,000 shares ($350,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 50,000 shares ($500,000) of common stock in all categories of the stock offering combined.

The subscription offering will expire at 1:00 p.m., Central time, on September 19, 2023. We expect that the community offering, if held, will expire at the same time. We may extend the expiration date of the subscription offering and any community offering without notice to you until November 3, 2023, or longer if we receive regulatory approval. No single extension may exceed 90 days and the stock offering must be completed by September 28, 2025. Once submitted, orders are irrevocable unless the offering is terminated or extended, with regulatory approval, beyond November 3, 2023, or the number of shares of common stock to be sold is increased to more than 4,232,000 shares or decreased to less than 2,720,000 shares. If the offering is extended beyond November 3, 2023, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 4,232,000 shares or decreased to less than 2,720,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the offering will be returned promptly with interest. Funds received for the purchase of shares in the offering will be held in a segregated account at Home Federal Savings and will earn interest at 0.20% per annum until completion or termination of the offering.

Keefe, Bruyette & Woods, Inc., A Stifel Company, referred to as “KBW” throughout this prospectus, will assist us in selling our shares of common stock on a best-efforts basis in the subscription offering and any community offering, and will serve as sole manager for any syndicated offering. KBW is not required to purchase any shares of common stock we are offering for sale.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	2,720,000	3,200,000	3,680,000	4,232,000
Gross offering proceeds	$27,200,000	$32,000,000	$36,800,000	$42,320,000
Estimated offering expenses, excluding selling agent fees and expenses (1)	$1,247,000	$1,247,000	$1,247,000	$1,247,000
Selling agent fees and expenses (1)(2)	$610,000	$610,000	$628,000	$683,200
Estimated net proceeds	$25,343,000	$30,143,000	$34,925,000	$40,389,800
Estimated net proceeds per share	$9.32	$9.42	$9.49	$9.54

(1)

See “The Conversion and Stock Offering—Plan of Distribution; Selling Agent and Underwriter Compensation” for a discussion of KBW’s compensation for this stock offering, including any compensation to be received by KBW and other broker-dealers for any syndicated offering.

(2)	Includes records agent fees and expenses payable to KBW. See “The Conversion and Stock Offering—Stock Information Center Management.”

This investment involves a degree of risk, including the possible loss of principal.

See “Risk Factors” beginning on page 15.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, contact the Stock Information Center at (844) 265-9679.

The date of this prospectus is August 14, 2023.

i

SUMMARY

The following summary provides material information about Home Federal Savings’ mutual-to-stock conversion and the related offering of Central Plains Bancshares common stock. It may not contain all of the information that is important to you. For additional information, you should read this entire document carefully, including the consolidated financial statements and the related notes, and the section entitled “Risk Factors,” before making an investment decision.

Central Plains Bancshares, Inc.

Central Plains Bancshares, a newly formed Maryland corporation, is offering for sale shares of its common stock in connection with the conversion of Home Federal Savings from a mutual savings association (meaning it has no stockholders) to a stock savings association. All depositors and certain borrowers are members of and have voting rights in Home Federal Savings as to all matters requiring a vote of members. The following diagram depicts Home Federal Savings’ current organizational structure:

Upon completion of the conversion and stock offering, Central Plains Bancshares will be 100% owned by its stockholders and Home Federal Savings will be 100% owned by Central Plains Bancshares. Home Federal Savings will cease to have members and former members will no longer have voting rights in Home Federal Savings. All voting rights in Home Federal Savings will be vested in Central Plains Bancshares as the sole stockholder of Home Federal Savings. The stockholders of Central Plains Bancshares will possess exclusive voting rights with respect to Central Plains Bancshares common stock. The following diagram depicts Central Plains Bancshares’ and Home Federal Savings’ organizational structure after the completion of the conversion and stock offering:

Central Plains Bancshares was incorporated on June 13, 2023, and has not engaged in any business to date. Upon completion of the conversion and stock offering, Central Plains Bancshares will register as a savings and loan holding company and will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System, referred to as the “Federal Reserve Board” throughout this prospectus.

Central Plains Bancshares’ principal office is located at 221 South Locust Street, Grand Island, Nebraska 68801, and the telephone number at that address is (308) 382-4000.

Home Federal Savings and Loan Association of Grand Island

Originally chartered in 1935, Home Federal Savings, which operates under the name “Home Federal Bank,” is a federally-chartered mutual savings association headquartered in Grand Island, Nebraska. We conduct our operations from our main office in Grand Island, Nebraska, six branch offices located in Grand Island, Hastings, Holdrege, Lexington and Superior, Nebraska, a drive-up facility in Grand Island, Nebraska and a loan production office in Lincoln, Nebraska. We consider our primary market area for deposit gathering to be the Nebraska counties of Adams, Dawson, Hall, Nuckolls and Phelps, with Lancaster County included in our primary market area for lending activities.

Our business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans secured by properties located in our primary market area, as well as commercial real estate loans. To a lesser extent, we also originate commercial and industrial loans, multi-family residential real estate loans, construction and land development loans, agricultural real estate and non-real estate loans and consumer loans. We offer a variety of deposit accounts including checking accounts, savings accounts and certificate of deposit accounts. In addition, we offer electronic banking services including mobile banking, on-line banking and bill pay, and electronic funds transfer via Zelle®. We have not needed to use significant levels of borrowings to fund our operations in recent years.

In recent years, we have increased, at a managed pace and consistent with what we believe to be conservative underwriting standards, our originations of higher yielding commercial real estate loans. We intend to continue that focus after the conversion and stock offering.

At March 31, 2023, we had total assets of $437.8 million, total deposits of $391.0 million and total equity of $38.7 million. We had net income of $1.6 million and $3.1 million for the fiscal years ended March 31, 2023 and 2022, respectively.

We are subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency (the “OCC”), our primary federal regulator.

Our main office is located at 221 South Locust Street, Grand Island, Nebraska 68801, and our telephone number at that address is (308) 382-4000. Our website address is www.homefederalne.bank. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community financial institution dedicated to meeting the banking needs of our customers and community. Highlights of our current business strategy include:

•

Continued commercial loan growth. Our market areas have experienced strong population and job growth, contributing to favorable economic conditions for generating new commercial loans. Our commercial real estate loans are generally secured by properties used for business purposes, such as medical office buildings, hotels and warehouses. We seek commercial loan customers (both commercial real estate and commercial and industrial) with whom we can establish multiple lending relationships and provide other services, such as business checking accounts. We target new commercial real estate loan originations to experienced, growing small- and mid-size owners and investors in our market area. In addition to commercial real estate loans, we originate multi-family real estate loans to experienced, growing small- and mid-size owners and investors in our market areas. We grew our commercial real estate loans (including multi-family real estate loans) and commercial and industrial loans by $19.8 million, or 13.5%, to $166.8 million at March 31, 2023 from $147.1 million at March 31, 2022.

•

Manage credit risk to maintain a low level of non-performing assets. We believe strong asset quality is a key to our long-term financial success. Our strategy for credit risk management focuses on having a very experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. Our ratio of non-performing loans to total loans was 0.29% as of March 31, 2023 and 0.31% as of March 31, 2022, while our ratio of non-performing assets to total assets was 0.29% as of March 31, 2023 and 0.24% as of March 31, 2022.

•

Continued expansion of our mortgage banking footprint and corresponding areas of operational strength. We are a significant originator of fixed-rate, one- to four-family residential mortgage loans, and we generally sell fixed-rate loans with terms exceeding ten years. We retain the servicing on loans we sell to reinforce our commitment to customer service. We will seek to add experienced mortgage lending personnel, consistent with recent and future growth opportunities, to further leverage our overall scalable business model, including secondary market management and compliance specialists. Subject to market conditions, we intend to continue to grow our mortgage banking business as we expand into new markets. We seek experienced lending teams in attractive market areas. We believe we have managed our mortgage banking operations to provide cost-management flexibility in the event of unfavorable economic conditions or further increases in market interest rates.

•

Increase core deposits, with emphasis on low-cost commercial demand deposits. We seek core deposits to provide a stable source of funds for loan growth, at costs consistent with improving our interest rate spread and profitability. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. We consider our core deposits to include demand deposits, negotiable orders of withdrawal (NOW) and automatic transfer service accounts, money market deposit accounts, other savings deposits, and certificates of deposit under $250,000, excluding wholesale and brokered deposits. We intend to increase deposits through any future branch expansion. Our noninterest-bearing deposits totaled $73.2 million at March 31, 2023, or 18.74% of total deposits, compared to $75.3 million at March 31, 2022, or 20.63% of total deposits.

•

Enhance operating efficiency through continual improvement. In recent years, we have successfully maintained our efforts to control operating expenses, and, as a result, our efficiency ratio improved to 69.13% for the year ended March 31, 2023 from 75.14% for the year ended March 31, 2022. We remain disciplined in evaluating the cost and expected benefit of all expansion opportunities, and we continually seek ways to enhance employee engagement and training in order to standardize work and reduce employee burden, with a goal of improving both the customer and employee experience. Although we expect to incur additional costs related to anticipated stock benefit plans, we intend to continue our efforts to control our expenses.

•

Disciplined expansion through organic growth and opportunistic bank or branch acquisitions. While we expect organic growth will be our primary strategic focus, including expanding our branch footprint, we may also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. We may also open additional loan production offices that focus on mortgage banking and/or commercial lending. We intend to establish a branch office in Lincoln, Nebraska, as a replacement for our loan production office in that city. We currently anticipate opening this office in the fourth quarter of 2024. We do not currently have any understandings or agreements to acquire a financial institution, other entity, or other branch offices.

Commercial real estate loans and commercial and industrial loans have higher credit risk than one- to four-family residential mortgage loans. See “Risk Factors—Risks Related to Our Lending Activities—Our commercial real estate loans involve credit risks that could adversely affect our financial condition and results of operations,” “—Our commercial and industrial loans involve credit risks that could adversely affect our financial condition and results of operations” and “Business of Home Federal Savings —Loan Underwriting Risks.”

We expect the strategies outlined above to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and the stock offering, subject to any changes necessitated by future market conditions and other factors. See “Business of Home Federal Savings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion and Stock Offering

Consistent with our business strategy, our primary reasons for converting to stock form and raising additional capital through the stock offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to offer our customers and employees an opportunity to purchase an equity interest in Home Federal Savings by purchasing shares of common stock of Central Plains Bancshares.

At March 31, 2023, Home Federal Savings was considered “well capitalized” for regulatory purposes. The proceeds from the stock offering will further improve our capital position to support expected future growth and profitability.

See “The Conversion and Stock Offering” for a more complete discussion of our reasons for conducting the conversion and stock offering.

Terms of the Stock Offering

Central Plains Bancshares is offering for sale between 2,720,000 shares and 3,680,000 shares of common stock to eligible depositors and certain borrowers of Home Federal Savings and to Home Federal Savings’ tax-qualified employee benefit plans in a subscription offering. To the extent shares remain available, we may offer shares for sale in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in our “local community,” which we have defined as the Nebraska counties of Adams, Buffalo, Clay, Dawson, Gosper, Hall, Hamilton, Howard, Lancaster, Merrick, Nuckolls and Phelps. We may also offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public in a syndicated offering. The number of shares of common stock to be sold may be increased to up to 4,232,000 shares as a result of demand for the shares of common stock in the stock offering or changes in market conditions. Unless the number of shares of common stock offered for sale is increased to more than 4,232,000 shares or decreased to fewer than 2,720,000 shares, or the stock offering is extended beyond November 3, 2023, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the stock offering is extended past November 3, 2023, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.20% per annum. If the number of shares offered for sale is increased to more than 4,232,000 shares or decreased to fewer than 2,720,000 shares, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled and funds delivered for the purchase of shares of common stock in the stock offering will be returned promptly with interest at 0.20% per annum. We will give these subscribers an opportunity to place new orders for a specified period of time.

The shares of common stock are being offered for sale at a purchase price of $10.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the stock offering. KBW, our marketing agent for the stock offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the stock offering.

Important Risks in Owning Central Plains Bancshares’ Common Stock

An investment in our common stock involves substantial risks and uncertainties. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these and other risks under “Risk Factors” beginning on page 15, before investing in our common stock.

Specific areas of risk related to our business include those related to: our lending activities; market interest rates; laws and regulations; economic conditions; our business strategy; competitive matters; operational matters; acquisitions; accounting matters; our reputation; societal responses to climate change; federal government shutdowns; and severe weather and natural disasters.

Specific risks related to this offering include those related to: our return on equity after the completion of the offering; the future trading price of our common stock; the trading market for our common stock; your ability to sell our stock following the completion of the offering; insider ownership of our common stock; the use of the net offering proceeds; costs related to our being a public company; intended new stock-based benefit plans; restrictions on stock repurchases; anti-takeover factors; a forum selection provision for certain litigation; the irrevocability of your investment decision; and potential adverse tax consequences related to subscription rights.

How We Determined the Offering Range and the $10.00 per Share Purchase Price

The amount of common stock Central Plains Bancshares is offering for sale is based on an independent appraisal of the estimated pro forma market value of Central Plains Bancshares, assuming the conversion and stock offering are completed. Feldman Financial Advisors, Inc., referred to as “Feldman Financial” throughout this prospectus, our independent appraiser, has estimated that, as of June 2, 2023, this market value was $32.0 million. Based on OCC regulations, this market value forms the midpoint of a valuation range with a minimum of $27.2 million and a maximum of $36.8 million. Based on this valuation and the $10.00 per share purchase price, the number of shares of common stock being offered for sale in the stock offering ranges from a minimum of 2,720,000 shares to a maximum of 3,680,000 shares. We may sell up to 4,232,000 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share purchase price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The independent appraisal is based in part on Home Federal Savings’ financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the stock offering and an analysis of a peer group of 12 publicly traded savings and loan holding companies with total assets ranging from $259.6 million and $843.0 million as of March 31, 2023 that Feldman Financial considers comparable to Central Plains Bancshares. In selecting the peer group, Feldman Financial considered certain key criteria such as asset size, stock exchange listing, market capitalization, capital level, profitability and other financial characteristics, operating strategy, and market area. Because of the regulatory appraisal guidelines and the limited number of publicly traded savings institutions and thrift holding companies, the selection criteria utilized by Feldman Financial was expanded to develop a significant number of peer group companies for comparative analysis. Specifically, Feldman Financial broadened the geographic screening process to include companies located in other regions of the country (headquartered in Midwest, Southwest, Southeast, or Mid-Atlantic states) and exhibiting operating profiles similar to Home Federal Savings. As a result, the average asset size of the peer group ($434.9 million as of March

31, 2023) closely approximates the asset size of Home Federal Savings ($437.8 million as of March 31, 2023). Feldman Financial believed that the peer group’s similar operating fundamentals and business strategies with regard to Home Federal Savings provided for a meaningful basis of comparison for valuation pricing purposes. When preparing the independent appraisal, Feldman Financial made downward adjustments for marketing of the stock issue and earnings growth and viability. The downward adjustment for marketing of the issue was based on the risk and uncertainty related to a new offering in the current environment of stock market volatility. The downward adjustment for earnings growth and viability was prompted by Home Federal Savings’ lower profitability and higher level of loan loss provision expense as compared to the overall peer group companies. Feldman Financial made no adjustments for financial condition, market area, management, dividend policy, and subscription interest.

The following table presents a summary of selected pricing ratios for the peer group companies and for Central Plains Bancshares (on a pro forma basis) utilized by Feldman Financial in its independent appraisal. See “The Conversion and Stock Offering—Determination of Share Price and Number of Shares to be Issued” for information regarding the peer group companies. These ratios are based on Central Plains Bancshares’ pro forma book value, tangible book value and core earnings as of and for the 12 months ended March 31, 2023. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of June 2, 2023. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 29.8% on a price-to-book value basis, a discount of 30.7% on a price-to-tangible book value basis and a discount of 23.4% on a price-to-core earnings basis.

	Price-to-core earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
Central Plains Bancshares (pro forma basis, assuming completion of the conversion and stock offering):
Adjusted Maximum	19.61x	57.21%	57.21%
Maximum	17.24x	53.19%	53.19%
Midpoint	15.38x	49.26%	49.26%
Minimum	13.33x	44.78%	44.78%
Valuation of peer group companies, all of which are fully converted (historical basis):
Average	20.07x	70.17%	71.10%
Median	17.78x	69.57%	69.81%

(1)

Price-to-earnings multiples calculated by Feldman Financial for the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and stock offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, Feldman Financial used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the common stock of the institutions in the peer group. The value of the common stock of any company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, including the list of peer group companies, see “The Conversion and Stock Offering—Determination of Share Price and Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Stock Offering

Home Federal Savings will receive from Central Plains Bancshares a capital contribution equal to at least 50% of the net proceeds of the stock offering. Based on this formula, we anticipate that Central Plains Bancshares will invest, at the minimum, midpoint, maximum and adjusted maximum of the offering range, approximately $12.7 million, $15.1 million, $17.5 million and $20.2 million, respectively, of the net proceeds from the stock offering in Home Federal Savings. From the remaining funds, Central Plains Bancshares intends to loan funds to Home Federal Savings’ employee stock ownership plan to fund the plan’s purchase of shares of common stock in the stock offering, and retain the remainder of the net proceeds from the stock offering. Assuming we sell 3,200,000 shares of common stock in the stock offering at the midpoint of the offering range, resulting in net proceeds of $30.1 million, based on the above formula, we anticipate that Central Plains Bancshares will invest $15.1 million in Home Federal Savings, loan $2.6 million to Home Federal Savings’ employee stock ownership plan to fund its purchase of shares of common stock, and retain the remaining $12.5 million of net proceeds.

Central Plains Bancshares may use the remaining funds that it retains to repurchase shares of common stock (subject to compliance with regulatory requirements), to pay cash dividends, for investments, or for other general corporate purposes. Home Federal Savings intends to use the net proceeds it receives from Central Plains Bancshares to fund new loans, enhance existing products and services, invest in securities, or for general corporate purposes.

For more information, see “How We Intend to Use the Proceeds from the Stock Offering.”

Persons Who May Order Shares of Common Stock in the Stock Offering

We are offering the shares of common stock in a subscription offering in the following order of priority:

(i)	First, to depositors with accounts at Home Federal Savings with aggregate balances of at least $50 as of the close of business on March 31, 2022.

(ii)

Second, to Home Federal Savings’ tax-qualified employee benefit plans (including its employee stock ownership plan and 401(k) plan), which will receive, without payment, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the stock offering. We expect the employee stock ownership plan to purchase up to 8% of the shares of common stock sold in the stock offering.

(iii)	Third, to depositors with accounts at Home Federal Savings with aggregate balances of at least $50 as of the close of business on June 30, 2023.

(iv)

Fourth, to depositors of Home Federal Savings as of the close of business on August 2, 2023, and to borrowers of Home Federal Savings as of November 13, 2015 whose borrowings remain outstanding as of the close of business on August 2, 2023.

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in our “local community,” which we have defined as the Nebraska counties of Adams, Buffalo, Clay, Dawson, Gosper, Hall, Hamilton, Howard, Lancaster, Merrick, Nuckolls and Phelps. If held, the community offering may begin concurrently with, during or after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public through a syndicated offering, which will be managed by KBW. We have the right to accept or reject, in our sole discretion, orders received in any community offering or syndicated offering. Any determination to accept or reject stock orders in any community offering or syndicated offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fill your order, in full or in part. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Stock Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than the greater of: (i) 35,000 shares ($350,000) of common stock; (ii) 0.10% of the total number of shares of common stock issued in the stock offering; or (iii) 15 times the number of shares offered multiplied by a fraction of which the numerator is the depositor’s total deposit balance (as of the eligibility record date or supplemental eligibility record date, as applicable) and the denominator is the aggregate of all deposits (as of the eligibility record date or supplemental eligibility record date, as applicable), subject to the overall purchase limitations.

If any of the following persons purchase shares of common stock, their purchases, in all categories of the stock offering combined, when combined with your purchases, cannot exceed 50,000 shares ($500,000) of common stock:

•	your spouse, or relatives of you or your spouse, who reside with you;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•	other persons who may be your associates or who may be acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 50,000 shares ($500,000). See the detailed definitions of “associate” and “acting in concert” in the section of this prospectus entitled “The Conversion and Stock Offering—Limitations on Common Stock Purchases.”

OCC regulations provide that such purchase limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10.0% of the total shares of the common stock sold in the stock offering. Any request to purchase additional shares of common stock in the event the purchase limitation is so increased will be determined by our board of directors in its sole discretion.

Subject to OCC approval, we may increase or decrease the purchase limitations at any time. See the detailed description of the purchase limitations in the section of this prospectus entitled “The Conversion and Stock Offering—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and in any Community Offering

In the subscription offering and any community offering, you may pay for your shares only by:

•	personal check, bank check or money order, from the purchaser, made payable to Central Plains Bancshares, Inc.;

•

authorizing us to withdraw available funds (without any early withdrawal penalty) from your account(s) maintained with Home Federal Savings, other than checking accounts and individual retirement accounts (IRAs); or

•	cash.

Cash will only be accepted at Home Federal Savings’ main office and will be converted to a bank check. Please do not submit cash by mail.

You may not use any type of third-party check to pay for shares of common stock. Wire transfers will not be accepted. Applicable regulations prohibit Home Federal Savings from lending funds or extending credit to any person to purchase shares of common stock in the stock offering. You may not submit a Home Federal Savings line of credit check for payment. You may not designate withdrawals from Home Federal Savings’ accounts with check-writing privileges; rather, submit a check. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). You may not authorize a direct withdrawal from a Home Federal Savings individual retirement account, or IRA. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription offering and any community offering by delivering a signed and completed original stock order form, together with full payment payable to Central Plains Bancshares, Inc. or authorization to withdraw funds from one or more of your Home Federal Savings deposit accounts, provided that the stock order form is received (not postmarked) before 1:00 p.m., Central time, on September 19, 2023, which is the expiration of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by paying for overnight delivery to the address listed on the stock order form. You may also hand-deliver stock order forms to our main office located at 221 South Locust Street, Grand Island, Nebraska. Hand-delivered stock order forms will be accepted only at this location. We will not accept stock order forms at the other offices of Home Federal Savings. Do not mail stock order forms to any of Home Federal Savings’ offices.

See “The Conversion and Stock Offering—Procedure for Purchasing Shares in the Subscription Offering and any Community Offering.”

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your IRA or other retirement account. If you wish to use some or all of the funds in your Home Federal Savings IRA or other retirement account, the applicable funds must be first transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact the Stock Information Center as soon as possible, and preferably at least two weeks before the September 19, 2023 offering deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at Home Federal Savings or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Stock Offering—Procedure for Purchasing Shares in the Subscription Offering and any Community Offering—Using Individual Retirement Account Funds.”

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 189,000 shares ($1.9 million) of common stock in the stock offering, representing 6.9% of the shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. They will pay the same $10.00 per share purchase price that all other persons who purchase shares of common stock in the stock offering will pay. Our directors and executive officers are subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering as set forth under “—Limits on How Much Common Stock You May Purchase.”

Purchases by our directors and executive officers and their associates will be included in determining whether the required minimum number of shares have been subscribed for in the stock offering. For more information, see “Subscriptions by Directors and Executive Officers.”

Deadline for Submitting Orders for Shares of Common Stock in the Subscription Offering and any Community Offering

The deadline for submitting orders to purchase shares of common stock in the subscription offering and in any community offering is 1:00 p.m., Central time, on September 19, 2023, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by 1:00 p.m., Central time, on September 19, 2023. Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 1:00 p.m., Central time, on September 19, 2023, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Stock Offering—Procedure for Purchasing Shares in the Subscription Offering and any Community Offering—Expiration Date.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling or transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription rights priority than you do. Taking this action may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit and loan accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive valid orders for at least 2,720,000 shares of common stock, we may take additional steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek regulatory approval to extend the stock offering beyond November 3, 2023.

If we extend the stock offering beyond November 3, 2023, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.20% per annum from the date the stock order was processed.

If one or more purchase limitations are increased we will not resolicit all subscribers, however, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given the opportunity to increase their subscriptions up to the newly applicable purchase limit. We may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the stock offering. See “The Conversion and Stock Offering—Limitations on Common Stock Purchases.”

Conditions to Completion of the Conversion and Stock Offering

The board of directors of Home Federal Savings has approved the plan of conversion. In addition, the OCC has conditionally approved the plan of conversion and the Federal Reserve Board has conditionally approved

Central Plains Bancshares’ application to become the savings and loan holding company of Home Federal Savings. We cannot complete the conversion and stock offering unless:

•

The plan of conversion is approved by a majority of votes eligible to be cast by members of Home Federal Savings (depositors and certain borrowers of Home Federal Savings). A special meeting of members to consider and vote upon the plan of conversion has been scheduled for September 28, 2023;

•	We sell at least 2,720,000 shares of common stock, which is the minimum of the offering range; and

•

We receive the final approval required from the OCC to complete the conversion and stock offering and the final approval required from the Federal Reserve Board with respect to Central Plains Bancshares’ holding company application.

Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Our Dividend Policy

Following completion of the conversion stock offering, our board of directors will be authorized to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Dividend Policy” for additional information.

Market for Common Stock

We anticipate that the common stock sold in the stock offering will be traded on the Nasdaq Capital Market under the symbol “CPBI” upon the completion of the conversion and stock offering. Trading on the Nasdaq Capital Market is subject to compliance with certain conditions, including having at least 300 “round lot” stockholders (stockholders owning more than 100 shares) and at least three broker-dealers making a market for our common stock. KBW has advised us that it intends to make a market in our common stock following the stock offering, but is under no obligation to do so. See “Market for the Common Stock.”

Delivery of Shares of Stock

All shares of common stock of Central Plains Bancshares sold in the stock offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the stock offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the stock offering. Shares of common stock sold in any syndicated offering may be delivered electronically through The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, it is possible that purchasers may not be able to sell the shares of common stock that they ordered, even though trading in the common stock will have begun. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Possible Change in the Offering Range

Feldman Financial will update its independent appraisal before we complete the stock offering. If, as a result of demand for the shares or changes in market conditions, Feldman Financial determines that our pro forma market value has increased, we may sell up to 4,232,000 shares in the stock offering without further notice to you. If our pro forma market value at that time is either below $27.2 million or above $42.3 million, then, after consulting with the OCC, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the stock offering with interest at 0.20% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the OCC, the Federal Reserve Board, the Financial Industry Regulatory Authority and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.20% per annum, received in the stock offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In a resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Stock Offering

We may terminate the stock offering at any time before the special meeting of members of Home Federal Savings that has been called to vote on the plan of conversion, and at any time after member approval with the concurrence of the OCC. If we terminate the stock offering, we will promptly return funds and cancel deposit withdrawal authorizations, as described above.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion and Stock Offering

We expect Home Federal Savings’ employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our employees being established in connection with the conversion and stock offering, to purchase up to 8% of the shares of common stock that we sell in the stock offering. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the shares of common stock that we sell in the stock offering. This would reduce the number of shares available for allocation to eligible depositors and certain borrowers. For further information, see “Management—Executive Compensation—Employee Stock Ownership Plan.”

Purchases by the employee stock ownership plan in the stock offering will be included in determining whether the required minimum number of shares have been sold in the stock offering. Subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the stock offering in order to fill all or a portion of its intended subscription.

We also intend to implement a stock-based benefit plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required, and the stock-based benefit plan cannot be implemented until at least six months after the completion of the conversion according to applicable OCC regulations. If adopted within 12 months following the completion of the conversion, and provided that upon completion of the stock offering Home Federal Savings has at least a 10% tangible capital to assets ratio, the OCC conversion regulations would allow for the stock-based benefit plan to reserve a number of shares of common stock equal to not more than 4% of the shares sold in the stock offering, or up to 147,200 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will also reserve a number of shares equal to not more than 10% of the shares of common stock sold in the stock offering, or up to 368,000 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plan is adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt a stock-based benefit plan encompassing more than 515,200 shares of our common stock assuming the maximum of the offering range. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months after the completion of the conversion.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that would be available under a stock-based benefit plan if such plan is adopted within one year following the completion of the conversion and stock offering and Home Federal Savings has at least a 10% tangible capital to assets ratio at that time. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants (2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued		At Minimum of Offering Range	At Maximum of Offering Range
					(In thousands)
Employee stock ownership plan	217,600	294,400	8.00%	n/a (3)	$2,176	$2,944
Stock awards	108,800	147,200	4.00	3.85%	1,088	1,472
Stock options	272,000	368,000	10.00	9.09%	1,069	1,446

Total	598,400	809,600	22.00%	12.28%	$4,333	$5,862

(1)	The stock-based benefit plan may award a greater number of options and shares, respectively, if the plan is adopted more than 12 months after the completion of the conversion.
(2)

The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.93 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 3.48%; and a volatility rate of 20.48%. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the stock offering.

Income Tax Consequences

Central Plains Bancshares and Home Federal Savings have received an opinion from their counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by depositors or borrowers of Home Federal Savings upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by them as a result of the exercise of the nontransferable subscription rights. Central Plains Bancshares and Home Federal Savings have also received an opinion of Crowe LLP, tax advisors to Central Plains Bancshares and Home Federal Savings, regarding the material Nebraska state income tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Central Plains Bancshares, Home Federal Savings, or persons eligible to subscribe for shares of common stock in the subscription offering. For additional information, see “Taxation.”

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the stock offering. If you have questions regarding the conversion and stock offering, call our Stock Information Center at (844) 265-9679. The Stock Information Center is accepting telephone calls Monday through Friday between 9:00 a.m. and 3:00 p.m., Central time, excluding bank holidays.

RISK FACTORS

You should carefully consider the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in the shares of common stock.

Risks Related to Market Interest Rates

The reversal of the historically low interest rate environment may further adversely affect our net interest income and profitability.

The Federal Reserve Board decreased benchmark interest rates significantly, to near zero, in response to the COVID-19 pandemic. The Federal Reserve Board is reversing its policy of near zero interest rates given its concerns over inflation. Market interest rates have risen in response to the Federal Reserve Board’s recent rate increases. The increase in market interest rates has had and, as discussed below, is expected to continue to have, an adverse effect on our net interest income and profitability.

Future changes in interest rates could reduce our profits and asset values.

Net income is the amount by which net interest income and noninterest income exceed noninterest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

A substantial portion of our loans are fixed-rate loans. Furthermore, the rates we earn on our other interest-earning assets and the rates we pay on our interest-bearing liabilities are generally fixed for a contractual period of time. Our interest-bearing liabilities generally have shorter contractual maturities than our interest-earning assets. This imbalance can create significant earnings volatility as market interest rates change over time. Generally, in a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on deposits and our other liabilities.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate longer-term, fixed rate mortgage loans.

Any substantial, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates may also negatively affect the value of our assets, including the value of our available-for-sale investment securities, which generally decreases when market interest rates rise, and ultimately affect our earnings.

During the year ended March 31, 2023, we incurred $3.4 million in net unrealized losses on available-for-sale investment securities caused by the increase in market interest rates during the period. In addition, as a result of rising interest rates, we have experienced a shift in deposits from lower-cost savings, NOW and money market accounts to higher-cost certificates of deposit. For further information about this shift in deposits, see “Business of Home Federal Savings—Sources of Funds—Deposits.” However, the rates we earn on our loans did not increase as rapidly during the year ended March 31, 2023, as we have a significant amount of fixed-rate residential real estate loans where the interest rates did not increase commensurate with the increase in market interest rates. In addition, not all of our adjustable-rate loans reprice immediately, such that changes in market interest rates take a period of time to affect our portfolio yields.

Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets, and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Risks Related to Our Lending Activities

Our commercial real estate loans involve credit risks that could adversely affect our financial condition and results of operations.

At March 31, 2023, commercial real estate loans totaled $102.4 million, or 28.97% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial real estate loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, their repayment can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. We intend to increase our commercial real estate loan portfolio and, as it increases, the corresponding risks and potential for losses from these loans may also increase.

Our commercial and industrial loans involve credit risks that could adversely affect our financial condition and results of operations.

At March 31, 2023, commercial and industrial loans totaled $30.1 million, or 8.51% of our loan portfolio. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Further, any collateral securing commercial loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself.

Our construction and land development loans involve credit risks that could adversely affect our financial condition and results of operations.

At March 31, 2023, construction and land development loans totaled $23.6 million, or 6.69% of our loan portfolio. Construction lending involves additional risks when compared with permanent finance lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. Land development loans have substantially similar risks to speculative construction loans. As our construction and land loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

Our historical emphasis on residential mortgage loans exposes us to lending risks.

At March 31, 2023, $119.6 million, or 33.82% of our loan portfolio, was secured by one- to four-family residential real estate and we intend to continue to make loans of this type after the offering. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgage loans to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of commercial real estate and commercial and industrial loans, as well as any future credit deterioration, could require us to increase our allowance for loan losses in the future. Material additions to our allowance would materially decrease our net income.

Effective April 1, 2023, the Current Expected Credit Loss, referred to as “CECL” throughout this prospectus, accounting standard became effective for Home Federal Savings. CECL requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans and recognize the expected credit losses as allowances for credit losses. CECL requires us to change the current method of providing allowances for loan losses that are incurred or probable, which will likely require us to increase our allowance for loan losses and increase the types of data we need to collect and review to determine the appropriate level of the allowance for loan losses.

In addition, bank regulators periodically review our allowance for loan losses and, as a result of such reviews, we may decide to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans and, in doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Our mortgage banking revenue and the value of our mortgage servicing rights can be volatile.

We plan to continue to sell in the secondary market and to other financial institutions longer-term, conforming and non-conforming fixed-rate and, to a lesser extent, adjustable-rate loans that we originate to generate noninterest income. We also earn revenue from fees we receive for servicing mortgage loans. Changes in interest rates may impact our mortgage banking revenues, which could negatively impact our noninterest income. When rates rise, the demand for mortgage loans usually tends to fall, reducing loan origination volume and the related amount of gains on the sales of loans. Under the same conditions, net revenue from our mortgage servicing activities can increase due to slower prepayments, which reduces our amortization expense for mortgage servicing rights. When rates fall, mortgage originations usually tend to increase and the value of our mortgage servicing rights usually tends to decline, also with some offsetting revenue effect.

In addition, our results of operations are affected by the amount of noninterest expenses associated with mortgage banking activities, such as salaries and employee benefits (including commissions), occupancy, equipment and data processing expense, and other operating costs. During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in mortgage loan origination activity.

The foreclosure process may adversely impact our recoveries on non-performing loans.

The judicial foreclosure process is protracted, which delays our ability to resolve non-performing loans through the sale of the underlying collateral. The longer timelines have been the result of the economic environment, additional consumer protection initiatives related to the foreclosure process, increased documentary requirements and judicial scrutiny, and, both voluntary and mandatory programs under which lenders may consider loan modifications or other alternatives to foreclosure. These reasons and the legal and regulatory responses have impacted the foreclosure process and completion time of foreclosures for residential mortgage lenders. This may result in a material adverse effect on collateral values and our ability to minimize our losses.

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Home Federal Savings is subject to extensive regulation, supervision and examination by the OCC. Central Plains Bancshares will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and is intended primarily for the protection of the federal deposit insurance fund and the depositors of Home Federal Savings rather than the protection of Central Plains Bancshares’ stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing any acquisitions or establishing or acquiring new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand. We have not been subject to fines or other penalties, or have suffered business or reputational harm, as a result of money laundering activities in the past.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments to the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits. The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are subject to stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and define “capital” for calculating these ratios. The minimum capital requirements are: (1) a common equity Tier 1 capital ratio of 4.5%; (2) a Tier 1 to risk-based assets capital ratio of 6%; (3) a total capital ratio of 8%; and (4) a Tier 1 leverage ratio of 4%. The regulations also establish a “capital conservation buffer” of 2.5%, which resulted in the following minimum ratios: (1) a common equity Tier 1 capital ratio of 7.0%; (2) a Tier 1 to risk-based assets capital ratio of 8.5%; and (3) a total capital ratio of 10.5%. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the capital conservation buffer amount.

The application of these capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Specifically, following the completion of the offering, Home Federal Savings’ ability to pay dividends to Central Plains Bancshares will be limited for any association that does not maintain the capital conservation buffer required by the capital rules, which may limit our ability to pay dividends to our stockholders. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

At March 31, 2023, Home Federal Savings exceeded all applicable regulatory capital requirements and was considered “well capitalized.” See “Historical and Pro Forma Regulatory Capital Compliance.”

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

Central Plains Bancshares qualifies as an “emerging growth company” under the JOBS Act. For as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies but not applicable to emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. As an emerging growth company, Central Plains Bancshares also will not be subject to Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent auditors audit our internal control over financial reporting. In addition, as an emerging growth company, we have elected to take advantage of the extended transition periods for adopting new or revised financial accounting standards until the date they are required to be adopted by private companies (however, if any new or revised financial accounting standards would not apply to private companies, we would not be able to delay their adoption). Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We are also a smaller reporting company, and even if we no longer qualify as an emerging growth company, any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

In addition to qualifying as an emerging growth company, Central Plains Bancshares qualifies as a “smaller reporting company” under the federal securities laws. For as long as it continues to be a smaller reporting company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies but not applicable to companies that are not smaller reporting companies, including, but not limited to, reduced financial disclosure obligations and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

The Federal Reserve Board may require us to commit capital resources to support Home Federal Savings.

Federal law requires that a holding company act as a source of financial and managerial strength to its subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve Board may require a holding company to make capital injections into a troubled subsidiary bank and may charge the holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to borrow the funds or raise capital. Thus, any borrowing or funds needed to raise capital required to make a capital injection may be more expensive or difficult to obtain and could have an adverse effect on our business, financial condition and results of operations.

Risks Related to Economic Conditions

Our financial condition, results of operation and stock price may be negatively impacted by unrelated bank failures and negative depositor confidence in depository institutions. Further, if we are unable to adequately manage our liquidity, deposits, capital levels and interest rate risk, which have come under greater scrutiny in light of recent bank failures, it may have a material adverse effect on our financial condition and results of operations.

On March 8, 2023, Silvergate Bank, La Jolla, California, announced its decision to voluntarily liquidate its assets and wind down operations. On March 10, 2023, Silicon Valley Bank, Santa Clara, California, was closed by the California Department of Financial Protection and Innovation and on March 12, 2023, Signature Bank, New York, New York, was closed by the New York State Department of Financial Services. Additionally, on May 1, 2023, First Republic Bank, San Francisco, California, was closed by the Federal Deposit Insurance Corporation (the “FDIC”) and sold to JP Morgan Chase & Co. These events led to volatility and declines in the market for bank stocks and questions about depositor confidence in depository institutions.

Notably, the liquidation of Silvergate Bank and the failures of Silicon Valley Bank and Signature Bank were not generally related to the credit quality of their assets, but to poor liquidity management, mismatched funding of long-term assets with short-term funds, and unique business models. The financial distress these banks experienced appears to have been caused in large part by high exposure to certain industries, including cryptocurrency and venture capital and start-up companies operating in the technology space, which have experienced significant volatility and fluctuations in cash flows over the past several years. These banks also had high levels of uninsured deposits, which may be less likely to remain at the bank over time and less stable as a source of funding than insured deposits. Silicon Valley Bank in particular appears to have experienced a severe lack of liquidity, forcing it to sell long-term investment securities at significant losses. Ultimately, it was unable to meet its financial commitments and satisfy the cash requirements of its customers.

These bank failures led to volatility and declines in the market for bank stocks and questions about depositor confidence in depository institutions. These events have led to a greater focus by institutions, investors and regulators on the on-balance sheet liquidity of and funding sources for financial institutions, the composition of its deposits, including the amount of uninsured deposits, the amount of accumulated other comprehensive loss, capital levels and interest rate risk management. Notwithstanding our efforts to promote deposit insurance coverage with our customers and otherwise effectively manage our liquidity, deposit portfolio retention and other related matters, our financial condition, results of operation and stock price may be adversely affected by future negative events within the banking sector and adverse customer or investor responses to such events.

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. Recently, there has been a rise in inflation and the Federal Reserve Board has raised certain benchmark interest rates in an effort to combat inflation. As inflation increases, the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. In addition, inflation increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our noninterest expenses. Furthermore, our customers are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us.

We have a high concentration of loans secured by real estate in our market area. Adverse economic conditions, both generally and in our market area, could adversely affect our financial condition and results of operations.

We have relatively few loans outside of our market area. Consequently, we have a greater risk of loan defaults and losses in the event of a further economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans. A return of recessionary conditions and/or negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans, investments, and collateral securing our loans, and our ongoing operations, costs and profitability. Any of these negative events may result in higher-than expected loan delinquencies, increase our levels of non-performing and classified assets, and reduce demand for our products and services, which may cause us to incur losses and may adversely affect our capital, liquidity and financial condition. According to published data, our market area has not experienced any material declines in real estate values during the last year or any material increase in the number of foreclosure proceedings.

A worsening of economic conditions could reduce demand for our products and services and/or increase our level of non-performing loans, which could adversely affect our financial condition and results of operations.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. We believe the current general economic conditions in our primary market area are healthy and stable. In addition to local economic conditions, which could have a significant impact on ability of our borrowers to repay their loans and on the value of the collateral securing their loans, deterioration in general economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, reducing customers’ future borrowing power and the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions, caused by inflation, recession, tariffs and international trade disputes, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Risks Related to our Business Strategy

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving such growth will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities and the level of competition from other financial institutions. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by banking regulatory authorities to maintain adequate levels of capital to support our operations. We may at some point need to raise additional capital to support our continued growth. If we raise capital through the issuance of additional shares of our common stock or other securities, it would dilute the ownership interests of stockholders and may dilute the per share book value of our common stock. New investors may also have rights, preferences and privileges senior to our current stockholders, which may adversely impact our current stockholders. Also, the need to raise additional capital may force our management to spend more time in managerial and financing-related activities than in operational activities.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside of our control, and on our financial performance. Accordingly, we may not be able to raise additional capital, if needed, with favorable terms. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and unregulated or less regulated non-banking entities. Many of these competitors are substantially larger than us and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. See “Business of Home Federal Savings—Competition.”

Our smaller size may make it more difficult for us to compete.

Our smaller asset size may make it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. In addition, our smaller customer base may make it difficult to generate meaningful noninterest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Operational Matters

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

If there is a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

In addition, we outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to risk that these vendors will not perform according to our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

Our board of directors relies to a large degree on management and outside consultants in overseeing cybersecurity risk management.

Home Federal Savings has a standing Technology/Virtual Banking Committee, consisting of the Chief Operating Officer, the Information Technology Manager, information technology staff and staff from other departments within Home Federal Savings. The committee meets quarterly, or more frequently if needed, and reports to the board of directors after each meeting through committee minutes. Home Federal Savings also engages outside consultants to support its cybersecurity efforts. The directors of Home Federal Savings do not have significant experience in cybersecurity risk management in other business entities comparable to Home Federal Savings and rely on the Chief Operating Officer, the Information Technology Manager and an information technology service provider for cybersecurity guidance.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. We do not maintain “key-person” life insurance on any member of our senior management team. See “Management.”

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth. A lack of liquidity could adversely affect our financial condition and results of operations and result in regulatory limits being placed on us.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to depend more on these sources, which may include Federal Home Loan Bank of Topeka advances, federal funds purchased and brokered certificates of deposit. While we emphasize the generation of low-cost core deposits as a source of funding, there is strong competition for such deposits in our market area. Additionally, deposit balances can decrease if customers perceive alternative investments as providing a better risk/return tradeoff. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates.

Further, if we are required to rely more heavily on more expensive funding sources to support liquidity and future growth, our revenues may not increase proportionately to cover our increased costs. In this case, our operating margins and profitability would be adversely affected. Alternatively, we may need to sell a portion of our investment and/or loan portfolio to raise funds, which, depending upon market conditions, could result in us realizing a loss on the sale of such assets.

A lack of liquidity could also attract increased regulatory scrutiny and potential restraints imposed on us by regulators. Depending on the capitalization status and regulatory treatment of depository institutions, including whether an institution is subject to a supervisory prompt corrective action directive, certain additional regulatory restrictions and prohibitions may apply, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits.

At March 31, 2023, we had no outstanding borrowings from the Federal Home Loan Bank of Topeka. At March 31, 2023, we had the capacity to borrow $40.6 million from the Federal Home Loan Bank of Topeka, as well as $5.0 million from a private bankers’ bank. We could significantly increase our borrowing capacity from the Federal Home Loan Bank of Topeka if we pledged additional assets as security. We also have the ability to participate in the Federal Reserve Board’s Bank Term Funding Program if needed. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Risks Related to Acquisitions

Acquisitions may disrupt our business and dilute stockholder value.

We evaluate merger and acquisition opportunities with other financial institutions. As a result, negotiations may take place and future mergers or acquisitions with consideration consisting of cash and/or equity securities may occur. We would seek acquisition partners that offer us either significant market presence or the potential to expand our market footprint and improve profitability through economies of scale or expanded services.

Acquiring other banks or businesses may have an adverse effect on our financial results and may involve various other risks commonly associated with acquisitions, including, among other things:

•	payment of a premium over book and market values that may dilute our tangible book value and earnings per share in the short- and long-term;

•	potential exposure to unknown or contingent liabilities of the target company, as well as potential asset quality problems of the target company;

•	potential volatility in reported income associated with goodwill impairment losses;

•	difficulty and expense of integrating the operations and personnel of the target company;

•	inability to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits of the acquisition;

•	potential disruption to our business and diversion of our management’s time and attention;

•	the possible loss of key employees and customers of the target company; and

•	potential changes in banking or tax laws or regulations that may affect the target company.

Risks Related to Accounting Matters

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus, as well as in preparing the periodic reports and consolidated financial statements Central Plains Bancshares will be required to file under the Securities Exchange Act of 1934, as amended, upon the completion of the conversion and stock offering, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses, the valuation of mortgage servicing rights, and the fair value of financial instruments.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our consolidated financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Other Risks Related to Our Business

We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key factor in implementing our business strategy is our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our business and operating results.

Societal responses to climate change could adversely affect our business and performance, including indirectly through impacts on our customers.

Concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Consumers and businesses also may change their behavior as a result of these concerns. We and our customers will need to respond to new laws and regulations as well as consumer and business preferences resulting from climate change concerns. The impact on our customers will likely vary depending on their specific attributes, including reliance on or role in carbon intensive activities. Among the impacts to us could be a drop in demand for our products and services, particularly in certain sectors. In addition, we could face reductions in creditworthiness on the part of some customers or in the value of assets securing loans. Our efforts to take these risks into account in making lending and other decisions, including by increasing our business with climate-friendly companies, may not be effective in protecting us from the negative impact of new laws and regulations or changes in consumer or business behavior.

A protracted government shutdown may result in reduced loan originations and related gains on sale and could negatively affect our financial condition and results of operations.

During any protracted federal government shutdown, we may not be able to close certain loans and we may not be able to recognize noninterest income on the sale of loans. Some of the loans we originate are sold directly to government agencies, and some of these sales may be unable to be consummated during a shutdown. In addition, we believe that some borrowers may determine not to proceed with their home purchase and not close on their loans, which would result in a permanent loss of the related noninterest income. A federal government shutdown could also result in reduced income for government employees or employees of companies that engage in business with the federal government, which could result in greater loan delinquencies, increases in our non-performing, criticized and classified assets and a decline in demand for our products and services.

Severe weather, natural disasters and other external events could significantly affect our operations and results.

Severe weather or natural disasters, such as tornados, drought and other adverse external events, could have a significant effect on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Accordingly, the occurrence of any such severe weather or natural disaster event could have a material adverse effect on our business, which, in turn, could adversely affect our financial condition and results of operations.

Risks Related to the Stock Offering

We will have a relatively high capital level after the completion of the stock offering. We expect our return on equity to be low following the conversion and stock offering, which could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the relative performance of financial institutions. Our return on average equity was 4.39% and 8.09% for the fiscal years ended March 31, 2023 and 2022, respectively. Our average equity to average assets was 8.83% and 10.05% for the fiscal years ended March 31, 2023 and 2022, respectively. Our total equity was $38.7 million at March 31, 2023. Assuming the completion of the conversion and stock offering, our pro forma consolidated stockholders’ equity at March 31, 2023 is estimated to be between $60.7 million at the minimum of the offering range and $74.0 million at the adjusted maximum of the offering range. We expect our return on equity to be lower than our peers unless and until we are able to leverage our capital, including the additional capital from the stock offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt after the completion of the conversion and stock offering. Unless and until we can increase our earnings and leverage our capital including the capital raised in the stock offering, our levels of return on equity may reduce the trading price of our shares of common stock.

The future price of our shares of common stock may be less than the $10.00 purchase price per share in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them later at or above the $10.00 purchase price. In many cases, shares of common stock issued by newly converted savings institutions have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the stock offering is based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Central

Plains Bancshares and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

There will be a limited trading market in our common stock, which could hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued stock and, therefore, there is no current trading market for the shares of common stock. Upon completion of the conversion and stock offering, we expect our common stock will be traded on the Nasdaq Capital Market. We expect that our “public float,” which is the total number of our outstanding shares of common stock less the number of shares held by our employee stock ownership plan and by our directors and executive officers, and which is used as a measure of shares available for trading, will be limited. The limited trading market could also result in a wider spread between the “bid” and “ask” prices for the common stock, which could make it more difficult to sell a large number of shares at one time and could mean a sale of a large number of shares at one time could depress the market price.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which may affect your ability to take advantage of any changes in the stock price immediately following the stock offering.

A statement reflecting ownership of the shares of common stock you purchased in the stock offering may not be delivered to you for several days after the completion of the stock offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may be unable sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of any changes in the price of the common stock price once trading commences following the completion of the stock offering.

A significant percentage of our common stock will be held by our directors and executive officers and benefit plans.

We expect that our directors and executive officers, together with their associates, will subscribe for 189,000 shares of common stock in the stock offering. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8% of the shares sold in the stock offering. As a result, upon consummation of the conversion and stock offering, an aggregate up to 406,600 shares, or 14.9%, and 527,560 shares, or 12.5%, of our outstanding common stock would be held by our directors and executive officers and their associates and by our employee stock ownership plan based on the minimum and adjusted maximum of the offering range, respectively. Further, additional shares would be held by management following the implementation of a stock-based benefit plan, which we intend to implement no earlier than six months following the completion of the conversion following the receipt of stockholder approval.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to contribute between $12.7 million and $17.5 million of the net proceeds of the stock offering (or $20.2 million at the adjusted maximum of the offering range) to Home Federal Savings. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the stock offering. Home Federal Savings may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, except for funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as establishing or acquiring new branches or acquiring other financial institutions, may require the approval of our bank regulators. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

The cost of additional finance and accounting systems, procedures, compliance and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of the conversion and stock offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. The Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion and stock offering, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the number of shares of our common stock sold in the stock offering. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion, we may adopt plans that allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the conversion and stock offering for our employee stock ownership plan and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, is estimated to be approximately $807,000 ($703,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further information, see “Management—Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the conversion and stock offering. These plans may be funded either through open-market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 9.09% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the shares sold in the stock offering, and all such stock options are exercised, and a 3.85% dilution in ownership interest if newly issued shares of our common stock are used to fund shares of restricted common stock in an amount equal to 4% of the shares sold in the stock offering. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion and stock offering, new stock-based benefit plans would not be subject to these size limitations and stockholders could experience even greater dilution.

The implementation of new stock-based benefit plans is subject to stockholder approval. Historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following a mutual-to-stock conversion have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of the shares of common stock sold in the stock offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations generally restrict us from repurchasing our shares of common stock during the first year following the completion of the conversion. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the conversion may negatively affect our stock price.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Central Plains Bancshares without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a bank holding company or a savings and loan holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of Central Plains Bancshares without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see

“Restrictions on Acquisition of Central Plains Bancshares” and “Management—Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

The articles of incorporation of Central Plains Bancshares provide that, unless Central Plains Bancshares consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Central Plains Bancshares, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Central Plains Bancshares to Central Plains Bancshares or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Central Plains Bancshares and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

You may not revoke your decision to purchase Central Plains Bancshares common stock in the subscription offering or in any community offering after you send us your stock order form.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription offering and in any community offering will be held by us until the completion or termination of the conversion and stock offering, including any extension of the expiration date and consummation of any syndicated offering. Because completion of the conversion and stock offering will be subject to regulatory approvals and an update of the independent appraisal, among other factors, there may be one or more delays in completing the conversion and stock offering. Orders submitted in the subscription offering and in any community offering are irrevocable, and purchasers will have no access to their funds unless the stock offering is terminated, or extended beyond November 3, 2023, or the number of shares to be sold in the stock offering is increased to more than 4,232,000 shares or decreased to fewer than 2,720,000 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted in connection with the stock offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED FINANCIAL AND OTHER DATA OF HOME FEDERAL SAVINGS

The following tables set forth selected historical financial and other data of Home Federal Savings at the dates and for the fiscal years indicated. The information at and for the fiscal years ended March 31, 2023 and 2022 is derived in part from, and should be read together with, the audited consolidated financial statements and related notes beginning at page F-1 of this prospectus.

	At March 31,

	2023	2022

	(In thousands)
Selected Financial Condition Data:
Total assets	$437,792	$413,384
Cash and cash equivalents	16,563	18,979
Investment securities available for sale	57,842	73,427
Loans, net of allowance for loan losses	348,337	306,607
Deposits	390,952	365,003
Borrowings	—	—
Total equity	38,666	38,402

	For the Years Ended March 31,

	2023	2022

	(In thousands)
Selected Operating Data:
Interest income	$16,143	$13,169
Interest expense	2,741	1,079

Net interest income before provision (credit) for loan losses	13,402	12,090
Provision (credit) for loan losses	2,877	(114)

Net interest income after provision (credit) for loan losses	10,525	12,204
Noninterest income	2,278	2,506
Noninterest expense	10,840	10,967

Income before income tax expense	1,963	3,743
Income tax expense	317	595

Net income	$1,646	$3,148

	At or For the Years Ended March 31,

	2023	2022

Performance Ratios:
Return on average assets	0.39%	0.81%
Return on average equity	4.39%	8.09%
Interest rate spread (1)	3.00%	3.65%
Net interest margin (2)	3.27%	3.24%
Noninterest expense to average assets	2.55%	2.83%
Efficiency ratio (3)	69.13%	75.14%
Average interest-earning assets to average interest-bearing liabilities	133.89%	139.56%
Loans to deposits ratio	90.47%	85.32%
Capital Ratios:
Total capital to risk-weighted assets	13.45%	14.47%
Tier 1 capital to risk-weighted assets	12.20%	13.21%
Common equity tier 1 capital to risk-weighted assets	12.20%	13.21%
Tier 1 capital to average assets	10.12%	10.30%
Average equity to average assets	8.83%	10.05%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.53%	1.58%
Allowance for loan losses as a percentage of non-performing loans	526.46%	504.40%
Net recoveries to average outstanding loans during the year	0.70%	0.01%
Non-performing loans as a percentage of total loans	0.29%	0.31%
Non-performing loans as a percentage of total assets	0.23%	0.24%
Total non-performing assets as a percentage of total assets	0.29%	0.24%
Other:
Number of offices	9	9
Number of full-time equivalent employees	71	73

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data of Home Federal Savings at the dates and for the periods indicated. The information at March 31, 2023 is derived in part from, and should be read together with, the audited consolidated financial statements and related notes beginning at page F-1 of this prospectus. The information at June 30, 2023 and for the three months ended June 30, 2023 and 2022 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Such adjustments are the only adjustments included in the interim data. The results of operations for the three months ended June 30, 2023 are not necessarily indicative of the results of operations for the entire year or any other interim period.

	At June 30, 2023	At March 31, 2023

	(In thousands)
Selected Financial Condition Data:
Total assets	$450,407	$437,792
Cash and cash equivalents	16,675	16,563
Investment securities available for sale	58,636	57,842
Loans, net of allowance for loan losses	359,740	348,337
Deposits	403,229	390,952
Borrowings	—	—
Total equity	38,704	38,666

	For the Three Months Ended June 30,

	2023	2022

	(In thousands)
Selected Operating Data:
Interest income	$4,766	$3,575
Interest expense	1,431	288

Net interest income before provision (credit) for loan losses	3,335	3,287
Provision (credit) for loan losses	(27)	148

Net interest income after provision (credit) for loan losses	3,362	3,139
Noninterest income	652	566
Noninterest expense	2,836	2,839

Income before income tax expense	1,178	866
Income tax expense	232	191

Net income	$946	$675

	At or For the Three Months Ended June 30,

	2023	2022

Performance Ratios:
Return on average assets (1)	0.86%	0.65%
Return on average equity (1)	9.73%	6.86%
Interest rate spread (2)	2.70%	3.47%
Net interest margin (1)(3)	3.15%	3.28%
Noninterest expense to average assets (1)	2.59%	2.73%
Efficiency ratio (4)	71.13%	73.68%
Average interest-earning assets to average interest-bearing liabilities	133.87%	136.28%
Loans to deposits ratio	90.62%	93.36%
Capital Ratios:
Total capital to risk-weighted assets	13.58%	14.11%
Tier 1 capital to risk-weighted assets	12.32%	12.86%
Common equity tier 1 capital to risk-weighted assets	12.32%	12.86%
Tier 1 capital to average assets	10.07%	10.13%
Average equity to average assets	8.87%	9.46%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.56%	1.54%
Allowance for loan losses as a percentage of non-performing loans	767.03%	432.71%
Net recoveries to average outstanding loans during the period (1)	0.02%	0.00%
Non-performing loans as a percentage of total loans	0.20%	0.36%
Non-performing loans as a percentage of total assets	0.16%	0.29%
Total non-performing assets as a percentage of total assets	0.20%	0.29%
Other:
Number of offices	9	9
Number of full-time equivalent employees	69	73

(1)	Annualized.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at June 30, 2023 and March 31, 2023

Total assets increased $12.6 million, or 2.9%, to $450.4 million at June 30, 2023 from $437.8 million at March 31, 2023. The increase was due to an increase in loans.

Cash and cash equivalents increased $112,000 to $16.7 million at June 30, 2023 from $16.6 million at March 31, 2023. We used excess cash, including cash provided by our deposit growth, described below, to fund loan growth and to invest in securities. We regularly review our liquidity position based on alternative uses of available funds as well as market conditions.

Gross loans held for investment increased $11.7 million, or 3.3%, to $365.4 million at June 30, 2023 from $353.7 million at March 31, 2023. Consumer and other loans increased $6.2 million, or 24.5%, to $31.7 million at June 30, 2023 from $25.4 million at March 31, 2023, due to an increase in loans for consumer dental financing. One- to four-family residential real estate loans remained relatively unchanged as we resumed loan sales during the quarter ended June 30, 2023.

Securities available-for-sale increased $794,000, or 1.4%, to $58.6 million at June 30, 2023 from $57.8 million at March 31, 2023. We used excess cash provided by our deposit growth to primarily fund loan growth and, to a lesser extent, to invest in securities.

Total deposits increased $12.3 million, or 3.1%, to $403.2 million at June 30, 2023 from $391.0 million at March 31, 2023. Noninterest-bearing demand deposits increased $10.5 million, or 14.3%, to $83.8 million at June 30, 2023 from $73.2 million at March 31, 2023, as we believe that new customers opened deposit accounts following the announcement and in anticipation of our proposed mutual-to-stock conversion. Certificates of deposit increased $4.4 million, or 6.2%, to $74.6 million at June 30, 2023 from $70.2 million at March 31, 2023, as we believe that long-term customers have sought higher-yield deposits as a result of recent increases in market interest rates. We also had brokered deposits of $8.1 million at each of June 30, 2023 and March 31, 2023.

We had no borrowings at June 30, 2023 or March 31, 2023. We have had limited borrowings in recent periods, as we have generally been able to utilize cash provided by our increase in deposits to fund our operations, although we will utilize Federal Home Loan Bank advances as needed to support increased loan funding.

Total equity increased by $38,000 and was $38.7 million at each of June 30, 2023 and March 31, 2023. Net income of $946,000 for the three months ended June 30, 2023 was offset by an increase in accumulated other comprehensive loss related to unrealized losses on securities available-for-sale of $506,000 for the three months ended June 30, 2023, as well as a reduction in equity of $402,000 resulting from our increasing our allowance for credit losses in connection with our adopting the Current Expected Credit Losses (CECL) accounting methodology effective April 1, 2023.

Comparison of Operating Results for the Three Months Ended June 30, 2023 and 2022

General. Net income increased $271,000, or 40.1%, to $946,000 for the three months ended June 30, 2023, compared to $675,000 for the three months ended June 30, 2022. The increase was due primarily to a decrease in the provision for credit losses and an increase in noninterest income, partially offset by an increase in income tax expense.

Interest Income. Interest income increased $1.2 million, or 33.3%, to $4.8 million for the three months ended June 30, 2023 from $3.6 million for the three months ended June 30, 2022. The increase was due primarily to an increase in interest income on loans, which is our primary source of interest income. Interest income on loans increased $1.1 million, or 34.1%, to $4.3 million for the three months ended June 30, 2023 from $3.2 million for the three months ended June 30, 2022. Our average balance of loans increased $33.6 million, or 10.3%, to $358.5 million for the three months ended June 30, 2023 from $325.0 million for the three months ended June 30, 2022. The increase is due to our continued focus on growing our loan portfolio consistent with maintaining asset quality. During the fiscal year ended March 31, 2023, we implemented a strategy to retain our one- to four-family residential real estate loan production in portfolio rather than sell these loans on the secondary market, which increased our loan portfolio during the course of the fiscal year prior to our resuming loan sales in the quarter ended June 30, 2023. In addition, we opened a loan production office in Lincoln, Nebraska, which provided loan growth in both our residential real estate and commercial real estate loan portfolios. Our yield on loans increased 85 basis points to 4.82% for the three months ended June 30, 2023 from 3.97% for the three months ended June 30, 2022. We have a significant amount of fixed-rate residential real estate loans where the interest rates did not increase commensurate with the increase in market interest rates. In addition, not all of our adjustable-rate loans reprice immediately, such that changes in market interest rates take a period of time to affect our portfolio yields.

Interest Expense. Interest expense increased $1.1 million to $1.4 million for the three months ended June 30, 2023 compared to $288,000 for the three months ended June 30, 2022, due primarily to an increase in interest expense on deposits.

The increase in interest expense on deposits was due to an increase in average balances of and rates on certificates of deposit, and an increase in rates on other types of deposits. Interest expense on certificates of deposit increased $562,000 to $638,000 for the three months ended June 30, 2023 from $76,000 for the three months ended

June 30, 2022, while the rate paid on certificates of deposit increased 242 basis points to 3.46% for the three months ended June 30, 2023 from 1.04% for the three months ended June 30, 2022. We believe that the increase in average balance resulted from customers seeking higher-yield deposit products during the current interest rate environment. Interest paid on other deposit types also increased (particularly interest on NOW accounts, which increased $414,000, due to an increase in rates).

Net Interest Income. Net interest income was $3.3 million for each of the three months ended June 30, 2023 and 2022, as a result of our interest income and interest expense increasing by similar amounts. Our interest rate spread decreased 77 basis points to 2.70% for the three months ended June 30, 2023, compared to 3.47% for the three months ended June 30, 2022, and our net interest margin decreased 12 basis points to 3.16% for the three months ended June 30, 2023 compared to 3.28% for the three months ended June 30, 2022. Our net interest-earning assets increased to $107.0 million for the three months ended June 30, 2023 from $106.6 million for the three months ended June 30, 2022.

Provision for Credit/Loan Losses. Effective April 1, 2023, we adopted the CECL accounting methodology. As a result, we now determine periodic estimates of lifetime expected credit losses on loans and unfunded commitments and recognize the expected credit losses as allowances for credit losses. Previously, provisions for loan losses were charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the consolidated financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Critical Accounting Estimates” and “—Adoption of New Accounting Standards” for additional information.

We recorded a reduction of allowance for credit losses of $27,000 for the three months ended June 30, 2023 compared to a provision for loan losses of $148,000 for the three months ended June 30, 2022. In addition, we recognized a reduction in beginning retained earnings of $402,000 related to an increase in our allowance for credit losses in connection with our adoption of CECL. Our allowance for credit losses was $5.7 million at June 30, 2023 compared to an allowance for loan losses of $5.4 million at March 31, 2023 and $5.1 million at June 30, 2022. The ratio of our allowance for credit/loan losses to total loans was 1.56% at June 30, 2023 compared to 1.53% at March 31, 2023 and 1.54% at June 30, 2022, while the allowance for credit/loan losses to non-performing loans was 767.03% at June 30, 2023 compared to 526.46% at March 31, 2023 and 432.71% at June 30, 2022. We had charge-offs of less than $1,000 and recoveries of $20,000 during the three months ended June 30, 2023, compared to charge-offs of less than $1,000 and no recoveries during the three months ended June 30, 2022.

To the best of our knowledge, we have recorded all lifetime expected credit losses on loans and unfunded commitments at June 30, 2023. However, future changes could result in material increases in our provision for credit losses. In addition, the OCC, as an integral part of its examination process, will periodically review our allowance for credit losses, and as a result of such reviews, we may have to adjust our allowance for credit losses.

Noninterest Income. Noninterest income increased $86,000, or 15.2%, to $652,000 for the three months ended June 30, 2023 from $566,000 for the three months ended June 30, 2022. Service charges on deposit accounts increased $33,000, or 21.4%, to $187,000 for the three months ended June 30, 2023 compared to $154,000 for the three months ended June 30, 2022, primarily due to an increase in overdraft income and debit card usage. Gain on sale of loans increased $24,000 to $41,000 for the three months ended June 30, 2023 from $17,000 for the three months ended June 30, 2022, as we resumed loan sales during the quarter ended June 30, 2023. We sold $2.4 million of mortgage loans during the quarter ended June 30, 2023 compared to $980,000 of such sales during the quarter ended June 30, 2022.

Noninterest Expense. Noninterest expense decreased $3,000 and was $2.8 million for each of the three months ended June 30, 2023 and 2022. Data processing expense decreased $36,000, or 7.5%, to $443,000 for the three months ended June 30, 2023 from $479,000 for the three months ended June 30, 2022. Federal deposit insurance premiums increased $41,000 to $81,000 for the three months ended June 30, 2023 compared to $40,000 for the three months ended June 30, 2022, due to a combination of an increase in deposits and an increase in federal deposit insurance premium rates.

Income Tax Expense. We recognized income tax expense of $232,000 and $191,000 for the three months ended June 30, 2023 and 2022, respectively, resulting in effective rates of 19.7% and 22.1%. The most significant difference between our effective tax rate and statutory rates results from investment partnership tax credits.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, including any recessionary conditions and/or increases in unemployment, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding and to maintain adequate liquidity, primarily through deposits;

•	fluctuations in real estate values and in the conditions of the residential real estate, commercial real estate, and agricultural real estate markets;

•	demand for loans, deposits and non-banking services in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;

•

inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and will make;

•	adverse changes in the securities markets;

•

changes in laws or government regulations or policies affecting financial institutions and/or their holding companies, including changes in regulatory fees, capital requirements and insurance premiums;

•	monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	a failure or breach of our operational or information security systems or infrastructure, including cyberattacks;

•	our ability to manage market risk, credit risk and operational risk;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•

our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	changes in accounting and/or tax estimates;

•	the effects of any national or global conflict, war or act of terrorism;

•	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;

•	our compensation expense associated with equity allocated or awarded to our directors and/or employees;

•	the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers;

•	our ability to attract and retain key employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 15.

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offering will be until the stock offering is completed, we anticipate that the net proceeds will be between $27.2 million and $36.8 million, or $42.3 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of:

	2,720,000 Shares		3,200,000 Shares		3,680,000 Shares		4,232,000 Shares (1)

	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds

	(Dollars in thousands)
Offering proceeds	$27,200		$32,000		$36,800		$42,320
Less: offering expenses	(1,857)		(1,857)		(1,875)		(1,930)

Net offering proceeds (2)	$25,343	100.0%	$30,143	100.0%	$34,925	100.0%	$40,390	100.0%

Distribution of net proceeds:
To Home Federal Savings	$12,672	50.0%	$15,072	50.0%	$17,463	50.0%	$20,195	50.0%
To fund loan to employee stock ownership plan	$2,176	8.6%	$2,560	8.5%	$2,944	8.4%	$3,386	8.4%
Retained by Central Plains Bancshares	$10,495	41.4%	$12,511	41.5%	$14,518	41.6%	$16,809	41.6%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(2)	Assumes that all shares of common stock are sold in the subscription offering.

Payments for shares of common stock made through withdrawals from deposit accounts at Home Federal Savings will not result in the receipt of new funds for investment but will reduce Home Federal Savings’ deposits. The net proceeds may vary because total offering expenses may be more or less than our estimates. For example, our expenses would increase if there were a community offering and/or a syndicated offering to sell shares of common stock not purchased in the subscription offering.

Central Plains Bancshares intends to loan funds to the employee stock ownership plan to purchase shares of common stock in the stock offering. It may also use the proceeds it retains from the stock offering:

•	to invest in securities consistent with our investment policy;

•	to repurchase shares of its common stock, in compliance with applicable regulatory requirements;

•	to pay cash dividends to stockholders; and

•	for other general corporate purposes.

Except for the loan to the employee stock ownership plan, Central Plains Bancshares has not quantified its plans for use of the net proceeds of the stock offering for each of the foregoing purposes. Initially, Central Plains Bancshares intends to maintain a substantial portion of the net proceeds it retains on deposit at Home Federal Savings.

See “Our Dividend Policy” for a discussion of our expected dividend policy. Under applicable OCC regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the OCC) or tax-qualified employee stock benefit plans.

Home Federal Savings may use the net proceeds it receives from the stock offering:

•	to fund new loans;

•	to invest in securities consistent with its investment policy;

•	to enhance existing products and services;

•

to expand its banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity; and

•	for other general corporate purposes.

Home Federal Savings has not quantified its plans for use of the net proceeds of the stock offering for each of the foregoing purposes. However, we intend to establish a branch office in Lincoln, Nebraska, as a replacement for our loan production office in that city. We currently anticipate opening this office in the fourth quarter of 2024, and we estimate that the costs of purchasing the land and building the new office will be approximately $5.0 million.

Initially, a substantial portion of the net proceeds will be invested in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through acquisitions or establishing or acquiring branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

We expect our return on equity to decrease upon the completion of the conversion and stock offering until we are able to reinvest effectively the additional capital raised in the stock offering. See “Risk Factors—Risks Related to the Stock Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

Following completion of the conversion and stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the OCC, may be paid in addition to, or in lieu of, regular cash dividends.

Central Plains Bancshares expects to file a consolidated federal income tax return with Home Federal Savings. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state income tax purposes. Additionally, according to OCC regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Central Plains Bancshares’ articles of incorporation authorize the issuance of preferred stock. No shares of preferred stock will be issued in the conversion and stock offering. If we issue preferred stock in the future, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Central Plains Bancshares—Common Stock.” Any dividends we may declare and pay will depend, in part, upon receipt of dividends from Home Federal Savings, because dividends from Home Federal Savings will be our primary source of income. OCC regulations impose limitations on dividends and other capital distributions by savings institutions like Home Federal Savings. See “Regulation and Supervision—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Home Federal Savings to Central Plains Bancshares that would be deemed to be drawn out of Home Federal Savings’ bad debt reserves, if any, would require Home Federal Savings to pay taxes at the then-current tax rate on the amount of earnings deemed to be removed from the reserves for such distribution. Home Federal Savings does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

MARKET FOR THE COMMON STOCK

Central Plains Bancshares is a newly formed company and has never issued capital stock. Home Federal Savings, as a mutual institution, is not authorized to issue capital stock. Central Plains Bancshares expects that its common stock will be traded on the Nasdaq Capital Market under the symbol “CPBI” upon the completion of the conversion and stock offering. Trading on the Nasdaq Capital Market is subject to compliance with certain conditions, including having at least 300 “round lot” stockholders (stockholders owning more than 100 shares) and at least three broker-dealers making a market for our common stock.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share purchase price. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2023, Home Federal Savings exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The following table sets forth the historical equity capital and regulatory capital of Home Federal Savings at March 31, 2023 and its pro forma equity capital and regulatory capital after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the Home Federal Savings receives from Central Plains Bancshares 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Stock Offering.”

	Home Federal Savings Historical at March 31, 2023		Pro Forma at March 31, 2023, Based Upon the Sale in the Offering of (1)
			2,720,000 Shares		3,200,000 Shares		3,680,000 Shares		4,232,000 Shares (2)

	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

	(Dollars in thousands)
Equity	$38,666	8.83%	$48,074	10.70%	$49,898	11.05%	$51,713	11.40%	$53,782	11.79%
Tier 1 leverage capital (3)(4)	$43,355	10.12%	$52,763	11.99%	$54,587	12.34%	$56,402	12.69%	$58,471	13.08%
Tier 1 leverage requirement	21,424	5.00	22,003	5.00	22,114	5.00	22,224	5.00	22,349	5.00

Excess	$21,931	5.12%	$30,760	6.99%	$32,473	7.34%	$34,178	7.69%	$36,122	8.08%

Tier 1 risk-based capital (3)(4)	$43,355	12.20%	$52,763	14.75%	$54,587	15.24%	$56,402	15.73%	$58,471	16.28%
Tier 1 risk-based requirement	28,432	8.00	28,617	8.00	28,653	8.00	28,688	8.00	28,728	8.00

Excess	$14,923	4.20%	$24,146	6.75%	$25,934	7.24%	$27,714	7.73%	$29,743	8.28%

Total risk-based capital (3)(4)	$47,809	13.45%	$57,217	16.00%	$59,041	16.48%	$60,856	16.97%	$62,925	17.52%
Total risk-based requirement	35,540	10.00	35,772	10.00	35,816	10.00	35,860	10.00	35,910	10.00

Excess	$12,269	3.45%	$21,445	6.00%	$23,225	6.48%	$24,996	6.97%	$27,015	7.52%

Common equity tier 1 risk-based capital (3)(4)	$43,355	12.20%	$52,763	14.75%	$54,587	15.24%	$56,402	15.73%	$58,471	16.28%
Common equity tier 1 risk-based requirement	23,101	6.50	23,252	6.50	23,280	6.50	23,309	6.50	23,342	6.50

Excess	$20,254	5.70%	$29,511	8.25%	$31,307	8.74%	$33,093	9.23%	$35,129	9.78%

Reconciliation of capital infused into Home Federal Savings:
Proceeds to Home Federal Savings				$12,672		$15,072		$17,463	$20,195
Less: Common stock acquired by employee stock ownership plan				(2,176)		(2,560)		(2,944)	(3,386)
Less: Common stock acquired by stock-based incentive plan				(1,088)		(1,280)		(1,472)	(1,693)

Pro forma increase				$9,408		$11,232		$13,047	$15,116

(1)

Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock sold in the stock offering with funds to be lent by Central Plains Bancshares and that the stock-based equity plan purchases 4% of the shares sold in the stock offering for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan. The grant of options under the stock-based incentive plan does not require a capital funding adjustment. No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under a stock-based benefit plan.

(2)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(3)	Leverage capital levels are shown as a percentage of total average assets.
(4)	Pro forma dollar amounts and percentages assume net proceeds are invested in assets with a 20% risk weighting.

CAPITALIZATION

The following table presents the historical capitalization of Home Federal Savings at March 31, 2023 and the pro forma consolidated capitalization of Central Plains Bancshares at the same date after giving effect to the conversion and stock offering, based upon the assumptions set forth under the section entitled “Pro Forma Data.”

	Home Federal Savings at March 31, 2023	Central Plains Bancshares Pro Forma at March 31, 2023 Based on the Sale in the Stock Offering at $10.00 per Share of:
		2,720,000 Shares	3,200,000 Shares	3,680,000 Shares	4,232,000 Shares (1)

	(Dollars in thousands, except per share amounts)
Deposits (2)	$390,952	$390,952	$390,952	$390,952	$390,952
Borrowings	—	—	—	—	—

Total deposits and borrowings	$390,952	$390,952	$390,952	$390,952	$390,952

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 20,000,000 shares authorized; shares to be issued as shown (3)	—	27	32	37	42
Additional paid-in capital (4)	—	25,316	30,111	34,888	40,348
Retained earnings (5)	43,773	43,773	43,773	43,773	43,773
Accumulated other comprehensive loss	(5,107)	(5,107)	(5,107)	(5,107)	(5,107)
Less:
Common stock held by employee stock ownership plan (6)	—	(2,176)	(2,560)	(2,944)	(3,386)
Common stock to be acquired by stock-based benefit plan (7)	—	(1,088)	(1,280)	(1,472)	(1,693)

Total stockholders’ equity	$38,666	$60,745	$64,969	$69,175	$73,977

Tangible stockholders’ equity	$38,655	$60,734	$64,958	$69,164	$73,966

Pro Forma Shares Outstanding:
Shares issued	—	2,720,000	3,200,000	3,680,000	4,232,000
Total stockholders’ equity as a percentage of total assets (2)	8.83%	13.21%	14.00%	14.77%	15.64%
Tangible equity as a percentage of tangible assets (2)	8.83%	13.21%	14.00%	14.77%	15.63%

(1)

As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.

(2)

Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and stock offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)

No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under a stock-based benefit plan. If the plan is implemented within the first year after the closing of the conversion and stock offering, an amount up to 10% of the shares of common stock sold in the stock offering will be reserved for issuance upon the exercise of options under the plan. The grant of options under the stock-based incentive plan does not require a capital funding adjustment.

(4)	On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of Central Plains Bancshares common stock to be outstanding.
(5)

The retained earnings of Home Federal Savings will be substantially restricted after the conversion and stock offering. See “The Conversion and Stock Offering—Liquidation Rights” and “Regulation and Supervision.”

(6)

Assumes that 8% of the shares sold in the stock offering will be acquired by the employee stock ownership plan and will be financed by a loan from Central Plains Bancshares. The loan will be repaid principally from Home Federal Savings’ contributions to the employee stock ownership plan. Since we will lend the funds to the employee stock ownership plan, this debt will be eliminated through consolidation and no liability will be reflected on our consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)

If approved by our stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 4% of the shares sold in the stock offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion and stock offering, or a lesser number of shares if Home Federal Savings were to have a Tier 1 leverage ratio of less than 10% within one year of the completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan, and purchases by the plan, may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from us or through open market purchases. The funds to be used to purchase the shares will be provided by Central Plains Bancshares. Assumes a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering will be purchased in the open market for grant under the stock-based benefit plan. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the stock offering, represents unearned compensation and does not reflect possible changes in the value of common stock relative to the subscription price. As we accrue compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plan, the credit to equity will be offset by a charge to noninterest expense.

PRO FORMA DATA

The following table summarizes historical data of Home Federal Savings and pro forma data of Central Plains Bancshares at and for the year ended March 31, 2023. This information is based on assumptions set forth below and in the footnotes to the table, and should not be used as a basis for projections of the market value of the shares of common stock following the conversion and stock offering.

The net proceeds in the table are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering funded by a loan from Central Plains Bancshares. The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a period of 25 years;

•	estimated expenses of the stock offering, excluding fees and expenses to be paid to KBW, are $1.2 million; and

•	we will pay KBW a fee of 1.0% with respect to shares sold in the subscription offering, with a minimum success fee of $350,000.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 3.60% for the year ended March 31, 2023, which is the yield on the five-year U.S. Treasury Note rate at March 31, 2023. In light of current market interest rates, we consider this rate to reflect the pro forma reinvestment rate more accurately than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by OCC regulations. The pro forma after-tax yield on the net offering proceeds is assumed to be 2.93% for the year ended March 31, 2023, based on an effective tax rate of 18.5%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted the earnings figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for the year as if the shares of common stock were outstanding at the beginning of the year, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a stock-based benefit plan. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plan will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options have a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.93 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 20.48% for the shares of common stock, a dividend yield of 0%, an expected option life of 10 years and a risk-free interest rate of 3.48%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 18.5%) for a deduction equal to the grant date fair value of the options.

We may reserve shares for the exercise of stock options and the grant of stock awards under a stock-based benefit plan in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plan is adopted more than one year following the stock offering.

The pro forma table does not give effect to: (i) withdrawals from deposit accounts at Home Federal Savings to purchase shares of common stock in the stock offering; (ii) Central Plains Bancshares’ results of operations after the conversion and stock offering; or (iii) changes in the market price of the shares of common stock after the conversion and stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed according to GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserve or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

	At or for the Year Ended March 31, 2023 Based on the Sale at $10.00 Per Share of:

	2,720,000 Shares	3,200,000 Shares	3,680,000 Shares	4,232,000 Shares (1)

	(Dollars in thousands, except per share amounts)
Gross offering proceeds	$27,200	$32,000	$36,800	$42,320
Less: Estimated expenses	(1,857)	(1,857)	(1,875)	(1,930)

Estimated net proceeds	25,343	30,143	34,925	40,390
Less: Common stock acquired by employee stock ownership plan (2)	(2,176)	(2,560)	(2,944)	(3,386)
Less: Common stock acquired by stock-based benefit plans (3)	(1,088)	(1,280)	(1,472)	(1,693)

Estimated net proceeds	$22,079	$26,303	$30,509	$35,311

For the Year Ended March 31, 2023
Consolidated net income:
Historical	$1,646	$1,646	$1,646	$1,646
Pro forma adjustments:
Income on adjusted net proceeds	648	772	895	1,036
Employee stock ownership plan (2)	(71)	(83)	(96)	(110)
Stock awards (3)	(177)	(209)	(240)	(276)
Stock options (4)	(204)	(240)	(276)	(317)

Pro forma net income	$1,842	$1,886	$1,929	$1,979

Income per share:
Historical	$0.65	$0.56	$0.49	$0.42
Pro forma adjustments:
Income on adjusted net proceeds	0.26	0.26	0.26	0.27
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock awards (3)	(0.07)	(0.07)	(0.07)	(0.07)
Stock options (4)	(0.08)	(0.08)	(0.08)	(0.08)

Pro forma earnings per share	$0.73	$0.64	$0.57	$0.51

Offering price to pro forma net earnings per share	13.70x	15.63x	17.54x	19.61x
Number of shares used in earnings per share calculations	2,511,104	2,954,240	3,397,376	3,906,982
At March 31, 2023
Stockholders’ equity:
Historical	$38,666	$38,666	$38,666	$38,666
Estimated net proceeds	25,343	30,143	34,925	40,390
Less: Common stock acquired by employee stock ownership plan (2)	(2,176)	(2,560)	(2,944)	(3,386)
Less: Common stock acquired by stock-based benefit plans (3)	(1,088)	(1,280)	(1,472)	(1,693)

Pro forma stockholders’ equity (5)	$60,745	$64,969	$69,175	$73,977

Less: Intangible assets	$(11)	$(11)	$(11)	$(11)

Pro forma tangible stockholders’ equity (5)	$60,734	$64,958	$69,164	$73,966

Stockholders’ equity per share:
Historical	$14.21	$12.08	$10.51	$9.14
Estimated net proceeds	9.32	9.42	9.49	9.54
Less: Common stock acquired by employee stock ownership plan (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based benefit plans (3)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (5)	$22.33	$20.30	$18.80	$17.48

Less: Intangible assets	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Pro forma tangible stockholders’ equity per share (5)	$22.33	$20.30	$18.80	$17.48

Offering price as percentage of pro forma stockholders’ equity per share	44.78%	49.26%	53.19%	57.21%
Offering price as percentage of pro forma tangible stockholders’ equity per share	44.78%	49.26%	53.19%	57.21%
Number of shares outstanding for pro forma book value per share calculations	2,720,000	3,200,000	3,680,000	4,232,000

(Footnotes begin on following page)

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(2)

Assumes that the employee stock ownership plan will purchase 8% of shares of common stock sold in the stock offering. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Central Plains Bancshares. Home Federal Savings intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Home Federal Savings’ total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Home Federal Savings, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective tax rate of 18.5%. The unallocated shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income assumes that 10,880, 12,800, 14,270 and 16,928 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. In accordance with ASC 718-40, only the shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)

If approved by Central Plains Bancshares’ stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 4% of the shares sold in the stock offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion and stock offering, or a lesser number if Home Federal Savings were to have a Tier 1 leverage ratio of less than 10% within one year of the completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan, and purchases by the plan, may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Central Plains Bancshares or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Central Plains Bancshares. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plan is amortized as an expense during the period, and (iii) the stock-based benefit plan expense reflects an effective tax rate of 18.5%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock equal to 4% of the shares sold in the stock offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

(4)

If approved by Central Plains Bancshares’ stockholders, a stock-based benefit plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the stock offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under a stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.93 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 offering price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the stock offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.

(5)

The retained earnings of Home Federal Savings will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Stock Offering—Liquidation Rights” and “Regulation and Supervision.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the conversion and stock offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Central Plains Bancshares provided in this prospectus.

Overview

After the completion of the conversion and stock offering, Central Plains Bancshares will conduct its operations primarily through Home Federal Savings. Home Federal Savings’ business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans secured by properties located in our primary market area, as well as commercial real estate loans. To a lesser extent, we also originate commercial and industrial loans, multi-family residential real estate loans, construction and land development loans, agricultural real estate and non-real estate loans and consumer loans. We offer a variety of deposit accounts including checking accounts, savings accounts and certificate of deposit accounts. In addition, we offer electronic banking services including mobile banking, on-line banking and bill pay, and electronic funds transfer via Zelle®. We have not needed to use significant levels of borrowings to fund our operations in recent years. Home Federal Savings is subject to comprehensive regulation and examination by the OCC.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provisions for loan losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of interchange income, service charges on deposit accounts, servicing fees on loans and gain on sale of loans. Noninterest expense currently consists primarily of salaries and employee benefits, data processing, occupancy and equipment and other expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Business Strategy

Our objective continues to be a premier financial institution providing a full range of banking products and services to retail customers and to small and medium-sized commercial customers located within our regional markets. We believe that the infrastructure we have created in recent years enables us to be more responsive and agile than most of our competitors in responding to our customers and developing products and services to meet the financial needs in our markets.

We have been effective in competing against both larger regional banks and smaller banks operating in our markets. We compete against the larger banks through our responsive and personalized service, providing our customers with quicker decision making, customized products where appropriate and access to our senior managers. Our larger capital base, highly experienced commercial bankers and a sophisticated product and service mix, including a suite of cash management services and technology solutions and support, enable us to compete effectively. Recent consolidation of financial institutions in and around our markets continues to create further opportunity for expansion in our markets.

To grow our franchise and enhance profitability, we intend to maintain our traditional business banking while continuing to focus on innovative lending and deposit products. To accomplish our goals, we are pursuing the following strategies:

•

Continued commercial loan growth. Our market areas have experienced strong population and job growth, contributing to favorable economic conditions for generating new commercial loans. Our commercial real estate loans are generally secured by properties used for business purposes, such as medical office buildings, hotels and warehouses. We seek commercial loan customers (both commercial real estate and commercial and industrial) with whom we can establish multiple lending relationships and provide other services, such as business checking accounts. We target new commercial real estate loan originations to experienced, growing small- and mid-size owners and investors in our market area. In addition to commercial real estate loans, we originate multi-family real estate loans to experienced, growing small- and mid-size owners and investors in our market areas. We grew our commercial real estate loans (including multi-family real estate loans) and commercial and industrial loans by $19.8 million, or 13.5%, to $166.8 million at March 31, 2023 from $147.1 million at March 31, 2022.

•

Manage credit risk to maintain a low level of non-performing assets. We believe strong asset quality is a key to our long-term financial success. Our strategy for credit risk management focuses on having a very experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. Our ratio of non-performing loans to total loans was 0.29% as of March 31, 2023 and 0.31% as of March 31, 2022, while our ratio of non-performing assets to total assets was 0.29% as of March 31, 2023 and 0.24% as of March 31, 2022.

•

Continued expansion of our mortgage banking footprint and corresponding areas of operational strength. We are a significant originator of fixed-rate, one- to four-family residential mortgage loans, and we generally sell fixed-rate loans with terms exceeding ten years. We retain the servicing on loans we sell to reinforce our commitment to customer service. We will seek to add experienced mortgage lending personnel, consistent with recent and future growth opportunities, to further leverage our overall scalable business model, including secondary market management and compliance specialists. Subject to market conditions, we intend to continue to grow our mortgage banking business as we expand into new markets. We seek experienced lending teams in attractive market areas. We believe we have managed our mortgage banking operations to provide cost-management flexibility in the event of unfavorable economic conditions or further increases in market interest rates.

•

Increase core deposits, with emphasis on low-cost commercial demand deposits. We seek core deposits to provide a stable source of funds for loan growth, at costs consistent with improving our interest rate spread and profitability. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. We consider our core deposits to include demand deposits, negotiable orders of withdrawal (NOW) and automatic transfer service accounts, money market deposit accounts, other savings deposits, and certificates of deposit under $250,000, excluding wholesale and brokered deposits. We intend to increase deposits through any future branch expansion. Our noninterest-bearing deposits totaled $73.2 million at March 31, 2023, or 18.74% of total deposits, compared to $75.3 million at March 31, 2022, or 20.63% of total deposits.

•

Enhance operating efficiency through continual improvement. In recent years, we have successfully maintained our efforts to control operating expenses, and, as a result, our efficiency ratio improved to 69.13% for the year ended March 31, 2023 from 75.14% for the year ended March 31, 2022. We remain disciplined in evaluating the cost and expected benefit of all expansion opportunities, and we continually seek ways to enhance employee engagement and training in order to standardize work and reduce employee burden, with a goal of improving both the customer and employee experience. Although we expect to incur additional costs related to anticipated stock benefit plans, we intend to continue our efforts to control our expenses.

•

Disciplined expansion through organic growth and opportunistic bank or branch acquisitions. While we expect organic growth will be our primary strategic focus, including expanding our branch footprint, we may also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. We may also open additional loan production offices that focus on mortgage banking and/or commercial lending. We intend to establish a branch office in Lincoln, Nebraska, as a replacement for our loan production office in that city. We currently anticipate opening this office in the fourth quarter of 2024.

We expect these strategies to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and stock offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion and stock offering, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our stockholders, no earlier than six months after the completion of the conversion. See “Summary—Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion and Stock Offering,” “Risk Factors—Risks Related to the Stock Offering—Our stock-based benefit plans will increase our expenses and reduce our income,” and “Management—Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

FDIC deposit insurance premiums are a component of our noninterest expense. Shortly after the failures of Silicon Valley Bank and Signature Bank in March 2023, the federal banking regulators announced that the FDIC will use funds from the Deposit Insurance Fund to ensure that all depositors in both institutions are made whole, at no cost to taxpayers. We anticipate that the FDIC will impose one or more special assessments on all FDIC-insured institutions, including Home Federal Savings, to replenish the Deposit Insurance Fund.

Critical Accounting Policies and Use of Critical Accounting Estimates

Our most significant accounting policies are described in Note 1 to the consolidated financial statements beginning on page F-1 of this prospectus. Certain of these accounting policies require management to use significant judgment and estimates, which can have a material impact on the carrying value of certain assets and liabilities. We consider these policies to be our critical accounting estimates.

The estimates and assumptions that we use are based on historical experience, future forecasts and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following are our accounting policies that require significant judgments and estimates.

Allowance for Loan Losses. The allowance for loan losses represents management’s estimate of probable losses inherent in the loan portfolio. Additions to the allowance are recorded in the provision of loan losses charged to expense. Charge-offs, net of recoveries, are deducted from the allowance. The allowance estimate is based on prior experience, the nature and volume of the loan portfolio, review of specific problem loans, and an evaluation of the overall portfolio quality under current economic conditions. Specific reserves for impaired loans are measured and recognized to the extent that the recorded investment of an impaired loan exceeds its value based on either the fair value of the loan’s underlying collateral less estimated costs to sell, the calculated present value of projected cash flows discounted at the contractual interest rate, or the loan’s observable fair value.

Our allowance for loan and lease losses consists of various methodologies to determine impairment: (a) loans individually evaluated for impairment are evaluated based upon a specific identified probable loss, and (b) loans collectively evaluated for impairment are evaluated based on historical loan loss experience for similar loans with similar characteristics, adjusted to reflect the impact of current conditions.

Additionally, our total allowance for loan and lease losses includes general valuation allowances based upon economic conditions and other qualitative risk factors. Such valuation allowances are determined by evaluating, among other things: (a) changes in asset quality, (b) composition and concentrations of credit risk, and (c) the impact of economic risks on the portfolio.

In determining the allowance for loan and lease losses, management considers factors such as economic and business conditions affecting key lending areas, credit concentrations and credit quality trends. Since the evaluation of the inherent loss with respect to these factors is subject to a higher degree of uncertainty, the measurement of the overall allowance is subject to estimation risk and the amount of actual losses can vary significantly from the estimated amounts. Our measurement methods incorporate comparisons between recent experience and historical rates.

Investment Securities. Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and recorded at fair value, with unrealized gains and losses on a net-of-tax basis excluded from earnings and reported in other comprehensive income. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted market prices of similar instruments or discounted cash flow models that incorporate market inputs and assumptions including discount rates, prepayment speeds, and loss rates. We did not have any securities classified as trading at March 31, 2023 or 2022.

Purchased premiums and discounts are amortized and accreted to the earlier of call or maturity of the related security using the interest method. Realized gains and losses on the sale of securities are recognized on the specific identification method in the statements of income.

Management monitors securities for other-than-temporary impairment. If we intend to sell the security or will more likely than not be required to sell the security before recovery of the entire amortized cost basis, then an other-than-temporary impairment has occurred. However, even if we do not intend to sell the security and will not likely be required to sell the security before recovery of its entire amortized cost basis, we must evaluate expected cash flows to be received to determine if a credit loss has occurred. In the event of a credit loss, the credit component of the impairment is recorded as a loss in the statement of income and the non-credit component is recognized through other comprehensive income (loss).

Pension Liability. We have a defined benefit pension plan covering certain employees. Our funding policy with respect to the pension plan is to contribute, at a minimum, amounts sufficient to meet minimum funding requirements as set by law. Pension expense is determined by an external actuarial valuation based on assumptions that are evaluated annually as of March 31, the measurement date for the pension obligation. The service cost component of pension expense is reflected as “Salaries and Employee Benefits” in the Consolidated Statements of Income. All other components of pension expense are reflected as “Other General and Administrative Expenses”.

The Consolidated Statements of Financial Condition reflect an accrued pension benefit cost due to funding levels and unrecognized actuarial amounts. The most significant assumptions used in calculating the pension obligation are the weighted-average discount rate used to determine the present value of the pension obligation, the weighted-average expected long-term rate of return on plan assets, and the assumed rate of annual compensation increases. These assumptions are re-evaluated annually with the external actuaries, taking into consideration both current market conditions and anticipated long-term market conditions.

The discount rate is determined by matching the anticipated defined pension plan cash flows to the spot rates of a high-quality corporate bond index/yield curve and solving for the single equivalent discount rate which would produce the same present value. This methodology is applied consistently from year to year. The discount rate utilized in 2023 was 4.95%.

The weighted-average expected long-term rate of return on plan assets is determined based on the current and anticipated future mix of assets in the plan. The assets currently consist of equity securities, U.S. Government and Government-agency debt securities, and real estate investments. The weighted-average expected long-term rate of return on plan assets utilized for 2023 was 4.00%. We anticipate using a weighted-average expected long-term rate of return on plan assets of 5.0% in 2024.

The assumed rate of annual compensation increases of 3.50% in 2023 reflected expected trends in salaries and the employee base.

Detailed information on the pension plan, the actuarially determined disclosures, and the assumptions used are provided in Note 9 of the Notes to the Consolidated Financial Statements.

Adoption of New Accounting Standards

In June 2016, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13, along with subsequent amendments, makes significant changes to the accounting for credit losses on financial instruments presented on an amortized cost basis and disclosures about them. The new current expected credit loss (CECL) impairment model will require an estimate of expected credit losses, measured over the contractual life of an instrument, which considers reasonable and supportable forecasts of future economic conditions in addition to information about past events and current conditions. The standard provides significant flexibility and requires a high degree of judgment with regards to pooling financial assets with similar risk characteristics and adjusting the relevant historical loss information in order to develop an estimate of expected lifetime losses. In addition, ASU 2016-13 amends the accounting for credit losses.

We estimate expected credit losses based on the loss experience of a group of peer institutions adjusted for current and forecast conditions as well as perceived differences between the peer group and our loan portfolio and loss experience. The estimate of expected credit losses will require significant judgment, such as selecting a relevant peer group and determining adjustments for current and expected conditions. Management will select current and expected conditions adjustments it believes to be most relevant based on the composition of the loan portfolio, likely to include consideration of unemployment rates, property values, delinquency, or other factors that are associated with credit losses depending on the nature of the loan segment.

Based on our funded loan portfolio and our outstanding commitments to lend at the adoption date and management’s expectation of future economic conditions at that time, the balances of the allowance for credit losses and the reserve for off balance sheet lending commitments are expected to increase approximately $500,000 to $750,000, collectively, upon adoption of ASU 2016-13. This expected impact at adoption also includes certain qualitative adjustments to the allowance for credit losses.

Based upon the nature and characteristics of our securities portfolios (including issuer specific matters) at the adoption date, the macroeconomic conditions and forecasts at that date, and other management judgments, management does not currently expect to record any allowance for credit losses on available for sale securities and expects that the allowance for credit losses on held to maturity securities will not be significant upon adoption of ASU 2016-13.

As a result of the aforementioned expected adjustments and net of the impact to corresponding deferred tax assets, management expects a reduction of retained earnings of approximately $400,000 to $600,000 upon adoption of ASU 2016-13.

Recent Industry Events

On March 8, 2023, Silvergate Bank, La Jolla, California, announced its decision to voluntarily liquidate its assets and wind down operations. On March 10, 2023, Silicon Valley Bank, Santa Clara, California, was closed by the California Department of Financial Protection and Innovation and on March 12, 2023, Signature Bank, New York, New York, was closed by the New York State Department of Financial Services. Additionally, on May 1, 2023, First Republic Bank, San Francisco, California, was closed by the FDIC and sold to JP Morgan Chase & Co. These events led to volatility and declines in the market for bank stocks and questions about depositor confidence in depository institutions.

Notably, the liquidation of Silvergate Bank and the failures of Silicon Valley Bank and Signature Bank were not generally related to the credit quality of their assets, but to poor liquidity management, mismatched funding of long-term assets with short-term funds, and unique business models. The financial distress these banks experienced appears to have been caused in large part by high exposure to certain industries, including cryptocurrency and venture capital and start-up companies operating in the technology space, which have experienced significant volatility and fluctuations in cash flows over the past several years. These banks also had high levels of uninsured deposits, which may be less likely to remain at the bank over time and less stable as a source of funding than insured deposits. Silicon Valley Bank in particular appears to have experienced a severe lack of liquidity, forcing it to sell long-term investment securities at significant losses. Ultimately, it was unable to meet its financial commitments and satisfy the cash requirements of its customers.

We believe that our risk profile differs from these banks. Home Federal Savings is a community bank with an operating history dating to 1935. Our customers consist primarily of homeowners and various small businesses and professionals in our market area. See “Business of Home Federal Savings—Market Area.” We are not exposed to cryptocurrency loans, deposits or services, nor are we involved in the venture capital or start-up industry. As of March 31, 2023, our average depositor account balance was approximately $19,000.

As of March 31, 2023, as a result of the rising interest rate environment, we had a net unrealized loss of $6.0 million on our available-for-sale investment securities portfolio. Our available-for-sale investment securities totaled $57.8 million, or 13.2% of total assets, at March 31, 2023. See “Business of Home Federal Savings—Investment Activities” and Note 2 to our consolidated financial statements.

For additional information on our interest rate risk, asset/liability, liquidity and capital resources management practices, see “—Management of Market Risk” and “—Liquidity and Capital Resources.” We regularly review our interest rate risk and liquidity position based on alternative uses of available funds as well as market conditions. No changes in our liquidity or interest rate risk practices have been made as a result of these recent events in the banking industry and management believes that current interest rate risk, asset/liability, liquidity and capital resources management practices are appropriate for our institution.

Comparison of Financial Condition at March 31, 2023 and 2022

Total assets increased $24.4 million, or 5.9%, to $437.8 million at March 31, 2023 from $413.4 million at March 31, 2022. The increase was due to an increase in loans.

Cash and cash equivalents decreased $2.4 million, or 12.7%, to $16.6 million at March 31, 2023 from $19.0 million at March 31, 2022. The decrease was due to excess cash being used to fund loan growth. We regularly review our liquidity position based on alternative uses of available funds as well as market conditions.

Gross loans held for investment increased $42.3 million, or 13.6%, to $353.7 million at March 31, 2023 from $311.4 million at March 31, 2022. We experienced increases in all loan categories, except for agriculture real estate loans and commercial and industrial loans, which experienced small decreases. Multi-family residential real estate loans increased $11.0 million, or 4.7%, to $34.3 million at March 31, 2023 from $23.3 million at March 31, 2022, while commercial real estate loans increased $10.4 million, or 11.3%, to $102.4 million at March 31, 2023 from $92.1 million at March 31, 2023, as we continue our focus on multi-family and commercial real estate lending. Consumer and other loans increased $9.7 million, or 6.2%, to $25.4 million at March 31, 2023 from $15.7 million at March 31, 2022, due to an increase in loans for consumer dental financing.

Securities available-for-sale decreased $15.6 million, or 21.2%, to $57.8 million at March 31, 2023 from $73.4 million at March 31, 2022. We used the proceeds from securities that matured or were called to fund our loan growth.

Total deposits increased $25.9 million, or 7.1%, to $391.0 million at March 31, 2023 from $365.0 million at March 31, 2022. Certificates of deposit increased $41.9 million to $70.2 million at March 31, 2023 from $28.3 million at March 31, 2022, while we experienced decreases in all other deposit categories. We believe that customers have sought higher-yield deposits as a result of recent increases in market interest rates. We also had brokered deposits of $8.1 million at March 31, 2023.

We had no borrowings at March 31, 2023 or 2022. We have had limited borrowings in recent periods, as we have generally been able to utilize cash provided by our increase in deposits to fund our operations, although we will utilize Federal Home Loan Bank advances as needed to support increased loan funding.

Total equity increased by $264,000, or 0.7%, to $38.7 million at March 31, 2023 compared to $38.4 million at March 31, 2022. The increase was due to net income of $1.6 million for the fiscal year ended March 31, 2023, partially offset by an increase in accumulated other comprehensive loss (unrealized losses on securities available-for-sale that were partially offset by gains from an adjustment for our pension liability) of $1.4 million for the fiscal year ended March 31, 2023.

Average Balances and Yields

The following table sets forth average balance sheets, average yields and costs, and certain other information at the date and for the years indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are daily average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Deferred loan fees for the years ended March 31, 2023 and 2022 were not material.

	At March 31, 2023	For the Years Ended March 31,
		2023			2022
		Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	Average Yield/Rate

		(Dollars in thousands)
Interest-earning assets:
Loans	4.66%	$340,832	$14,666	4.30%	$283,030	$12,130	4.29%
Mortgage-backed securities	2.41%	56,831	1,177	2.07%	69,917	859	1.23%
Investment securities (1)	2.00%	7,858	178	2.27%	6,761	148	2.19%
Interest-bearing deposits and other	5.00%	4,187	122	2.91%	13,761	32	0.23%

Total interest-earning assets	4.38%	409,708	16,143	3.94%	373,469	13,169	3.53%
Noninterest-earning assets		15,030			13,824

Total assets		$424,738			$387,293

Interest-bearing liabilities:
Savings accounts	0.24%	$52,319	72	0.14%	$50,458	44	0.09%
Money market accounts	1.56%	25,977	192	0.74%	29,660	183	0.62%
NOW accounts	1.46%	160,342	1,226	0.76%	141,404	343	0.24%
Certificates of deposit	3.04%	40,373	667	1.65%	29,529	279	0.94%
Individual retirement accounts	1.81%	15,454	222	1.44%	16,548	230	1.39%

Total interest-bearing deposits	1.64%	294,465	2,379	0.81%	267,599	1,079	0.40%
Borrowings	—%	11,531	362	3.14%	14	0	0.00%

Total interest-bearing liabilities	1.64%	305,996	2,741	0.90%	267,613	1,079	0.40%

Other noninterest-bearing liabilities		81,257			80,751

Total liabilities		387,253			348,364
Total equity		37,485			38,929

Total liabilities and total equity		$424,738			$387,293

Net interest income			$13,402			$12,090

Net interest rate spread (2)				3.00%			3.65%
Net interest-earning assets (3)		$103,712			$105,856

Net interest margin (4)				3.27%			3.24%
Average interest-earning assets to interest-bearing liabilities		133.89%			139.56%

(1)	Represents investments in municipal bonds.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Years Ended March 31, 2023 vs. 2022
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate

	(In thousands)
Interest-earning assets:
Loans	$1,007	$1,529	$2,536
Mortgage-backed securities	(251)	569	318
Investment securities (1)	0	30	30
Interest-bearing deposits and other	(1)	91	90

Total interest-earning assets	755	2,219	2,974

Interest-bearing liabilities:
Savings accounts	(1)	29	28
Money market accounts	(0)	9	9
NOW accounts	(7)	890	883
Certificates of deposit	64	324	388
Individual retirement accounts	0	(8)	(8)
Borrowings	362	0	362

Total interest-bearing liabilities	418	1,244	1,662

Change in net interest income	$337	$975	$1,312

(1)	Represents investments in municipal bonds.

Comparison of Operating Results for the Fiscal Years Ended March 31, 2023 and 2022

General. Net income decreased $1.5 million, or 47.7%, to $1.6 million for the year ended March 31, 2023, compared to $3.1 million for the year ended March 31, 2022. The decrease was due primarily to an increase in the provision for loan losses, partially offset by an increase in net interest income and a decrease in income tax expense.

Interest Income. Interest income increased $3.0 million, or 22.6%, to $16.1 million for the year ended March 31, 2023 from $13.2 million for the year ended March 31, 2022. The increase was due primarily to an increase in interest income on loans, which is our primary source of interest income. Interest income on loans increased $2.5 million, or 20.9%, to $14.7 million for the year ended March 31, 2023 from $12.1 million for the year ended March 31, 2022. Our average balance of loans increased $57.8 million, or 20.4%, to $340.8 million for the year ended March 31, 2023 from $283.0 million for the year ended March 31, 2022. The increase is due to our continued focus on growing our loan portfolio consistent with maintaining asset quality. During fiscal 2023, we implemented a strategy to retain our one- to four-family residential real estate loan production in portfolio rather than sell these loans on the secondary market. In addition, we opened a loan production office in Lincoln Nebraska, which provided loan growth in both our residential real estate and commercial real estate loan portfolios. Our yield on loans increased one basis point to 4.30% for the fiscal year ended March 31, 2023 from 4.29% for the fiscal year ended March 31, 2022. We have a significant amount of fixed-rate residential real estate loans where the interest rates did not increase commensurate with the increase in market interest rates. In addition, not all of our adjustable-rate loans reprice immediately, such that changes in market interest rates take a period of time to affect our portfolio yields.

Interest Expense. Interest expense increased $1.7 million to $2.7 million for the year ended March 31, 2023 compared to $1.1 million for the year ended March 31, 2022, due primarily to an increase in interest expense on deposits.

The increase in interest expense on deposits was due both to increases in average balances and rates. Specifically, interest expense on certificates of deposit increased $388,000, or 138.9%, to $667,000 for the year ended March 31, 2023 from $279,000 for the year ended March 31, 2022, while the rate paid on certificates of deposit increased 71 basis points to 1.65% for the year ended March 31, 2023 from 0.94% for the year ended March 31, 2022. We believe that the increase in average balance resulted from customers seeking higher-yield deposit products during the current interest rate environment. Interest paid on other deposit types also increased (particularly interest on NOW accounts, which increased $883,000, or 257.4%) due an increase in rates.

Net Interest Income. Net interest income increased $1.3 million, or 10.9%, to $13.4 million for the year ended March 31, 2023 from $12.1 million for the year ended March 31, 2022, as a result of our interest income increasing faster than our interest expense. Although our interest rate spread decreased 65 basis points to 3.00% for the year ended March 31, 2023, compared to 3.65% for the year ended March 31, 2022, our net interest margin increased three basis points to 3.27% for the year ended March 31, 2023 compared to 3.24% for the year ended March 31, 2022, which offset a decrease in net interest-earning assets of $2.1 million, or 2.0%, to $103.7 million for the year ended March 31, 2023 from $105.9 million for the year ended March 31, 2022.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the consolidated financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, prior experience, the nature and volume of the loan portfolio, review of specific problem loans, and an evaluation of the overall portfolio quality under current economic conditions. See “—Critical Accounting Policies and Use of Critical Accounting Estimates” for additional information.

Our allowance for loan and lease losses consists of various methodologies to determine impairment: (a) loans individually evaluated for impairment are evaluated based upon a specific identified probable loss, and (b) loans collectively evaluated for impairment are evaluated based on historical loan loss experience for similar loans with similar characteristics, adjusted to reflect the impact of current conditions.

Additionally, our total allowance for loan and lease losses includes general valuation allowances based upon economic conditions and other qualitative risk factors. Such valuation allowances are determined by evaluating, among other things: (a) changes in asset quality, (b) composition and concentrations of credit risk, and (c) the impact of economic risks on the portfolio.

In determining the allowance for loan and lease losses, management considers factors such as economic and business conditions affecting key lending areas, credit concentrations and credit quality trends. Since the evaluation of the inherent loss with respect to these factors is subject to a higher degree of uncertainty, the measurement of the overall allowance is subject to estimation risk and the amount of actual losses can vary significantly from the estimated amounts. Our measurement methods incorporate comparisons between recent experience and historical rates.

After an evaluation of these factors, we recorded a provision for loan losses of $2.9 million for the year ended March 31, 2023 compared to a credit for loan losses of $114,000 for the year ended March 31, 2022. Our allowance for loan losses was $5.4 million at March 31, 2023 compared to $4.9 million at March 31, 2022. The ratio of our allowance for loan losses to total loans was 1.53% at March 31, 2023 compared to 1.58% at March 31, 2022, while the allowance for loan losses to non-performing loans was 526.46% at March 31, 2023 compared to 504.40% at March 31, 2022. We had charge-offs of $2.5 million and recoveries of $67,000 during the year ended March 31, 2023, compared to charge-offs of $21,000 and recoveries of $1,000 during the year ended March 31, 2022. The increase in charge-offs and related increase in the provision for loan losses was primarily related to a $2.4 million commercial and industrial loan. We had one commercial customer who submitted false financial information to multiple financial institutions, and has since passed away. The collateral that was presented had no value and, accordingly, we charged off the entire amount of our loan to this borrower. We and other financial institutions are pursuing recovery against both the estate and a third party. The remainder of the increase in provision was due to loan growth.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at March 31, 2023. However, future changes in the factors we use to calculate the allowance for loan losses, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the OCC, as an integral part of its examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

Noninterest Income. Noninterest income information is as follows.

	Years Ended March 31,		Change

	2023	2022	Amount	Percent

	(Dollars in thousands)
Servicing fees on loans	$303	$228	$75	32.9%
Service charges on deposit accounts	672	623	49	7.9%
Interchange income	1,041	1,024	17	1.7%
Gain on sale of loans	97	473	(376)	(79.5)%
Gain from real estate owned and other repossessed assets, net	(2)	2	(4)	(200.0)%
Other	167	156	11	7.1%

Total noninterest income	$2,278	$2,506	$(228)	(9.1)%

Gain on sale of loans decreased due to our selling fewer loans in the current fiscal year due to increases in market interest rates and our decision to retain more loans in our portfolio. We sold $5.8 million of mortgage loans during the fiscal year ended March 31, 2023 compared to $16.5 million of such sales during the fiscal year ended March 31, 2022.

Noninterest Expense. Noninterest expense information is as follows.

	Years Ended March 31,		Change

	2023	2022	Amount	Percent

	(Dollars in thousands)
Salaries and employee benefits	$5,606	$6,113	$(507)	(8.3)%
Occupancy and equipment	1,062	989	73	7.4%
Data processing	1,740	1,670	70	4.2%
Federal deposit insurance premiums	171	135	36	26.7%
Debit card processing	223	215	8	3.7%
Advertising	321	314	7	2.2%
Other general and administrative	1,717	1,531	186	12.1%

Total noninterest expense	$10,840	$10,967	$(127)	(1.2)%

Salaries and employee benefits decreased as a result of a change in our paid time-off policies, resulting in a reversal of previous accruals, and a reduction of bonus accruals for fiscal 2023.

Income Tax Expense. We recognized income tax expense of $317,000 and $595,000 for the years ended March 31, 2023 and 2022, respectively, resulting in effective rates of 16.1% and 15.9%. Income tax expense decreased as a result of lower income before income taxes in 2023. Our income tax levels are below statutory rates due primarily to investment partnership tax credits.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. All directors participate in discussions during the regular board meetings evaluating the interest rate risk inherent in our assets and liabilities, and the level of risk that is appropriate. These discussions take into consideration our business strategy, operating environment, capital, liquidity and performance objectives consistent with the policy and guidelines approved by them.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we are using to manage interest rate risk are:

•	maintaining capital levels that exceed the thresholds for well-capitalized status under federal regulations;

•	maintaining adequate levels of liquidity;

•	selling longer-term, fixed-rate loans, subject to market conditions; and

•	continuing to diversify our loan portfolio by adding more commercial-related loans, which typically have shorter maturities and/or adjustable rates.

By following these strategies, we believe that we are better positioned to react to increases and decreases in market interest rates.

We have not engaged in hedging activities, such as engaging in futures or options. We do not anticipate entering into similar transactions in the future.

Change in Net Interest Income. We analyze our sensitivity to changes in interest rates through a third-party net interest income (“NII”) model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a one-year period and then calculate what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve increases or decreases gradually by up to 400 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The following table sets forth, at March 31, 2023, the calculation of the estimated changes in our net NII that would result from the designated changes in the United States Treasury yield curve over a one-year period.

At March 31, 2023
Change in Interest Rates (basis points) (1)	NII Year 1 Forecast	Year 1 Change from Base

	(Dollars in thousands)
+400	$13,317	(3.8)%
+300	13,444	(2.9)%
+200	13,582	(1.9)%
+100	13,720	(0.9)%
Base	13,850	—
(100)	13,919	0.5%
(200)	13,998	1.1%
(300)	14,123	2.0%
(400)	14,235	2.8%

(1)	Assumes a gradual change in interest rates at all maturities over a one-year period.

The table above indicates that at March 31, 2023, we would have experienced a 1.9% decrease in NII in the event of a gradual, one-year 200 basis point increase in market interest rates and a 1.1% increase in NII in the event of a gradual, one-year 200 basis point decrease in market interest rates. At March 31, 2022 we would have experienced a 1.4% increase in NII in the event of a gradual, one-year 200 basis point increase in market interest rates and a less than 0.1% decrease in NII in the event of a gradual, one-year 200 basis point decrease in market interest rates.

Market Value of Equity. We also use a third-party model to compute amounts by which the net present value of our assets and liabilities (market value of equity or “MVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases or decreases instantaneously by up to 400 basis points.

The following table sets forth, at March 31, 2023, the calculation of the estimated changes in our MVE that would result from the designated immediate changes in the United States Treasury yield curve.

At March 31, 2023
Change in Interest Rates (basis points) (1)	Estimated MVE (2)	Estimated Increase (Decrease) in MVE		MVE as a Percentage of Present Value of Assets (3)
				MVE Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent

		(Dollars in thousands)
+400	$45,519	$(16,786)	(26.9)%	13.88%	(179)
+300	53,010	(9,295)	(14.9)%	15.31%	(36)
+200	58,328	(3,977)	(6.4)%	16.01%	34
+100	60,818	(1,487)	(2.4)%	15.93%	26
Base	62,305	—	—%	15.67%	—
(100)	54,172	(8,133)	(13.1)%	13.10%	(257)
(200)	44,404	(17,901)	(28.7)%	10.38%	(529)
(300)	29,346	(32,959)	(52.9)%	6.67%	(900)
(400)	36,695	(25,610)	(41.1)%	8.16%	(751)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	MVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	MVE Ratio represents MVE divided by the present value of assets.

The table above indicates that at March 31, 2023, we would have experienced a 6.4% decrease in MVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 28.7% decrease in MVE in the event of an instantaneous 200 basis point decrease in market interest rates. At March 31, 2022, we would have experienced a 6.3% increase in MVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 29.6% decrease in MVE in the event of an instantaneous 200 basis point decrease in market interest rates.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in NII and MVE require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. For instance, the NII and MVE tables presented above assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. However, the shape of the yield curve changes constantly and the value and pricing of our assets and liabilities, including our deposits, may not closely correlate with changes in market interest rates. Accordingly, although the NII and MVE tables may provide an indication of our interest rate risk exposure at a particular point in time and in the context of a particular yield curve, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on NII and MVE and will differ from actual results.

NII and MVE calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Topeka. At March 31, 2023, we had no outstanding borrowings from the Federal Home Loan Bank of Topeka. At March 31, 2023, we had the capacity to borrow $40.6 million from the Federal Home Loan Bank of Topeka, as well as $5.0 million from a private bankers’ bank. We could significantly increase our borrowing capacity from the Federal Home Loan Bank of Topeka if we pledged additional assets as security. We also have the ability to participate in the Federal Reserve Board’s Bank Term Funding Program if needed.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. For the year ended March 31, 2023, cash flows from operations, investing, and financing activities resulted in a net decrease in cash and cash equivalents of $2.4 million. Net cash provided by operating activities amounted to $4.5 million, primarily due to net income of $1.6 million and a provision for loan losses of $2.9 million. Net cash used in investing activities amounted to $32.9 million, primarily due to a net increase in loans of $44.6 million, partially offset by proceeds from paydowns of available-for-sale investment securities of $11.9 million. Net cash provided by financing activities amounted to $26.0 million, primarily due to a net increase in deposits of $25.9 million. For the year ended March 31, 2022, cash flows from operations, investing, and financing activities resulted in a net decrease in cash and cash equivalents of $8.2 million. Net cash provided by operating activities amounted to $4.9 million, primarily due to net income of $3.1 million. Net cash used in investing activities amounted to $48.5 million, primarily due to a net increase in loans of $52.5 million. Net cash provided by financing activities amounted to $35.4 million, primarily due to a net increase in deposits of $34.9 million. For further information, see the statements of cash flows contained in the consolidated financial statements appearing elsewhere in this prospectus.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At March 31, 2023, Home Federal Savings was categorized as well-capitalized for bank regulatory purposes. Management is not aware of any conditions or events since the most recent notification that would change our category. For further information, see note 8 to the notes to consolidated financial statements.

Off-Balance Sheet Arrangements. At March 31, 2023, we had $53.6 million of unfunded loan commitments, $12.7 million of which represents the balance of remaining funds to be disbursed on construction loans in process. Certificates of deposit (excluding retirement account deposits) that are scheduled to mature in less than one year from March 31, 2023 totaled $57.5 million at March 31, 2023. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank of Topeka advances or our private bankers’ bank line of credit, or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 of the notes to our consolidated financial statements beginning on page F-1 of this prospectus.

Impact of Inflation and Changing Prices

The consolidated financial statements and related data presented in this prospectus have been prepared according to GAAP which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF CENTRAL PLAINS BANCSHARES

Central Plains Bancshares was incorporated in the State of Maryland on June 13, 2023, and has not engaged in any business to date. Upon completion of the conversion and stock offering, Central Plains Bancshares will own all of the issued and outstanding capital stock of Home Federal Savings. We intend to contribute at least 50% of the net proceeds from the stock offering to Home Federal Savings. Central Plains Bancshares will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan. In the future, we may use the net proceeds to repurchase shares of common stock, subject to our capital needs, regulatory limitations and other factors. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”

Upon the completion of the conversion and stock offering, Central Plains Bancshares, as the savings and loan holding company of Home Federal Savings, will be authorized to pursue other business activities permitted by applicable laws and regulations. See “Regulation and Supervision—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies.

Following the conversion and stock offering, our cash flow will depend on earnings from the investment of the net proceeds from the stock offering that we retain, and any dividends we receive from Home Federal Savings. Home Federal Savings is subject to regulatory limitations on the amount of dividends that it may pay. See “Regulation and Supervision—Federal Banking Regulation—Capital Distributions.” Initially, Central Plains Bancshares will neither own nor lease any property, but will instead pay a fee to Home Federal Savings for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Home Federal Savings to serve as officers of Central Plains Bancshares. However, we will use periodically the support staff of Home Federal Savings. We will pay a fee to Home Federal Savings for the time its employees devote to Central Plains Bancshares; however, these individuals will not be separately compensated by Central Plains Bancshares. Central Plains Bancshares may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF HOME FEDERAL SAVINGS

General

Home Federal Savings, which operates under the name “Home Federal Bank,” is a federally-chartered mutual savings association headquartered in Grand Island, Nebraska. We conduct our operations from our main office in Grand Island, Nebraska, six branch offices located in Grand Island, Hastings, Holdrege, Lexington and Superior, Nebraska, a drive-up facility in Grand Island, Nebraska and a loan production office in Lincoln, Nebraska. We consider our primary market area for deposit gathering to be the Nebraska counties of Adams, Dawson, Hall, Nuckolls and Phelps, with Lancaster County included in our primary market area for lending activities.

Our business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans secured by properties located in our primary market area, as well as commercial real estate loans. To a lesser extent, we also originate and commercial and industrial loans, multi-family residential real estate loans, construction and land development loans, agricultural real estate and non-real estate loans and consumer loans. We offer a variety of deposit accounts including checking accounts, savings accounts and certificate of deposit accounts. In addition, we offer electronic banking services including mobile banking, on-line banking and bill pay, and electronic funds transfer via Zelle®. We have not needed to use significant levels of borrowings to fund our operations in recent years.

Home Federal Savings is subject to comprehensive regulation and examination by the OCC.

Our main office is located at 221 South Locust Street, Grand Island, Nebraska 68801, and our telephone number at that address is (308) 382-4000. Our website address is www.homefederalne.bank. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area

We serve southcentral Nebraska through our network of nine office locations, which cover a relatively broad area of southcentral Nebraska. We consider our primary market area for deposit gathering to be the Nebraska counties of Adams, Dawson, Hall, Nuckolls and Phelps, with Lancaster County included in our primary market area for lending activities. Our market area economy has a focus on manufacturing and agriculture with a cross-section of other economic sectors, including education, healthcare and services. The primary market area has developed a modern, diversified economy, including the historical agriculture sector. Attractions of the market area include a quality lifestyle, with sufficient personal and business services for residents.

The following table provides information with respect to unemployment rates for our market areas, the State of Nebraska and the United States as a whole.

	Unemployment Rate
Region	March 2022	March 2023	Change
United States	3.8%	3.6%	(0.2)%
Nebraska	2.3%	2.0%	(0.3)%
Adams County, Nebraska	2.2%	1.9%	(0.3)%
Dawson County, Nebraska	2.5%	2.2%	(0.3)%
Hall County, Nebraska	2.5%	2.2%	(0.3)%
Lancaster County, Nebraska	2.1%	1.9%	(0.2)%
Nuckolls County, Nebraska	2.1%	2.1%	—
Phelps County, Nebraska	2.0%	1.5%	(0.5)%

The following table provides information with respect to median household income for our market areas, the State of Nebraska and the United States as a whole.

	2023 Median Household Income ($)	2028 Projected Median Household Income ($)	Projected Change
Region
United States	73,503	83,333	2.5%
Nebraska	72,655	82,901	2.7%
Adams County, Nebraska	68,933	79,684	2.9%
Dawson County, Nebraska	69,443	80,429	3.0%
Hall County, Nebraska	66,672	72,422	1.7%
Lancaster County, Nebraska	69,363	78,777	1.9%
Nuckolls County, Nebraska	65,296	76,721	3.3%
Phelps County, Nebraska	66,709	73,440	1.9%

The following table provides information with respect to population for our market areas, the State of Nebraska and the United States as a whole.

	2023 Population	2028 Projected Population	Projected Change
Region

	(In thousands)
United States	334,500	341,663	0.4%
Nebraska	1,979	2,027	0.5%
Adams County, Nebraska	31	31	—
Dawson County, Nebraska	24	24	(0.1)%
Hall County, Nebraska	62	63	0.2%
Lancaster County, Nebraska	329	342	0.8%
Nuckolls County, Nebraska	4	4	(0.6)%
Phelps County, Nebraska	9	9	(0.1)%

We believe that we have developed products and services that will meet the financial needs of our current and future customer base, and we continually plan to enhance our products and services to meet the changing needs of customers. Marketing strategies focus on the strength of our knowledge of local consumer and small business markets, as well as expanding relationships with current customers and reaching out to develop new, profitable business relationships.

Competition

We face strong competition within our primary market area, both in making loans and attracting retail deposits. Our market area includes large money center and regional banks, community banks and savings institutions, and credit unions. We also face competition for loans from mortgage banking firms, consumer finance companies, credit unions, and fintech companies and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. At June 30, 2022 (the most recent date for which FDIC data is publicly available), we were ranked third among the 17 FDIC-insured financial institutions with offices in Hall County, Nebraska, with a deposit market share of 10.14%.

Lending Activities

General. Our business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans secured by properties located in our primary market area, as well as commercial real estate loans. To a lesser extent, we also originate and commercial and industrial loans, multi-family residential real estate loans, construction and land development loans, agricultural real estate and non-real estate loans and consumer loans. In recent years, we have increased our focus on originating higher yielding commercial real estate loans, and we intend to continue that focus after the conversion and stock offering. We offer both adjustable-rate and fixed-rate residential mortgage loans. However, historically a significant majority of the residential real estate loans that we have originated are long-term, fixed-rate loans that generally conform to secondary market guidelines.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. Loan balances include loans held for sale, which totaled $147,000 at March 31, 2023.

	At March 31,

	2023		2022
	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate loans:
One- to four-family residential (1)	$119,610	33.82%	$112,685	36.18%
Multi-family	34,296	9.70	23,321	7.49
Commercial	102,446	28.97	92,055	29.56
Agriculture	9,245	2.61	9,437	3.03
Commercial and industrial	30,101	8.51	31,679	10.17
Agriculture non-real estate	8,921	2.52	8,766	2.81
Construction and land development	23,644	6.69	17,790	5.71
Consumer and other	25,424	7.19	15,690	5.04

	353,687	100.00%	311,423	100.00%

Less:
Net deferred loan costs and fees	(62)		(112)
Allowance for losses	5,412		4,928

Loans, net	$348,337		$306,607

(1)	Includes residential construction loans of $5.4 million and $6.3 million at March 31, 2023 and 2022, respectively.

Contractual Maturities. The following table sets forth the contractual maturities of our total loan portfolio at March 31, 2023. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Because the table presents contractual maturities and do not reflect repricing or the effect of prepayments, actual maturities may differ.

	One- to Four- Family Residential Real Estate	Multi-Family Real Estate	Commercial Real Estate	Agriculture Real Estate	Commercial and Industrial	Agriculture Non-Real Estate	Construction and Land Development	Consumer and Other	Total

	(In thousands)
Amounts due in:
One year or less	$8,833	$242	$5,856	$117	$3,202	$6,554	$4,498	$1,553	$30,855
After one through five years	6,575	8,375	25,554	1,203	13,817	2,335	7,455	21,590	86,904
After five through 15 years	27,154	9,573	35,662	3,016	12,565	32	5,539	2,281	95,822
More than 15 years	77,048	16,106	35,374	4,909	517	—	6,152	—	140,106

Total	$119,610	$34,296	$102,446	$9,245	$30,101	$8,921	$23,644	$25,424	$353,687

The following table sets forth our fixed-rate and adjustable-rate loans at March 31, 2023 that are contractually due after March 31, 2024.

	Due After March 31, 2024

	Fixed	Adjustable	Total

	(In thousands)

Real estate loans:
One- to four-family residential	$85,525	$25,252	$110,777
Multi-family	7,308	26,746	34,054
Commercial	32,118	64,472	96,590
Agriculture	2,300	6,828	9,128
Commercial and industrial	15,761	11,138	26,899
Agriculture non-real estate	2,367	—	2,367
Construction and land development	9,225	9,921	19,146
Consumer and other	23,705	166	23,871

Total loans	$178,309	$144,523	$322,832

One- to Four-Family Residential Real Estate Loans. At March 31, 2023, we had $119.6 million of loans secured by one- to four-family residential real estate, representing 33.82% of total loans as of that date. This included $5.4 million of residential construction loans. The significant majority of our one- to four-family residential real estate loans are secured by properties located in our primary market area.

Our one- to four-family residential real estate loans are generally underwritten to secondary market guidelines for Freddie Mac. We offer both fixed-rate and adjustable-rate residential mortgage loans for terms up to 30 years. Adjustable-rate loans are tied to the one-year Treasury Rate published by the Federal Reserve Board. For adjustable-rate loans, the interest rate is generally fixed for the initial terms of up to five years, and then adjusts yearly thereafter with an annual rate cap of 2% and a lifetime rate cap of 5%. We generally limit the loan-to-value ratios of our residential mortgage loans to 80%, and up to 90% with private mortgage insurance, of the purchase price or appraised value, whichever is lower.

With the exception of construction loans, we do not offer “interest only” residential mortgage loans, where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan. We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not currently offer “subprime loans” on one- to four-family residential real estate loans (i.e., generally loans to borrowers with credit scores less than 620).

Commercial Real Estate Loans. At March 31, 2023, we had $102.4 million in commercial real estate loans, or 28.97% of total loans. Our commercial real estate loans are secured by owner-occupied and non-owner occupied properties, including medical practices, insurance offices, warehouses, single- and multi-tenant retail and hotels. Our commercial residential real estate loans are secured by properties located within our primary market area, or we generally participate with a Nebraska-based bank for loans outside of our primary market area. Generally, our commercial real estate loans have terms and amortization periods up to 20 years with options for balloon payments and interest rate adjustments to occur every five years. The interest rate is fixed for the initial term (five years or less) and then adjusts again at the end of the next period matching the initial term or as negotiated at the end of the first term. Commercial real estate loans generally have terms and amortization periods up to 20 years. We generally limit the loan-to-value ratios of our commercial real estate loans to 75% of the purchase price or appraised value, whichever is lower.

At March 31, 2023, our largest commercial real estate loan had an outstanding balance of $5.2 million and was secured by a commercial property with a regional grocery store tenant located in the State of Nebraska, and was originated to a long-term, local customer. At March 31, 2023, this loan was performing according to its original terms.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property, and the debt service coverage ratio (the ratio of net operating income to debt service). Generally, the debt service coverage ratio on these loans is at least 1.20x. The significant majority of our commercial real estate loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are generally obtained from the principals of commercial real estate borrowers.

Commercial and Industrial Loans. At March 31, 2023, commercial and industrial loans were $30.1 million, or 8.51% of total loans. Commercial and industrial loans include both term loans and lines of credit. Loan terms vary depending on the type of collateral (such as five years for a loan secured by machinery and equipment, with a maximum loan-to-value ratio of 75% for new equipment and 70% for used equipment), or the type of loan (such as one year for a loan to support business inventory and receivables). Generally, the maximum loan-to-value ratio for commercial and industrial loans is up to 90%, which applies to loans secured by U.S. Government securities with specified terms and maturities.

When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment.

At March 31, 2023, our largest commercial and industrial loan totaled $1.9 million and is secured by media company licenses and related assets in our primary market area. At March 31, 2023, this loan was performing according to its original terms.

Multi-Family Residential Real Estate Loans. At March 31, 2023, we had $34.3 million in multi-family residential real estate loans, representing 9.70% of our total loan portfolio. Our multi-family residential real estate loans are generally adjustable-rate loans or have a call period after three or five years. Our multi-family residential real estate loans are secured by apartment buildings located within our primary market area, or we participate with a Nebraska-based bank for loans outside of our primary market area. These loans are generally made in amounts of up to 75% of the lesser of the appraised value or the purchase price of the property with an appropriate projected debt service coverage ratio.

Our underwriting procedures include considering the borrower’s expertise and require verification of the borrower’s credit history, income and financial statements, banking relationships, references and income projections for the property. We generally obtain personal guarantees on these loans.

At March 31, 2023, our largest multi-family loan had a balance of $4.0 million and was secured by an apartment complex located in our primary market area. At March 31, 2023, this loan was performing in accordance with its contractual terms.

Construction and Land Development Loans. At March 31, 2023, we had $23.6 million in construction and land loans for properties other than one- to four-family residences, representing 6.69% of our total loan portfolio. Our commercial construction loans are structured as straight construction or construction/permanent loans where after the initial construction period the loan converts to a permanent commercial mortgage loan. Our commercial construction loans are underwritten to the same guidelines for commercial mortgage loans.

Commercial construction loans generally can be made with a maximum loan-to-value ratio of 75% of the estimated appraised market value upon completion of the project. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also generally require inspections of the property before disbursements of funds during the term of the construction loan.

We also make land loans to complement our construction lending activities, as such loans are generally secured by lots that will be used for residential or commercial development. At March 31, 2023, our land loans totaled $9.8 million, and our largest land loan on that date had an outstanding balance of $1.7 million and was secured by property located in our primary market area. At March 31, 2023, this loan was performing according to its original terms.

Agricultural Loans. At March 31, 2023, we had $9.2 million in agricultural real estate loans, or 2.61% of total loans, and $8.9 million in agricultural non-real estate loans, or 2.52% of total loans. Our agriculture real estate loans are for the acquisition, development and/or refinancing of agricultural property, while our agricultural non-real estate loans are for financing (i) crop and livestock production expenses, (ii) crop and livestock inventory carrying, (iii) the acquisition of breeding livestock and (iv) the acquisition of equipment, machinery, vehicles and other capital assets. Our agriculture loans include term loans and lines of credit, with terms of one year for financing of crop and livestock expenses or carrying crop and livestock inventory, to up to seven years for capital asset acquisition. Our agriculture real estate loans generally amortize over a 25-year term with interest rates generally adjusting every five years. We generally limit the loan-to-value ratio of our agriculture loans to 70% of the collateral value.

At March 31, 2023, our largest agricultural real estate loan had an outstanding balance of $905,000, and was performing according to its original term. At March 31, 2023, our largest agricultural non-real estate loan had an outstanding balance of $827,000, was secured by livestock and was performing according to its original terms. At March 31, 2023, each of these loans was secured by property located in our primary market area.

We consider a number of factors in originating agricultural real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in agriculture and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property, and the debt service coverage ratio (the ratio of net operating income to debt service). Generally, we require that the debt service coverage ratio be at least 1.20x. The significant majority of our agricultural real estate loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are generally obtained from the principals of agricultural real estate borrowers.

Consumer Loans. We offer a limited range of consumer loans, and, except as described below, principally to customers residing in our primary market area with other relationships with us and with acceptable credit ratings. At March 31, 2023, consumer and other loans were $25.4 million, or 7.19% of total loans. Our consumer loans generally consist of dental implant loans (described below), automobile loans, energy loans, student loans, recreation vehicles, boat loans and unsecured preferred lines of credit for customers with qualified relationships. An energy loan is a home equity loan originated through a partnership with the Nebraska Energy Office, which provides a preferred interest rate for eligible home improvement projects designed to reduce energy costs.

Included in the consumer loan portfolio are unsecured loans to individuals for dental implants. Home Federal Savings participates with a Nebraska-based financial institution to provide a funding line to a specialty finance company that has a nationwide network of dentists whose patients can apply directly for and obtain individual loans. Our portion of the loans to individuals totaled $13.2 million at March 31, 2023, and the average underlying loan size was $17,000. A reserve of between 7.5% and 11% of the outstanding balance of the funding line is maintained by the specialty finance company at the lead financial institution, who also services the loans. Any loan that may become over 120 days past due is automatically paid off from the reserve, which is replenished monthly back to covenant levels.

Loan Underwriting Risks

Commercial Real Estate Loans and Agricultural Real Estate Loans. Loans secured by commercial real estate or agricultural real estate generally have larger balances and involve a greater degree of risk than one- to four-

family residential real estate loans. The primary concern in commercial real estate lending and agricultural real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the underlying business. Payments on loans secured by income producing properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide quarterly, semi-annual or annual financial statements, depending on the size of the loan, on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial real estate loan or an agricultural real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Commercial and Industrial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Our commercial and industrial loans are originated primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Collateral for commercial and industrial loans typically consists of equipment, accounts receivable, or inventory. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself.

Construction and Land Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. Land loans have substantially similar risks.

Consumer Loans. Consumer loans may entail greater risk than residential real estate loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Adjustable-Rate One- to Four-Family Residential Real Estate Loans. Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by our maximum periodic and lifetime rate adjustments. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in market interest rates may be limited.

Loan Originations, Purchases and Sales

We originate loans through employee marketing and advertising efforts, our existing customer base, walk-in customers and referrals from customers. All loans we originate are underwritten pursuant to our policies and procedures. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and pricing levels established by competing banks, thrifts, credit unions, and mortgage-banking companies. Our volume of loan originations is influenced significantly by market interest rates and economic conditions, and, accordingly, the volume of our loan originations can vary from period to period. We generally do not sell any of the commercial and industrial or commercial real estate loans we originate, but we sell participation interests in loans, as described below.

We may purchase loan participations secured by properties primarily within the State of Nebraska in which we are not the lead lender. In these circumstances, we follow our customary loan underwriting and approval policies. At March 31, 2023, the outstanding balances of our loan participations where we were not the lead lender totaled $81.1 million, or 22.9% of our loan portfolio, of which $41.4 million, or 51.1%, were commercial real estate loans. All such loans were performing in accordance with their original repayment terms. We also have sold participation interests in loans that exceeded our loans-to-one borrower legal lending limit and for risk diversification. At March 31, 2023, we had participated out portions of loans with an aggregate principal balance of $37.3 million. Historically, we have not purchased whole loans.

We reduced our sold loan numbers in fiscal 2022 and 2023 as we made the decision to retain more of our one- to four-family residential real estate loan originations on our balance sheet. For fiscal 2024, we have returned to our traditional mortgage banking model of selling this loan production to Freddie Mac. We had total loan sales for the fiscal years ended March 31, 2023 and 2022 of $5.8 million and $16.5 million, respectively.

Loan Approval Procedures and Authority

Our lending is subject to written, non-discriminatory underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations. Our policies require that for all one- to four-family residential real estate loans that we originate in amounts in excess of $400,000, property valuations must be performed by outside independent state-licensed appraisers approved by our board of directors or as required by Freddie Mac guidelines. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.

By law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Home Federal Savings’ unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans with regulatory approval). The total aggregate exposure to one group of borrowers is 50% of unimpaired capital and surplus where each separate borrower (individual or entity) is financially independent. At March 31,

2023, our loan to one borrower limitation was $7.1 million based on 15% of our unimpaired capital and surplus, $14.2 million for residential development loans with regulatory approval and $23.5 million for a group of related borrowers where each separate borrower is financially independent. At March 31, 2023, our largest single loan to one borrower had an outstanding balance of $5.2 million and was secured by a commercial property with a regional grocery store tenant. At March 31, 2023, this loan was performing according to its original terms. At March 31, 2023, our largest loan relationship was a group of loans to related borrowers with total exposure of $16.2 million. The borrowers consist of seven entities and two individual owners, with the significant majority of the loans secured by residential real estate. The relationship qualifies for the 50% of unimpaired capital and surplus limitation due to the financial strength of each borrower on an individual basis, without dependence on any other borrower in the group.

Individual officers, and officers acting with others, may approve loans up to specified limits. We have a Residential Loan Committee, consisting of our Chairman of the Board, President and Chief Executive Officer, Executive Vice President and Chief Lending Officer and or Mortgage Manager, and a Commercial Loan Committee, consisting of our Chairman of the Board, President and Chief Executive Officer, Executive Vice President and Chief Lending Officer, other members of management and various lending staff. The Residential Loan Committee may approve one- to four-family residential real estate loans up to $1.0 million, and the Commercial Loan Committee may approve unsecured credits up to $500,000 and secured credits up to $1.0 million. Loans in excess of these limits must be approved by the Board of Directors.

Generally, we require property and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. In addition, we require an escrow for flood insurance (where appropriate) and generally require an escrow for required property taxes and insurance. On occasion, we allow borrowers to pay their own taxes and property and casualty insurance as long as proof of payment is provided.

Delinquencies, Classified Assets and Non-performing Assets

Delinquency Procedures. When a borrower fails to make a required monthly payment on a loan, we mail a notice to the borrower and attempt to contact the borrower by phone. Our personnel begin collection activity when a loan is 15 days past due. We attempt in-person discussions when a loan becomes 60 days delinquent, or sooner if deemed necessary. Our policies provide that a late notice be sent each month that the loan is past due. Once the loan is considered in default, generally at 90 days past due, a letter is generally sent to the borrower explaining that, unless the loan is brought current, we may initiate legal proceedings. In addition, the loan is placed on non-accrual status (if appropriate), and additional efforts are made to contact the borrower. If the borrower does not respond, we generally initiate foreclosure proceedings when the loan is 120 days past due. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments. In certain instances, we may modify the loan or grant a limited exemption from loan payments to allow the borrower to reorganize his or her financial affairs.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as other real estate owned until it is sold. The real estate is recorded at estimated fair value at the date of acquisition, less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs in maintaining the property are expensed as incurred. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell. At March 31, 2023, we had $235,000 in real estate acquired as a result of foreclosure or by deed in lieu of foreclosure.

Troubled Debt Restructurings. We occasionally modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure. We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, to provide for longer amortization schedules, or to provide for interest-only terms. These modifications are made only when a workout plan has been agreed to by the borrower that we believe is reasonable and attainable and in our best interests.

Delinquent Loans. The following table sets forth our loan delinquencies (including non-accrual loans), by type and amount at March 31, 2023 and 2022.

	At March 31,

	2023			2022

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

	(In thousands)

Real estate loans:
One- to four-family residential	$585	$—	$—	$563	$51	$42
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Agriculture	—	—	—	—	—	—
Commercial and industrial	—	—	28	42	22	1
Agriculture non-real estate	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—
Consumer and other	43	368	178	51	136	66

Total	$628	$368	$206	$656	$209	$109

Non-Performing Assets. The following table sets forth information regarding our non-performing assets at the dates indicated.

	At March 31,

	2023	2022

	(Dollars in thousands)

Non-accrual loans:
Real estate loans:
One- to four-family residential	$338	$267
Multi-family	—	—
Commercial	484	550
Agriculture	—	—
Commercial and industrial	28	52
Agriculture non-real estate	—	—
Construction and land development	—	—
Consumer and other	—	—

Total non-accrual loans	850	869

Accruing loans past due 90 days or more:
Real estate loans:
One- to four-family residential	—	42
Multi-family	—	—
Commercial	—	—
Agriculture	—	—
Commercial and industrial	—	—
Agriculture non-real estate	—	—
Construction and land development	—	—
Consumer and other	178	66

Total accruing loans past due 90 days or more	178	108

Total non-performing loans	$1,028	$977

Foreclosed assets	$235	$—

Total non-performing assets	$1,263	$977

Total non-performing loans to total loans	0.29%	0.31%
Total non-accrual loans to total loans	0.24%	0.28%
Total non-performing assets to total assets	0.29%	0.24%

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current paying capacity or net worth of the obligor or of the collateral pledged. “Substandard” assets are generally characterized by current or expected unprofitable operations, inadequate debt service coverage, inadequate liquidity, or other defined weaknesses that may preclude repayment from original sources. Repayment may depend upon collateral or other credit risk mitigants. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific allowance for loan losses is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention.”

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover losses that were both probable and reasonable to estimate. General allowances represent allowances which have been established to cover accrued losses associated with lending activities that were both probable and reasonable to estimate, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.

In connection with the filing of our periodic regulatory reports and according to our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification according to applicable regulations. If a problem loan deteriorates in asset quality, the classification is changed to “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

Our classified and special mention assets at the dates indicated were as follows. Substandard loans exceed our non-performing and delinquent loans due to the inclusion of $3.6 million and $4.9 million of performing loans as of March 31, 2023 and 2022, respectively, where there remains underlying uncertainties with respect to borrower performance.

	At March 31,

	2023	2022

	(In thousands)

Substandard loans	$4,592	$5,892
Doubtful loans	—	—
Loss loans	—	—

Total classified loans	$4,592	$5,892

Special mention loans	$—	$60

Other Loans of Concern. At March 31, 2023, except for loans included in the above table, there were no other loans of concern for which we had information about possible credit problems of borrowers that caused us to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of probable losses inherent in the loan portfolio. Additions to the allowance are recorded in the provision of loan losses charged to expense. Charge-offs, net of recoveries, are deducted from the allowance. The allowance estimate is based on prior experience, the nature and volume of the loan portfolio, review of specific problem loans, and an evaluation of the overall portfolio quality under current economic conditions. Specific reserves for impaired loans are measured and recognized to the extent that the recorded investment of an impaired loan exceeds its value based on either the fair value of the loan’s underlying collateral less estimated costs to sell, the calculated present value of projected cash flows discounted at the contractual interest rate, or the loan’s observable fair value.

Our allowance for loan and lease losses consists of various methodologies to determine impairment: (a) loans individually evaluated for impairment are evaluated based upon a specific identified probable loss, and (b) loans collectively evaluated for impairment are evaluated based on historical loan loss experience for similar loans with similar characteristics, adjusted to reflect the impact of current conditions.

Additionally, our total allowance for loan and lease losses includes general valuation allowances based upon economic conditions and other qualitative risk factors. Such valuation allowances are determined by evaluating, among other things: (a) changes in asset quality, (b) composition and concentrations of credit risk, and (c) the impact of economic risks on the portfolio.

In determining the allowance for loan and lease losses, management considers factors such as economic and business conditions affecting key lending areas, credit concentrations and credit quality trends. Since the evaluation of the inherent loss with respect to these factors is subject to a higher degree of uncertainty, the measurement of the overall allowance is subject to estimation risk and the amount of actual losses can vary significantly from the estimated amounts. Our measurement methods incorporate comparisons between recent experience and historical rates.

As an integral part of their examination process, the OCC will periodically review our allowance for loan and losses, and as a result of such reviews, we may determine to adjust our allowance for loan losses.

The following table sets forth activity in our allowance for loan losses for the years indicated.

	At or For the Years Ended March 31,

	2023	2022

	(Dollars in thousands)

Allowance for loan losses at beginning of year	$4,928	$5,062
Provision for loan losses	2,877	(114)
Charge-offs:
Real estate loans:
One- to four-family residential	8	—
Multi-family	—	—
Commercial	—	—
Agriculture	—	—
Commercial and industrial	2,448	18
Agriculture non-real estate	—	—
Construction and land development	—	—
Consumer and other	4	3

Total charge-offs	2,460	21

Recoveries:
Real estate loans:
One- to four-family residential	—	—
Multi-family	—	—
Commercial	65	—
Agriculture	—	—
Commercial and industrial	—	—
Agriculture non-real estate	—	—
Construction and land development	—	—
Consumer and other	2	1

Total recoveries	67	1

Net (charge-offs) recoveries	2,393	20

Allowance at end of year	$5,412	$4,928

Allowance to non-performing loans	526.46%	504.40%
Allowance to total loans outstanding at the end of the year	1.53%	1.58%
Net (charge-offs) recoveries to average loans outstanding during the year	0.70%	0.01%

The following table sets forth additional information with respect to charge-offs by category for the years indicated.

	For the Years Ended March 31,

	2023	2022

Net (charge-offs) recoveries to average loans outstanding during the year:
Real estate loans:
One- to four-family residential	0.04%	—%
Multi-family	—%	—%
Commercial	—%	—%
Agriculture	—%	—%
Commercial and industrial	7.60%	0.08%
Agriculture non-real estate	—%	—%
Consumer and other	0.01%	0.01%

The increase in charge-offs and related increase in the provision for loan losses for 2023 was primarily related to a $2.4 million commercial and industrial loan. We had one commercial customer who submitted false financial information to multiple financial institutions, and has since passed away. The collateral that was presented had no value and, accordingly, we charged off the entire amount of our loan to this borrower.

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31,

	2023			2022

	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans

	(Dollars in thousands)

Real estate loans:
One- to four-family residential	$686	12.68%	33.82%	$636	12.91%	36.18%
Multi-family	670	12.38	9.70	481	9.76	7.49
Commercial	2,048	37.84	28.97	1,846	37.46	29.56
Agriculture	203	3.75	2.61	213	4.32	3.03
Commercial and industrial	915	16.91	8.51	930	18.87	10.17
Agriculture non-real estate	281	5.19	2.52	281	5.70	2.81
Construction and land development	402	7.43	6.69	357	7.24	5.71
Consumer and other	207	3.82	7.19	184	3.73	5.04

Total allocated allowance	5,412	100.00%	100.00%	4,928	100.00%	100.00%

Unallocated	—			—

Total	$5,412			$4,928

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the OCC will periodically review our allowance for loan losses. The OCC may have judgments different than those of management, and we may determine to increase our allowance as a result of these regulatory reviews. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goal of our investment policy is to provide and maintain liquidity within regulatory guidelines, maintain high quality and diversified investments, provide collateral for pledging requirements and short-term borrowing needs, balance earnings depending on levels of loan demand, maximize returns through value investing, and manage interest rate risk.

Our investment policy was adopted by the board of directors and is reviewed annually by the board of directors. All investment decisions are made by our Asset/Liability Committee according to board-approved policies. An investment schedule detailing the investment portfolio is reviewed at least monthly by the board of directors.

Our current investment policy permits, with certain limitations, investments in: U.S. Treasury securities; securities issued by the U.S. government and its agencies or government sponsored enterprises including mortgage-

backed securities and collateralized mortgage obligations issued by Fannie Mae, Ginnie Mae, and Freddie Mac; corporate and municipal bonds; collateralized mortgage obligations (CMOs) and real estate mortgage investment conduits (REMICs); certificates of deposit in other financial institutions; and federal funds, among other investments.

At March 31, 2023, our investment portfolio consisted of securities and obligations issued by U.S. government-sponsored enterprises as well as state and municipal securities. At March 31, 2023, we also owned $563,000 of Federal Home Loan Bank of Topeka stock. As a member of Federal Home Loan Bank of Topeka, we are required to purchase stock in the Federal Home Loan Bank of Topeka, which is carried at cost and classified as a restricted investment.

Portfolio Maturities and Yields. The composition and maturities of the securities portfolio at March 31, 2023 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. The weighted average yield is calculated based on the yield to maturity weighted for the size of each security over the entire portfolio of securities. No tax-equivalent yield adjustments have been made, as the effects would be immaterial.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total

	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

	(Dollars in thousands)

Investment securities:
Municipal bonds	$60	0.40%	$2,442	2.05%	$1,803	1.96%	$4,689	2.00%	$8,994	$7,706	2.00%
Mortgage-backed securities:
U.S. Government agency and government-sponsored enterprise	—	—%	927	2.89%	3,898	2.70%	50,417	2.38%	55,242	50,552	2.41%

Total	$60	0.40%	$3,369	2.28%	$5,701	2.46%	$55,106	2.35%	$64,236	$58,258	2.35%

For additional information regarding our investment securities portfolio, see Note 2 to the notes to consolidated financial statements.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We may also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area. We offer a selection of deposit accounts, including savings accounts, checking accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and our favorable reputation in the community to attract and retain local deposits. We also seek to obtain deposits from our commercial loan customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the distribution of total deposits, by account type, at the dates indicated.

	At March 31,

	2023			2022
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)

Noninterest-bearing demand	$73,248	18.74%	—%	$75,284	20.63%	—%
Savings accounts	49,844	12.75	0.14%	55,539	15.22	0.09%
Money market accounts	24,887	6.37	0.74%	28,018	7.68	0.62%
NOW accounts	157,337	40.24	0.76%	162,189	44.43	0.24%
Certificates of deposit	70,187	17.95	1.65%	28,284	7.75	0.94%
Individual retirement accounts	15,449	3.95	1.44%	15,689	4.30	1.39%

Total	$390,952	100.00%	0.61%	$365,003	100.00%	0.30%

As of March 31, 2023 and 2022, the aggregate amount of uninsured deposits (deposits in amounts greater than or equal to $250,000, which is the maximum amount for federal deposit insurance), was $59.2 million and $59.7 million, respectively. In addition, as of March 31, 2023, the aggregate amount of all our uninsured certificates of deposit was $4.3 million. We have no deposits that are uninsured for any reason other than being in excess of the maximum amount for federal deposit insurance.

At March 31, 2023, we had approximately 160 depositors with uninsured deposits, resulting in an average balance of uninsured deposits of $370,000 per uninsured depositor. Of total uninsured deposits as of March 31, 2023, $22.3 million, or 41.4%, consisted of NOW accounts, $19.7 million, or 36.7%, consisted of money market accounts and $11.7 million, or 21.8%, consisted of noninterest-bearing demand accounts.

The following table sets forth the maturity of our uninsured certificates of deposit as of March 31, 2023.

At March 31, 2023
(In thousands)
Maturity Period:
Three months or less	$217
Over three through six months	2,861
Over six through twelve months	632
Over twelve months	587

Total	$4,297

Borrowings. We may obtain advances from the Federal Home Loan Bank of Topeka upon the security of our capital stock in it and our one- to four-family residential real estate portfolio. We may utilize these advances for asset/liability management purposes and for additional funding for our operations. Such advances may be made under several different credit programs, each of which has its own interest rate and range of maturities. At March 31, 2023, we had no outstanding advances from the Federal Home Loan Bank of Topeka. At March 31, 2023, based on pledged collateral and our ownership of Federal Home Loan Bank of Topeka common stock, we had access to up to $40.6 million of advances from the Federal Home Loan Bank of Topeka. We could significantly increase our borrowing capacity from the Federal Home Loan Bank of Topeka if we pledged additional assets as security. As of that date, we had a $5.0 million borrowing line from a private bankers’ bank, and we also have the ability to participate in the Federal Reserve Board’s Bank Term Funding Program if needed.

Properties

We operate from our main office in Grand Island, Nebraska, six branch offices located in Grand Island, Hastings, Holdrege, Lexington and Superior, Nebraska, a drive-up facility in Grand Island, Nebraska and a loan production office in Lincoln, Nebraska. At March 31, 2023, the net book value of our properties (including furniture, fixtures and equipment) was $4.1 million. We own seven of our properties and lease the remaining two properties. Our properties range in size from 1,150 square feet to 12,197 square feet. Although we believe that our current facilities are adequate to meet our present and foreseeable needs, we intend to establish a branch office in Lincoln, Nebraska, as a replacement for our loan production office currently located in Lincoln. We currently anticipate opening this office in the fourth quarter of 2024.

Subsidiary Activities

Upon completion of the conversion and stock offering, Home Federal Savings will become the sole and wholly-owned subsidiary of Central Plains Bancshares. Home Federal Savings’ only subsidiary is First Service Corporation, a Nebraska corporation that provides insurance services directly and sells securities through a third-party arrangement.

Legal Proceedings

At March 31, 2023, we were not involved in any legal proceedings, the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation Agreements

Upon the completion of the conversion and stock offering, Home Federal Savings will enter into an agreement with Central Plains Bancshares for Home Federal Savings to provide Central Plains Bancshares with certain administrative support services, including use of the premises, furniture, equipment and employees of Home Federal Savings as needed in the conduct of Central Plains Bancshares’ business. Central Plains Bancshares will compensate Home Federal Savings in an amount not less than the fair market value of the services provided. In addition, upon the consummation of the conversion and stock offering, Central Plains Bancshares and Home Federal Savings will enter into an agreement to establish a method for allocating and reimbursing the payment of their consolidated Federal and state tax liabilities and any local tax liabilities.

Employees

At March 31, 2023, we had 67 full-time employees and four part-time employees. Our employees are not represented by a collective bargaining group. Management believes that we have a good working relationship with our employees.

REGULATION AND SUPERVISION

General

As a federal savings association, Home Federal Savings is subject to examination and regulation by the OCC, and is also subject to examination by the FDIC as the insurer of its deposit accounts. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders. Home Federal Savings also is a member of and owns stock in the Federal Home Loan Bank of Topeka, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. The receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Home Federal Savings or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

Following the conversion and stock offering, Central Plains Bancshares will be a savings and loan holding company and will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by the enforcement authority of the Federal Reserve Board. Central Plains Bancshares will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the OCC, the FDIC, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of Central Plains Bancshares and Home Federal Savings.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Home Federal Savings and Central Plains Bancshares. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Home Federal Savings and Central Plains Bancshares.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Home Federal Savings may invest in mortgage loans secured by residential and commercial real estate, commercial and industrial and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Home Federal Savings may also establish subsidiaries that may engage in certain activities not otherwise permissible for Home Federal Savings to engage in directly, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-weighted assets ratio of 4.5%, a Tier 1 capital to risk-weighted assets ratio of 6.0%, a total capital to risk-weighted assets of 8.0%, and a 4.0% Tier 1 capital to adjusted average total assets leverage ratio.

Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Home Federal Savings exercised its AOCI opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential real estate loans, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

The federal banking agencies have developed a “Community Bank Leverage Ratio” (the ratio of Tier 1 capital to average total consolidated assets) for financial institutions with assets of less than $10 billion that meet certain qualifying criteria. A “qualifying community bank” that exceeds this ratio will be deemed compliant with all other capital requirements, including the capital requirements to be considered “well capitalized” under Prompt Corrective Action statutes. The federal banking agencies may consider a financial institution’s risk profile when evaluating whether it qualifies as a community bank for purposes of the capital ratio requirement. The federal banking agencies must set the minimum Community Bank Leverage Ratio at not less than 8% and not more than 10%, and as of January 1, 2022, it has been set at 9%. Home Federal Savings has not elected to be subject to the Community Bank Leverage Ratio framework.

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. At March 31, 2023, Home Federal Savings complied with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Home Federal Savings must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, it must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Home Federal Savings also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended. This test generally requires a savings association to have at least 75% of its deposits held by the public and earn at least 25% of its income from loans and U.S. government obligations. Alternatively, a savings association can satisfy this test by maintaining at least 60% of its assets in cash, real estate loans and U.S. Government or state obligations.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At March 31, 2023, Home Federal Savings complied with the qualified thrift lender test, with a percentage of qualified thrift investments to total assets of approximately 68.44%.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to its capital account. A federal savings association must file an application with the OCC for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus its retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•

the savings association is not eligible for expedited treatment of its filings, generally due to an unsatisfactory CAMELS rating or being subject to a cease and desist order or formal written agreement that requires action to improve the institution’s financial condition.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as Home Federal Savings will be upon the consummation of the conversion and stock offering, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the OCC is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice. In 2022, the OCC and other bank regulatory agencies released a notice of proposed rulemaking to strengthen and modernize the Community Reinvestment Act regulations and framework.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Home Federal Savings received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulations. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Home Federal Savings. Central Plains Bancshares will be an affiliate of Home Federal Savings because of its control of Home Federal Savings. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Home Federal Savings’ authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•

be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Home Federal Savings’ capital.

In addition, extensions of credit in excess of certain limits must be approved by Home Federal Savings’ board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease-and-desist order or the imposition of civil money penalties.

Interstate Banking and Branching. Federal law permits well-capitalized and well-managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Action. Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the regulations, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well capitalized to comply with supervisory actions as if it were in the next lower category.

The OCC may order savings associations that have insufficient capital to take corrective actions. For example, a savings association that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a savings association is required to guarantee that the savings association complies with the restoration plan. A “significantly undercapitalized” savings association may be subject to additional restrictions. Savings associations deemed by the OCC to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

At March 31, 2023, Home Federal Savings met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. Home Federal Savings is a member of the Deposit Insurance Fund, which is administered by the FDIC. Its deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per depositor.

The FDIC imposes deposit insurance assessments against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the Deposit Insurance Fund, with institutions deemed less risky paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. The FDIC may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking, and adopted a final rule in October 2022 to increase initial base deposit insurance assessment rates by two basis points beginning in the first quarterly assessment period of 2023.

A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of Home Federal Savings. We cannot predict what deposit insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of deposit insurance for Home Federal Savings.

Privacy Regulations. Federal regulations generally require that Home Federal Savings disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Home Federal Savings is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Home Federal Savings has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

USA Patriot Act. Home Federal Savings is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by Home Federal Savings are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of Home Federal Savings also are subject to, among others, the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System

Home Federal Savings is a member of the Federal Home Loan Bank of Topeka, which is one of 11 regional Federal Home Loan Banks in the Federal Home Loan Bank System. The Federal Home Loan Bank of Topeka provides a central credit facility primarily for its member institutions. Members of the Federal Home Loan Bank of Topeka are required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Topeka. Home Federal Savings complied with this requirement at March 31, 2023. Based on redemption provisions of the Federal Home Loan Bank of Topeka, the stock has no quoted market value and is carried at cost. Home Federal Savings reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Topeka stock. At March 31, 2023, no impairment has been recognized.

Holding Company Regulation

Upon completion of the conversion and stock offering, Central Plains Bancshares will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over Central Plains Bancshares and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Home Federal Savings.

As a savings and loan holding company, Central Plains Bancshares’ activities will be limited to those activities permissible by law for financial holding companies (if Central Plains Bancshares makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. Central Plains Bancshares does not intend to make an election to be treated as a financial holding company. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition under Section 13(k) of the Federal Deposit Insurance Act or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act requires the Federal Reserve Board to establish minimum consolidated capital requirements for all depository institution holding companies that are as stringent as those required for the insured depository subsidiaries. However, savings and loan holding companies of under $3 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve determines otherwise in particular cases.

The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has promulgated regulations implementing the “source of strength” policy that require holding companies to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Central Plains Bancshares to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

For Central Plains Bancshares to be regulated by the Federal Reserve Board as savings and loan holding company rather than as a bank holding company, Home Federal Savings must qualify as a “qualified thrift lender” under federal regulations or satisfy the “domestic building and loan association” test under the Internal Revenue Code. Under the qualified thrift lender test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangible assets, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine out of each 12 month period. At March 31, 2023, Home Federal Savings maintained approximately 68.44% of its portfolio assets in qualified thrift investments and was in compliance with the qualified thrift lender requirement.

Federal Securities Laws

Central Plains Bancshares common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. Central Plains Bancshares will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.

The registration under the Securities Act of 1933, as amended, of shares of common stock issued in Central Plains Bancshares’ stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Central Plains Bancshares may be resold without registration. Shares purchased by an affiliate of Central Plains Bancshares will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Central Plains Bancshares meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Central Plains Bancshares that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Central Plains Bancshares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Central Plains Bancshares may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures required under the federal securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, a federal statute, no person may acquire control of a savings and loan holding company such as Central Plains Bancshares unless the Federal Reserve Board has been given 60 days prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with Central Plains Bancshares, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

TAXATION

Federal Taxation

General. Central Plains Bancshares and Home Federal Savings are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Central Plains Bancshares and Home Federal Savings.

Method of Accounting. For federal income tax purposes, Home Federal Savings currently reports its income and expenses on the accrual method of accounting and uses a tax year ending March 31 for filing its federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions considered “large banks,” effective for taxable years beginning after 1995. Home Federal Savings is considered a “small bank” and therefore continues to use the reserve method of accounting for bad debt reserves.

Minimum Tax. The alternative minimum tax (“AMT”) for corporations has been repealed for tax years beginning after December 31, 2017. Any unused minimum tax credit of a corporation may be used to offset regular tax liability for any tax year. At March 31, 2023 Home Federal Savings had no minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a corporation may carry forward net operating losses generated in tax years beginning after December 31, 2017 indefinitely and can offset up to 80% of taxable income. Generally, net operating losses that existed prior to December 31, 2017 were required to be carried back to the two preceding years, with any excess carried over to the succeeding 20 tax years. Such losses can offset up to 100% of taxable income subject to Internal Revenue Code Section 382 limitation. At March 31, 2023, Home Federal Savings had $1.9 million of pre-2018 net operating loss carry forward limited to utilization of $167,000 per tax year under Internal Revenue Code Section 382.

Capital Loss Carryovers. Generally, a corporation may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At March 31, 2023, Home Federal Savings had no capital loss carryovers.

Corporate Dividends. Central Plains Bancshares may generally exclude from our income 100% of dividends received from Home Federal Savings as a member of the same affiliated group of corporations.

Audit of Tax Returns. Home Federal Savings’ federal income tax returns have not been audited in the most recent five-year period.

State Taxation

We are subject to Nebraska state taxation. Under Nebraska law, Home Federal Savings pays a financial institution tax that we classify as a franchise tax in lieu of a corporate income tax. The franchise tax is the lesser of two amounts computed based on our quarterly average deposits and net financial income, respectively. Presently, the tax is $0.45 per $1,000 of quarterly average deposits not to exceed an amount determined by applying 3.66% to our net financial income. Net financial income is our income after ordinary and necessary expenses but before income taxes as reported to the OCC. In addition, Central Plains Bancshares will be required to file a Nebraska income tax return. For Nebraska tax purposes, corporations are presently taxed at a rate equal to 5.58% of the first $100,000 of taxable income and 7.25% of taxable income in excess of $100,000. For this purpose, “taxable income” generally means Federal taxable income, subject to certain adjustments (including addition of interest income on non-Nebraska municipal obligations and excluding interest income from qualified U.S. governmental obligations). For Nebraska tax return purposes, taxable income on the return filed for Central Plains Bancshares is determined without regard to the taxable income of Home Federal Savings as Home Federal Savings files separate Nebraska financial institution tax return.

Other applicable state taxes include sales and use taxes and real and personal property taxes.

Our state income tax returns have not been audited in the most recent five-year period.

As a Maryland business corporation, Central Plains Bancshares will be required to file an annual report with and pay personal property taxes to the State of Maryland.

MANAGEMENT

Shared Management Structure

Each director of Central Plains Bancshares is a director of Home Federal Savings. Each executive officer of Central Plains Bancshares is an executive officer of Home Federal Savings. We expect that Central Plains

Bancshares and Home Federal Savings will continue to have a shared management structure until there is a business reason to establish separate management structures.

Our Directors

The board of directors of Central Plains Bancshares consists of seven members. Directors serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The following sets forth certain information regarding the members of our board of directors, including the terms of office of board members. Except as indicated herein, there are no arrangements or understandings between any director and any other person pursuant to which the director was selected. Age information is as of March 31, 2023, and term as a director reflects service with Home Federal Savings.

With respect to directors, the biographies contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director.

All of our directors are long-time residents of the communities we serve and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each director continuing in office has significant knowledge of the businesses that operate in our market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. As the holding company for a community banking institution, we believe that the local knowledge and experience of our directors assists us in assessing the credit and banking needs of our customers, developing products and services to better serve our customers and in assessing the risks inherent in our lending operations. As local residents, our directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists us in structuring our marketing efforts and community outreach programs.

Directors with terms ending in 2024:

Brett A. Duff served as President and Owner of Duff Roofing from 1983 until his retirement in 2010, having previously served in the U.S. Air Force for seven years and then worked with entities that marketed computer services to financial institutions. His experience in the home roofing and business construction industry gives our board of directors insight into the various trade industries and local contractors. Age 73. Director since 1995.

Russell R. Rerucha was the Chief Executive Officer, President and Chairman of the Board of Green Line Equipment, Inc., a group of John Deere dealerships, from 2001 until it merged with two other dealerships in 2020 to form AKRS Equipment Solutions, Inc. Mr. Rerucha has served as the Chairman of the Board of AKRS Equipment Solutions since its formation. Mr. Rerucha’s experience gives him extensive insight into the businesses operating in our market areas as well as with respect to mergers and acquisitions. Age 62. Director since 2021.

Joseph P. Stump is a partner with AMGL, P.C., which provides wealth management, tax, accounting, and business consulting services, where he has worked since 2007. Mr. Stump is a Certified Public Accountant in the state of Nebraska. He is also a Personal Financial Specialist, Certified Valuation Analyst and a Certified Governmental Finance Manager. Mr. Stump’s experience as a small business owner gives him extensive insight into the businesses operating in our market areas. His work experience also qualifies him to be a member of the Audit Committee as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission. Age 38. Director since 2022.

Directors with terms ending following the year ending in 2025:

William D. Oltean is retired, having owned and served in various executive capacities, including President and Chief Executive Officer, of Heartland Ag, Inc., an agricultural equipment distributor. Mr. Oltean previously served in various capacities from 1994 to 2010 with companies that, through a series of mergers, merged into

Verizon Wireless. Mr. Oltean is a Certified Public Accountant (Inactive Registrant) in the state of Nebraska. Mr. Oltean’s experience as a business owner of an agricultural company gives him extensive insight into the agricultural customers in our market areas. His work experience also qualifies him to be a member of the Audit Committee as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission. Age 59. Director since 2018.

Tamara L. Slater is retired, having served as the Chief Executive Officer of Goodwill Industries of Greater Nebraska, Inc. for over 12 years, and previously served as Vice President of Organizational Development & Administrative Services for Chief Automotive Systems, a Dover Company, for over 20 years. Ms. Slater provides the board of directors with extensive budget and accounting experience, as well as with respect to human resources matters, and her leadership overseeing hundreds of employees throughout her career provides direct insight into organizational matters. Age 62. Director since 2019.

Directors with terms ending following the year ending in 2026:

Steven D. Kunzman has served as Home Federal Savings’ President and Chief Executive Officer since 2015 and its Chairman of the Board since 2017, having been employed by Home Federal Savings for over 35 years. Mr. Kunzman’s direct experience in managing operations and employees provides the board of directors with insight into operations, and his position on the board of directors provides a clear and direct channel of communication from senior management to the full board and alignment on corporate strategy. Age 63. Director since 2010.

Daniel D. Naranjo is the Owner and Funeral Director of All Faiths Funeral Home, which he founded in 2000. Mr. Naranjo’s experience as a small business owner gives him extensive insight into the customers who live in our market areas and economic developments affecting the communities in which we operate, as well as the challenges facing small businesses in our market area. Age 60. Director since 2010.

Executive Officers Who Are Not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is as of March 31, 2023. Our executive officers are elected annually.

Kurt A. Haecker serves as our Executive Vice President and has been our Chief Lending Officer since 2015, having joined Home Federal Savings in 2007. Mr. Haecker has more than 35 years banking experience, previously serving in numerous lending and leadership roles with a regional bank that merged into a national institution. Age 60.

Lisa A. Harris serves as our Executive Vice President and has been our Chief Operating Officer since 2001, having joined Home Federal Savings in 1980. Age 61.

Board Independence

The board of directors has determined that all of our directors, except for Director Kunzman, are considered independent under the Nasdaq Stock Market corporate governance listing standards. Mr. Kunzman is not considered independent because he serves as an executive officer of Central Plains Bancshares and Home Federal Savings. In determining the independence of our directors, the board of directors considered relationships between Home Federal Savings and our directors that are not required to be reported under “ —Transactions With Certain Related Persons,” below, consisting of deposit accounts that our directors maintain at Home Federal Savings.

To our knowledge, there were no other transactions between us and any director or entity controlled by any director, which would interfere with the directors’ exercise of independent judgment in carrying out his responsibilities as a director.

Meetings and Committees of the Board of Directors of Central Plains Bancshares and Home Federal Savings

The board of directors of Central Plains Bancshares has met once since its incorporation to address certain organizational matters and matters related to the conversion and stock offering, and has established standing committees, including an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees will operate under a written charter, which will govern its composition, responsibilities and operations.

Our Audit Committee will initially consist of Directors Oltean, Slater and Stump, each of whom is considered an independent director under Nasdaq and Securities Exchange Commission rules with respect to service on the Audit Committee. The board of directors has determined that each of Directors Oltean and Stump will qualify as an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission. Our Compensation Committee will initially consist of Directors Duff, Naranjo, Oltean and Rerucha, and our Nominating and Corporate Governance Committee will initially consist of Directors Oltean, Rerucha, Slater and Stump.

During the year ended March 31, 2023, the board of directors of Home Federal Savings met 12 times. The Home Federal Savings board of directors conducts business through several committees, including an audit committee, a loan committee and an asset/liability management committee.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, we expect to adopt several policies to govern the activities of both Central Plains Bancshares and Home Federal Savings including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating and corporate governance and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Transactions With Certain Related Persons

Since April 1, 2020, except for loans to directors and executive officers made in the ordinary course of business that were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Home Federal Savings and for which management believes neither involve more than the normal risk of collection nor present other unfavorable features, we and our subsidiary have not had any transaction or series of transactions, or business relationships, nor are any such transactions or relationships proposed, in which the amount involved exceeds $120,000 and in which our directors or executive officers have a direct or indirect material interest.

Executive Compensation

Summary Compensation Table. The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the year ended March 31, 2023. These individuals are sometimes referred to in this prospectus as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (1)($)	Total ($)
Steven D. Kunzman Chairman of the Board of Directors, President and Chief Executive Officer	2023	221,885	1,982	81,250	22,693	327,810
Kurt A. Haecker Executive Vice President and Chief Lending Officer	2023	171,602	1,982	63,800	13,240	250,624
Lisa A. Harris Executive Vice President and Chief Operating Officer	2023	141,131	3,282	52,000	3,769	200,182

(1)	The compensation represented by the amounts for 2023 set forth in the “All Other Compensation” column for the named executive officers is as follows:

Name	Unused Vacation Pay	Automobile Allowance	Director Fees	Total All Other Compensation
Steven D. Kunzman	$2,010	$10,683	$10,000	$22,693
Kurt A. Haecker	$13,240	—	—	$13,240
Lisa A. Harris	$3,769	—	—	$3,769

Proposed Employment Agreement. Home Federal Savings does not currently maintain employment agreements with any of its employees. In connection with the conversion and stock offering, it intends to enter into an employment agreement with Steven D. Kunzman, our Chairman of the Board, President and Chief Executive Officer. Our continued success depends to a significant degree on the skills and competence of Mr. Kunzman and the employment agreement is intended to ensure we maintain a stable management base following the conversion and stock offering.

The employment agreement will have an initial term of three years. Commencing on the first anniversary of the date of the employment agreement and continuing each anniversary thereafter, the term of the agreement will extend for an additional year, so that the term again becomes three years. However, at least 30 days before the anniversary date of the agreement, the disinterested members of the board of directors must conduct a comprehensive performance evaluation of Mr. Kunzman and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the board of directors determines not to extend the term, it must notify Mr. Kunzman before the applicable anniversary date and the term of the agreement will expire at the end of the current term. If a change in control occurs during the term of the employment agreement, the term of the agreement will automatically renew for two years from the effective date of the change in control.

The employment agreement will provide Mr. Kunzman with an annual base salary of $227,000. The board of directors will review Mr. Kunzman’s base salary at least annually and the base salary may be increased, but not decreased. In addition to receiving a base salary, Mr. Kunzman will participate in any bonus programs and benefit plans made available to senior management employees. Home Federal Savings will also reimburse Mr. Kunzman for all reasonable business expenses incurred in performing his duties, as well for a membership at a local country club. Home Federal Savings will also provide Mr. Kunzman with the use of a bank-owned automobile.

In the event Mr. Kunzman voluntarily terminates employment without “good reason,” he will be entitled to receive the sum of his (i) unpaid salary, (ii) unpaid expense reimbursements, (iii) unused accrued paid time off and (iv) earned but unpaid incentive compensation (i.e., the “Accrued Obligations”).

In the event Mr. Kunzman’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” in either event other than in connection with a change in control, he will receive a severance payment, paid in a lump sum, equal to the Accrued Obligations plus the base salary and bonuses (based on the highest annual bonus earned during the three most recent calendar years before his date of termination) he would have received during the remaining term of the employment agreement. In addition, if Mr. Kunzman elects Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage, he will be reimbursed for his monthly COBRA premium payments for up to 18 months.

In the event Mr. Kunzman’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” in either event within 24 months following a change in control, he will receive a severance payment, paid in a single lump sum, equal to his Accrued Obligations plus three times the sum of (i) his base salary in effect as of the date of termination or immediately before the change in control, whichever is higher, and (ii) and highest annual cash bonus earned for the year in which the change in control occurs or any of the three prior calendar years. In addition, if Mr. Kunzman elects COBRA coverage, he will be reimbursed for his monthly COBRA premium payments for up to 18 months.

For purposes of the employment agreement, “good reason” includes (i) a material reduction in Mr. Kunzman’s authority, duties or responsibilities, (ii) a material reduction in his salary or incentive compensation opportunities, (iii) a relocation of his principal place of employment by more than 35 miles from Home Federal Savings’ home office location, or (iv) a material breach of the employment agreement by Home Federal Savings.

Should Mr. Kunzman become disabled during the term of the employment agreement, he will be entitled to the Accrued Obligations plus disability benefits, if any, provided under a long-term disability plan sponsored by Home Federal Savings. If Mr. Kunzman dies while employed by Home Federal Savings, his beneficiaries will receive the Accrued Obligations plus any benefit payable under any life insurance program sponsored by Home Federal Savings.

Upon termination of employment (other than a termination in connection with a change in control), Mr. Kunzman will be required to adhere to one-year non-competition and non-solicitation restrictions set forth in his employment agreement.

Proposed Change in Control Agreements. Home Federal Savings does not currently maintain change in control agreements with any of its employees. In connection with the conversion and stock offering, it intends to enter into a change in control agreement with each of Kurt A. Haecker, our Executive Vice President and Chief Lending Officer, and Lisa A. Harris, our Executive Vice President and Chief Operating Officer.

The change in control agreements will have initial terms of three years. At least 30 days before the anniversary date of the agreements, the disinterested members of the board of directors must conduct a comprehensive performance evaluation of the executives and affirmatively approve any extension of the agreements for an additional year or determine not to extend the term of the agreements. If the board of directors determines not to extend the term of an agreement, it must notify the executive before the applicable anniversary date and the term of the agreement will expire at the end of the current term. If a change in control occurs during the term of the change in control agreement, the term of the agreement will automatically renew for two years from the effective date of the change in control.

In the event the executive’s employment involuntary terminates for reasons other than cause, or in the event of the executive’s resignation for “good reason,” (which is defined substantially in the same manner as the term is defined in the employment agreements), during the term of the executive’s agreement, the executive will receive a severance payment, paid in a single lump sum, equal to three times the sum of (i) the executive’s base salary in effect as of the date of termination or immediately before the change in control, whichever is higher, and (ii) and highest annual cash bonus earned for the year in which the change in control occurs or any of the three prior calendar years. In addition, if the executive elects COBRA coverage, the executive will be reimbursed for the executive for the monthly COBRA premium payments for up to 18 months.

Bonus Policy. Home Federal Savings follows an informal bonus policy that requires the bank to have a minimum return on assets. Once that minimum amount is achieved, 35% of any amount over that minimum is set aside in a bonus pool for employees. The bonus pool is then split between managers (35%) and senior managers (65%). The board of directors then reviews the bonus pool each year and determines bonuses as a percentage of wages for each employee in the pool. The board of directors may exercise discretion in determining and paying these bonus amounts.

Supplemental Retirement Income Plan. Home Federal Savings has established a Supplemental Retirement Income Plan for each of the named executive officers (the “Supplemental Plan”). Under the Supplemental Plan, Home Federal Savings will provide an annual benefit, payable in 120 equal monthly installments, upon the executive’s retirement on or after attaining age 65. The annual benefit for Messrs. Kunzman and Haecker and Ms. Harris is $30,000, $6,300 and $14,700, respectively. If an executive terminates employment prior to attaining age 65, but after attaining age 55 and completing 10 years of service, they are eligible for a reduced benefit. The reduced benefit equals the normal retirement benefit multiplied by a fraction consisting of the number of years of consecutive service over the number of years of participation had the executive worked until age 65. Upon the death of an executive prior to retirement, the executive’s beneficiary will receive 1/12th of the annual retirement income the participant would have received, payable for 180 months following the executive’s death. If the executive dies after retiring and while receive benefits under the Supplemental Plan, the remaining benefits will continue to be paid to the executive’s beneficiary or estate in the same amount and over the same time the executive would have received the payments.

401(k) Plan. Home Federal Savings maintains the Home Federal-Grand Island 401(k) Retirement Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees. Eligible employees become participants in the 401(k) Plan and may make salary deferrals and, for certain participants, receive matching contributions under the plan after completing one month of service with the bank.

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, the maximum amount of compensation permitted by the Internal Revenue Code. For 2023, the salary deferral contribution limit is $22,500, provided, however, that a participant over age 50 may contribute an additional $7,500 to the 401(k) Plan for a total of $30,000. In addition to salary deferral contributions, Home Federal Savings currently makes matching contributions at the level of 100% of the participant’s salary deferral on the first 5% of the participant’s compensation. The matching contribution is only made for employees who do not participate in the Pension Plan, described below. Since each of the named executive officers participate in the Pension Plan, none of them receive matching contributions under the 401(k) Plan. Home Federal Savings may also make other discretionary contributions to the 401(k) Plan.

A participant is always 100% vested in his or her salary deferral contributions. A participant will vest in matching and other employer contributions at the rate of 20% per year of service, beginning after one year of service, so that a participant will become fully vested after completing five years of credited service. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed following the participant’s termination of employment. However, participants may take in-service withdrawals from the 401(k) Plan in certain circumstances, including for loans and hardships. Home Federal Savings intends to allow participants in the 401(k) plan to use their account balances in the 401(k) Plan to subscribe for stock in the offering. Expenses recognized in connection with the 401(k) Plan totaled approximately $99,000 for the year ended March 31, 2023.

Defined Benefit Pension Plan. Home Federal Savings maintains a defined benefit pension plan (the “Pension Plan”) for eligible employees. Effective as of January 1, 2016, the Pension Plan was amended so that no new employees would become eligible to participate in the plan. Participants in the Pension Plan are not eligible to receive matching contributions under the 401(k) Plan. Each of the named executive officers participates in the Pension Plan and are fully vested in their benefits under the plan.

The normal annual retirement benefit under the Pension Plan equals 2.0% of the participant’s compensation up to $600 and 2.5% of the participant’s compensation over $600, multiplied by the participant’s years of credit service (up to a maximum of 25 years). A participant who retires prior to attaining age 65 will receive a reduced benefit that is determined by multiplying their normal retirement benefits by a percentage which varies based on the number of years they retire before attaining age 65. The expense recognized in connection with the Pension Plan totaled approximately $630,000 for the fiscal year ended March 31, 2023.

Employee Stock Ownership Plan. Home Federal Savings intends to adopt an employee stock ownership plan, effective January 1, 2023, for eligible employees. It is anticipated that eligible employees will include employees who have attained age 21 and have completed one year of service. Employees employed as of January 1, 2023, will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Central Plains Bancshares’ common stock sold in the stock offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Central Plains Bancshares equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Home Federal Savings’ contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be a fixed-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the conversion and stock offering. If market conditions warrant, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion and stock offering, subject to applicable regulatory approvals or non-objections.

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among the participants’ accounts based on each participant’s proportional share of compensation relative to all participants. Participants will vest in their benefit at a rate of 20% per year beginning after one year of service, such that the participants will be 100% vested upon completion of five years of credited services. Participants who were employed by Home Federal Savings immediately before the completion of the conversion and stock offering will receive credit for vesting purposes for years of service before adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon termination from employment. The employee stock ownership plan will reallocate any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan will permit participants to direct the trustee as to how to vote shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Home Federal Savings will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of Central Plains Bancshares common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of Central Plains Bancshares.

Directors’ Compensation

The following table sets forth for the year ended March 31, 2023, certain information as to the total remuneration we paid to our non-employee directors. Director fees paid to Mr. Kunzman are included in the Summary Compensation Table, above.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Brett A. Duff	20,000	—	20,000
Daniel D. Naranjo	20,000	—	20,000
William D. Oltean	18,750	—	18,750
Russ R. Rerucha	18,750	—	18,750
Tamara L. Slater	18,750	—	18,750
Joseph P. Stump	18,750	—	18,750

Director Fees. Effective April 1, 2023, directors of Home Federal Savings who are not employees of Home Federal Savings receive an annual fee of $19,500, while directors of Home Federal Savings who are also employees of Home Federal Savings receive an annual fee of $9,500. No additional fees are paid for attending meetings of the Board of Directors or of its committees. Individuals who serve as directors of our subsidiary, First Service Corporation, also receive an annual fee of $1,500.

Each individual who serves as a director of Home Federal Savings also serves as a director of Central Plains Bancshares. Initially, directors will receive director fees only in their capacity as a director of Home Federal Savings. Following the completion of the conversion and stock offering, Central Plains Bancshares may also determine to pay director fees but has not determined to do so at this time.

Benefits to be Considered Following Completion of the Conversion and Stock Offering

Stock-Based Benefit Plans. Following the conversion and stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted stock awards (including restricted stock units). The stock-based benefit plans will not be adopted sooner than six months after the conversion, and, if adopted within 12 months after the conversion, stockholders must approve the plans by a majority of the votes eligible to be cast. If the stock-based benefit plans are established more than 12 months after the conversion, stockholders must approve the plans by a majority of votes cast. Also, if adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the shares sold in the stock offering.

The following additional restrictions would apply to our stock-based benefit plans if we adopt such plans within 12 months after the conversion:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under any plan;

•	any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the shares sold in the stock offering, unless Home Federal Savings has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the stock offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Central Plains Bancshares or Home Federal Savings.

We have not determined whether we will present stock-based benefit plans for stockholder approval before or after 12 months after the completion of the conversion.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of the common stock of Central Plains Bancshares when the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	Value of Shares Awarded at Minimum of Offering Range	Value of Shares Awarded at Midpoint of Offering Range	Value of Shares Awarded at Maximum of Offering Range	Value of Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$ 8.00	$870	$1,024	$1,178	$1,354
10.00	1,088	1,280	1,472	1,693
12.00	1,306	1,536	1,766	2,031
14.00	1,523	1,792	2,061	2,370

The grant-date fair value of the options granted under the new stock-based benefit plans will be based in part on the price of shares of common stock of Central Plains Bancshares when the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	Value of Options at Minimum of Offering Range	Value of Options at Midpoint of Offering Range	Value of Options at Maximum of Offering Range	Value of Options at Adjusted Maximum of Offering Range
(In thousands, except exercise price and fair value information)
$ 8.00	$3.14	$854	$1,005	$1,156	$1,329
10.00	3.93	1,069	1,258	1,446	1,663
12.00	4.71	1,281	1,507	1,733	1,993
14.00	5.50	1,496	1,760	2,024	2,328

The above tables are provided for informational purposes only. There can be no assurance that our stock price will not trade below the offering price of $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors.”

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, executive officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. If the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the stock offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the conversion. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the stock offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering set forth under “The Conversion and Stock Offering—Limitations on Common Stock Purchases.”

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent Outstanding at Minimum of Offering Range
Steven D. Kunzman, Chairman of the Board, President and Chief Executive Officer	30,000	$300,000	1.1%
Brett A. Duff, Director	2,000	20,000	*
Daniel D. Naranjo, Director	10,000	100,000	*
William D. Oltean, Director	35,000	350,000	1.3
Russell R. Rerucha, Director	30,000	300,000	1.1
Tamara L. Slater, Director	2,000	20,000	*
Joseph P. Stump, Director	50,000	500,000	1.8
Kurt A. Haecker, Executive Vice President and Chief Lending Officer	20,000	200,000	*
Lisa A. Harris, Executive Vice President and Chief Operating Officer	10,000	100,000	*

All directors and executive officers as a group (9 persons)	189,000	$1,890,000	6.9%

*	Less than 1.0%
(1)

Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individual is not aware of any other intended purchases by a person or entity that would be considered an associate of the named individual under the plan of conversion.

THE CONVERSION AND STOCK OFFERING

The board of directors of Home Federal Savings has approved the plan of conversion. The plan of conversion must also be approved by Home Federal Savings’ members (its depositors and certain borrowers). A special meeting of members to be held September 28, 2023 has been called for this purpose. Home Federal Savings has filed an application with respect to the conversion and stock offering with the OCC, and Central Plains Bancshares has filed a holding company application with the Federal Reserve Board. The approvals of the OCC and the Federal Reserve Board are required before we can consummate the conversion and stock offering. Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

General

The board of directors of Home Federal Savings adopted and approved the plan of conversion on June 6, 2023. According to the plan of conversion, Home Federal Savings will convert from the mutual form of organization to the stock form of organization. In connection with the conversion, Home Federal Savings has organized a new Maryland stock holding company named Central Plains Bancshares, Inc., which will sell shares of common stock to the public in an initial public stock offering. When the conversion and stock offering are completed, all of the capital stock of Home Federal Savings will be owned by Central Plains Bancshares, and all of the common stock of Central Plains Bancshares will be owned by its stockholders.

Central Plains Bancshares expects to retain between $10.5 million and $14.5 million of the net proceeds of the stock offering, or $16.8 million if the offering range is increased by 15% because of demand for the shares or changes in market conditions. Home Federal Savings will receive a capital contribution equal to at least 50% of the net proceeds of the stock offering. Based on this formula, we anticipate that Central Plains Bancshares will invest in Home Federal Savings $12.7 million, $15.1 million, $17.5 million and $20.2 million, respectively, of the net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range. The conversion and stock offering will be consummated only upon the sale of at least 2,720,000 shares of our common stock.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to Eligible Account Holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the public, with a preference given to natural persons (and trusts of natural persons) residing in our “local community,” which we have defined as the Nebraska counties of Adams, Buffalo, Clay, Dawson, Gosper, Hall, Hamilton, Howard, Lancaster, Merrick, Nuckolls and Phelps. In addition, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated offering to be managed by KBW, acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in any community offering or any syndicated offering. The community offering and/or syndicated offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the OCC. See “—Community Offering” and “—Syndicated Offering.”

We determined the number of shares of common stock to be offered in the stock offering based upon an independent valuation of the estimated consolidated pro forma market value of Central Plains Bancshares, assuming the conversion and stock offering are completed. All shares of common stock to be sold in the stock offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the stock offering will be determined at the completion of the stock offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the plan of conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each banking office of Home Federal Savings and as described in the section of this prospectus entitled “Where You Can Find Additional Information.” The plan of conversion is also filed as an exhibit to Home Federal Savings’ application for approval to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the OCC. The plan of conversion is also filed as an exhibit to Central Plains Bancshares’ registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the stock offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to offer our customers and employees an opportunity to purchase an equity interest in Home Federal Savings by purchasing shares of common stock of Central Plains Bancshares.

Additionally, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Home Federal Savings has not required these capital tools and stock incentives in the past, they could prove to be important to implementing our business strategy, and management believes that the additional capital raised in the stock offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by members of Home Federal Savings is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been set for September 28, 2023. The plan of conversion also must be approved by the OCC. Additionally, the Federal Reserve Board must approve Central Plains Bancshares’ holding company application. We cannot consummate the conversion and the stock offering without satisfying the conditions contained in these approvals.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion and stock offering are being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Home Federal Savings will continue to be a federally-chartered savings association and will continue to be regulated by the OCC, while Central Plains Bancshares will be regulated by the Federal Reserve Board. After the conversion and stock offering, we will continue to offer existing services to depositors, borrowers and other customers. The individuals serving as directors of Home Federal Savings at the time of the conversion will serve as the directors of Home Federal Savings and of Central Plains Bancshares after the conversion and stock offering.

Effect on Deposit Accounts. According to the plan of conversion, each depositor of Home Federal Savings at the time of the conversion and stock offering will automatically continue as a depositor after the conversion and stock offering, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion and stock offering. Each such account will be insured by the FDIC to the same extent as before the conversion and stock offering. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Home Federal Savings will be affected by the conversion and stock offering, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion.

Effect on Voting Rights of Members. All of our depositors and certain borrowers are members of and have voting rights in Home Federal Savings as to all matters requiring a vote of members, including the election of directors of Home Federal Savings, proposed amendments to Home Federal Savings’ charter, and the vote on the plan of conversion. Upon completion of the conversion and stock offering, Home Federal Savings will cease to have members and former members will no longer have voting rights in Home Federal Savings. Upon completion of the conversion and stock offering, all voting rights in Home Federal Savings will be vested in Central Plains Bancshares as the sole stockholder of Home Federal Savings. The stockholders of Central Plains Bancshares will possess exclusive voting rights with respect to Central Plains Bancshares common stock.

Tax Effects. We have received opinions of our counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion and stock offering to the effect that the conversion will not be taxable for federal or Nebraska income tax purposes to Home Federal Savings or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of Home Federal Savings has both a deposit account in Home Federal Savings and a pro rata ownership interest in the net worth of Home Federal Savings based upon the deposit balance in the depositor’s account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Home Federal Savings. Any depositor who opens a deposit account obtains a pro rata ownership interest in Home Federal Savings without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Home Federal Savings, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings association normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the institution is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Home Federal Savings after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Home Federal Savings were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to depositors as of March 31, 2022 and June 30, 2023 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Central Plains Bancshares as the sole owner of Home Federal Savings’ capital stock. According to OCC rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the stock offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Feldman Financial, an independent appraisal firm, to prepare an independent valuation appraisal. For its services in preparing the initial valuation, Feldman Financial will receive a fee of $50,000. Feldman Financial will receive a fee of $10,000 for each valuation update, and will be reimbursed for its expenses up to $5,000.

We are not affiliated with Feldman Financial, and neither we nor Feldman Financial has an economic interest in, or is held in common with, the other. Feldman Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Feldman Financial from serving in the role of our independent appraiser.

We have agreed to indemnify Feldman Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its gross negligence, bad faith or willful misconduct.

The independent valuation appraisal considered the pro forma effect of the stock offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. Feldman Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. Feldman Financial did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

The independent valuation was prepared by Feldman Financial in reliance upon the information contained in this prospectus, including our consolidated financial statements. Feldman Financial also considered the following factors, among others:

•	the operating results and financial condition of Home Federal Savings and the projected operating results and financial condition of Central Plains Bancshares;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and stock offering on Central Plains Bancshares’ stockholders’ equity and earnings potential;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that Feldman Financial considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). Because of the initial and continuing listing standards of Nasdaq and the New York Stock Exchange, including public float and round lot holders requirements, as well as the fact that many of the smaller converted thrifts ultimately de-list their shares from Nasdaq and/or are acquired by larger companies, some of the peer group companies have a comparatively larger asset size than Home Federal Savings. The peer group companies selected also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully converted form for at least one year. In addition, the peer group companies were limited to the following selection criteria: (i) headquartered in Midwest, Southwest, Southeast, or Mid-Atlantic states; (ii) total assets of less than $850 million; and (iii) tangible equity-to-assets ratios of greater than

6.5%. In selecting the peer group, Feldman Financial considered certain key criteria such as asset size, stock exchange listing, market capitalization, capital level, profitability and other financial characteristics, operating strategy, and market area. Because of the regulatory appraisal guidelines and the limited number of publicly traded savings institutions and thrift holding companies, the selection criteria utilized by Feldman Financial was expanded to develop a significant number of peer group companies for comparative analysis. Specifically, Feldman Financial broadened the geographic screening process to include companies located in other regions of the country and exhibiting operating profiles similar to Home Federal Savings. As a result, the average asset size of the peer group closely approximates the asset size of Home Federal Savings. Feldman Financial believed that the peer group’s similar operating fundamentals and business strategies with regard to Home Federal Savings provided for a meaningful basis of comparison for valuation pricing purposes.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 2.93% and purchases in the open market of 4.0% of the common stock sold in the stock offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that at June 2, 2023, the estimated pro forma market value of Central Plains Bancshares ranged from $27.2 million to $36.8 million, with a midpoint of $32.0 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered for sale in the stock offering equals to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range is 2,720,000 shares, the midpoint of the offering range is 3,200,000 shares and the maximum of the offering range is 3,680,000 shares, or 4,232,000 shares if the maximum amount is increased by 15% because of demand for shares or changes in market conditions.

In applying each of the valuation methods, Feldman Financial considered adjustments to our pro forma market value based on a comparison of Central Plains Bancshares with the peer group. Feldman Financial made downward adjustments for marketing of the stock issue and earnings growth and viability. The downward adjustment for marketing of the issue was based on the risk and uncertainty related to a new offering in the current environment of stock market volatility. The downward adjustment for earnings growth and viability was prompted by Home Federal Savings’ lower profitability and higher level of loan loss provision expense as compared to the overall peer group companies. Feldman Financial made no adjustments for financial condition, market area, management, dividend policy, and subscription interest.

The following table presents a summary of selected pricing ratios for the peer group companies and for Central Plains Bancshares (on a pro forma basis) utilized by Feldman Financial in its appraisal. These ratios are based on Central Plains Bancshares’ pro forma book value, tangible book value and core earnings as of and for the 12 months ended March 31, 2023. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of June 2, 2023. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 29.8% on a price-to-book value basis, a discount of 30.7% on a price-to-tangible book value basis and a discount of 23.4% on a price-to-core earnings basis.

	Price-to-core earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
Central Plains Bancshares (pro forma basis, assuming completion of the conversion and stock offering):
Adjusted Maximum	19.61x	57.21%	57.21%
Maximum	17.24x	53.19%	53.19%
Midpoint	15.38x	49.26%	49.26%
Minimum	13.33x	44.78%	44.78%
Valuation of peer group companies, all of which are fully converted (historical basis):
Average	20.07x	70.17%	71.10%
Median	17.78x	69.57%	69.81%

(1)

Price-to-earnings multiples calculated by Feldman Financial for the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different from those presented in “Pro Forma Data.”

The following table presents information regarding the peer group companies utilized by Feldman Financial in its independent appraisal. All of the peer group companies are traded on the Nasdaq stock market. Total assets are as of March 31, 2023.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(In millions)
1895 Bancorp of Wisconsin, Inc.	BCOW	Greenfield, WI	$551.6
Catalyst Bancorp, Inc.	CLST	Opelousas, LA	275.8
Cullman Bancorp, Inc.	CULL	Cullman, AL	417.5
Generations Bancorp NY, Inc.	GBNY	Seneca Falls, NY	389.2
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	686.0
IF Bancorp, Inc.	IROQ	Watseka, IL	843.0
Magyar Bancorp, Inc.	MGYR	New Brunswick, NJ	839.9
Mid-Southern Bancorp, Inc.	MSVB	Salem, IN	266.4
NSTS Bancorp, Inc.	NSTS	Waukegan, IL	259.6
PB Bankshares, Inc.	PBBK	Coatesville, PA	393.1
TC Bancshares, Inc.	TCBC	Thomasville, GA	429.7
Texas Community Bancshares, Inc.	TCBS	Mineola, TX	418.0

Our board of directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	a comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Feldman Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the OCC, if required, as a result of subsequent developments in our financial condition or market conditions generally. If the independent valuation is updated to amend our pro forma market value to less than $27.2 million or more than $42.3 million, the updated appraisal will be filed with the Securities and Exchange Commission by means of a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Feldman Financial did not independently verify our consolidated financial statements and other information that we provided to them, nor did Feldman Financial independently value our assets or liabilities. The independent valuation considers

Home Federal Savings as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the stock offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $42.3 million, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 4,232,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the stock offering.

If the update to the independent valuation at the conclusion of the stock offering results in an increase in the maximum of the valuation range to more than $42.3 million, and a corresponding increase in the offering range to more than 4,232,000 shares, or a decrease in the minimum of the valuation range to less than $27.2 million and a corresponding decrease in the offering range to fewer than 2,720,000 shares, then we will promptly return, with interest at a rate of 0.20% per annum, all funds received in the stock offering and cancel deposit account withdrawal authorizations. After consulting with the OCC, we may terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the OCC in order to complete the conversion and stock offering. If we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the OCC, for periods of up to 90 days.

An increase in the number of shares to be issued in the stock offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the stock offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

A copy of Feldman Financial’s independent valuation appraisal report is available for inspection at our offices, as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

According to the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all valid subscriptions we receive will depend on the availability of common stock after satisfaction of all valid subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on March 31, 2022 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 35,000 shares ($350,000) of our common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on March 31, 2022. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or senior officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent of such portion of their subscription rights attributable to their increased deposits during the year preceding March 31, 2022.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan which we are establishing in connection with the conversion, as well as our 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the stock offering. Our employee stock ownership plan intends to purchase up to 8% of the total number of shares of common stock sold in the stock offering. Alternatively, subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the stock offering to fill all or a portion of the employee stock ownership plan’s intended subscription.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit as of the close of business on June 30, 2023 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 35,000 shares ($350,000) of common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at June 30, 2023. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans, and Supplemental Eligible Account Holders, each depositor as of the close of business on the voting record date of August 2, 2023, who is not an Eligible Account Holder or Supplemental Eligible Account Holder, and each borrower as of the close of business on November 13, 2015, whose borrowing remains outstanding as of the close of business on the voting record date of August 2, 2023 (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 35,000 shares ($350,000) of common stock or 0.10% of the total number of shares of common stock issued in the stock offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts and eligible loan accounts in which he or she had an ownership interest at August 2, 2023. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 1:00 p.m., Central time, on September 19, 2023, unless extended by us for up to 45 days or such additional periods of up to 90 days with the approval of the OCC, if necessary. Subscription rights will expire whether or not each person eligible to subscribe in the subscription offering can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised before the expiration date will become void.

We will not execute orders in the stock offering until we have received valid orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 2,720,000 shares within 45 days after the September 19, 2023 expiration date, and the OCC has not consented to an extension, the stock offering will be terminated and all funds delivered to purchase shares of common stock in the stock offering will be returned promptly to the subscribers with interest at a rate of 0.20% per annum, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond November 3, 2023 is granted by the OCC, we will resolicit subscribers as described under “—Procedure for Purchasing Shares in the Subscription Offering and any Community Offering—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to the public in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in our “local community,” which we have defined as the Nebraska counties of Adams, Buffalo, Clay, Dawson, Gosper, Hall, Hamilton, Howard, Lancaster, Merrick, Nuckolls and Phelps.

Subscribers in any community offering may purchase up to 35,000 shares ($350,000) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in any community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the stock offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (and trusts of natural persons) residing in the Nebraska counties of Adams, Buffalo, Clay, Dawson, Gosper, Hall, Hamilton, Howard, Lancaster, Merrick, Nuckolls and Phelps, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons whose orders remain unsatisfied on an equal number of shares basis per order. If, instead, we do not have sufficient shares of common stock available to fill the orders of other members of the public, we will allocate the available shares among those persons in the manner described above for persons residing in the Nebraska counties of Adams, Buffalo, Clay, Dawson, Gosper, Hall, Hamilton, Howard, Lancaster, Merrick, Nuckolls and Phelps. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Nebraska counties of Adams, Buffalo, Clay, Dawson, Gosper, Hall, Hamilton, Howard, Lancaster, Merrick, Nuckolls and Phelps, has a present intent to remain there for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence there, together with an indication that this presence within the Nebraska counties of Adams, Buffalo, Clay, Dawson, Gosper, Hall, Hamilton, Howard, Lancaster, Merrick, Nuckolls and Phelps is something other than merely transitory in nature. We may use our deposit or loan records or other evidence provided to us to decide whether a person is a resident of the Nebraska counties of Adams, Buffalo, Clay, Dawson, Gosper, Hall, Hamilton, Howard, Lancaster, Merrick, Nuckolls and Phelps. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering, if any, may begin at the same time as, during or after the subscription offering. We will not execute stock orders until we have received orders to purchase at least the minimum number of shares of common stock. The community offering, if any, is expected to conclude at 1:00 p.m., Central time, on September 19, 2023, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the community offering, if any, for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond November 3, 2023. If an extension beyond November 3, 2023 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond September 28, 2025, which is two years after the date of the special meeting of members.

Syndicated Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public. If a syndicated offering is held, KBW will serve as sole book running manager and will assist us in selling our common stock on a best-efforts basis. In such capacity, KBW may form a syndicate of other broker-dealers who are FINRA member firms. Neither KBW nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in any syndicated offering.

In any syndicated offering, any person may purchase up to 35,000 shares ($350,000) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated offering. Unless the OCC permits otherwise, accepted orders for our common stock in the syndicated offering will first be filled up to a maximum of 2% of the shares sold in the stock offering. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated. Unless the syndicated offering begins during the subscription offering or the community offering, the syndicated offering will begin as soon as possible after the expiration of the subscription and community offerings. The syndicated offering must terminate no more than 45 days following the expiration of the subscription offering.

The syndicated offering will be conducted according to certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Orders in the syndicated offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, Home Federal Savings deposit account withdrawal authorizations or wire transfers). Personal checks will not be accepted. Sweep arrangements and delivery versus payment settlement will only be used in a syndicated community offering to the extent consistent with Rules 10b-9 and 15c2-4 of the Securities Exchange Act of 1934, as amended, and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings. If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $27.2 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the stock offering, the funds will be returned promptly.

The closing of the syndicated offering, which will be simultaneous with the closing of the subscription and community offerings, is subject to conditions set forth in an agency agreement among Home Federal Savings and Central Plains Bancshares, on one hand, and KBW, on the other hand.

Expiration Date. The syndicated offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. Any such extension(s) may not go beyond September 28, 2025, which is two years after the date of the special meeting of members.

If for any reason we cannot conduct a syndicated offering of shares of common stock, or if we are unable to find purchasers from the general public to reach the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, including an underwritten public offering, if possible. The OCC and FINRA must approve any such arrangements.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the stock offering:

•

No person or entity, together with any associate or group of persons acting in concert, may purchase more than 50,000 shares ($500,000) of common stock in all categories of the stock offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the shares of common stock sold in the stock offering (including shares issued in the event of an increase in the offering range of up to 15%);

•

The maximum number of shares of common stock that may be purchased in all categories of the stock offering by our senior officers and directors and their associates, in the aggregate, may not exceed 27% of the shares sold in the stock offering; and

•	The minimum purchase by each person purchasing shares in the stock offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the OCC, we may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the stock offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of common stock and who indicated a desire on their stock order form to be resolicited, will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation will be to increase the number of shares of common stock owned by subscribers who choose to increase their subscriptions. If a purchase limitation is increased to 5% of the stock sold in the stock offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10% of the total shares of the common stock sold in the stock offering. Any such requests to purchase additional shares of common stock in the event that a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the stock offering, shares will be allocated in the following order of priority according to the plan of conversion:

(i)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the number of shares of common stock sold in the stock offering;

(ii)

if there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)

to fill unfulfilled subscriptions in the community offering, with preference given to natural persons (and trusts of natural persons) residing in the Nebraska counties of Adams, Buffalo, Clay, Dawson, Gosper, Hall, Hamilton, Howard, Lancaster, Merrick, Nuckolls and Phelps.

The term “associate” of a person means:

(1)

any corporation or organization, other than Home Federal Savings, Central Plains Bancshares or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% or greater beneficial stockholder;

(2)

any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either resides with the person or who is a director or officer of Home Federal Savings or Central Plains Bancshares.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Shares of common stock purchased in the stock offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below. Any purchases made by any associate of Home Federal Savings or Central Plains Bancshares for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the stock offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of FINRA, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—

Restrictions on Transfer of Subscription Rights and Shares,” “—Other Restrictions” and “Restrictions on Acquisition of Central Plains Bancshares.”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist us in the subscription and community offerings, we have retained KBW, which is a broker-dealer registered with the Financial Industry Regulatory Authority. KBW will assist us on a best-efforts basis in the subscription and community offerings by:

•	providing advice on the financial and securities market implications of the conversion and any related corporate documents, including the plan of conversion;

•	assisting in structuring the offering, including developing and assisting in implementing a marketing strategy for the offering;

•

reviewing all offering documents related to the offerings, including the prospectus and any related offering materials, stock order forms, letters, brochures and other related offering materials (it being understood that preparation and filing of such documents will be the responsibility of us and our counsel);

•	assisting us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assisting us in analyzing proposals from outside vendors retained in connection with the offering, including printers, transfer agents and appraisal firms;

•	assisting us in the drafting and distribution of press releases as required or appropriate in connection with the offering;

•	meeting with our board of directors and/or management to discuss any of the above services; and

•	performing such other financial advisory and investment banking services in connection with the Conversion and the Offerings as may be agreed upon by KBW and the Company.

For these services, KBW will receive a management fee of $30,000 payable 50% upon the engagement of KBW and 50% upon the filing of the initial registration statement with respect to the offering, and will receive a success fee of 1% of the aggregate purchase price of the shares of common stock sold in the subscription offering and 1.5% of the aggregate purchase price of the shares of common stock sold in the any community offering. The minimum success fee shall be $350,000.

Syndicated Offering. If any shares of common stock are sold through a group of broker-dealers in a syndicated offering, we will pay fees of 6% of the aggregate dollar amount of shares of common stock sold in the syndicated offering by KBW and any other broker-dealers included in the syndicated offering. Any syndicated offering will be on a best-efforts basis, and KBW will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated offering will be in addition to fees payable with respect to the subscription offering and any community offering.

Expenses. In its role as financial advisor, KBW also will be reimbursed for its legal fees and expenses up to a maximum of $115,000 and for its other expenses up to $30,000 (which may be increased to up to $20,000 and $10,000, respectively, in the event unusual circumstances arise or a delay or resolicitation occurs (including but not limited to a delay in the offering that would require an update of the financial information in tabular form to reflect a period later than that set forth in the original filing of the offering documents)). In its role as records agent and stock information center manager, KBW will be reimbursed for its expenses up to a maximum of $15,000.

Other. KBW has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for shares of Central Plains Bancshares common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the stock offering. KBW expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

Stock Information Center Management

In addition to engaging KBW to assist in the marketing of shares of our common stock, we have engaged KBW to act as our conversion agent and the data processing records management agent in connection with the stock offering. In this role, KBW’s services will include, among other things:

•	Consolidation of accounts and development of a central file, including, but not limited to the following:

•	Consolidate accounts having the same ownership and separate the consolidated file information into necessary groupings to satisfy mailing requirements;

•	Create the master file of account holders as of key record dates; and

•	Provide software for the operation of the Company’s Stock Information Center, including subscription management and proxy solicitation efforts.

•	Preparation of proxy forms; proxy solicitation and special meeting services, including, but not limited to the following:

•	Assist our financial printer with labeling of proxy materials for voting and subscribing for shares of common stock;

•	Provide support for any follow-up mailings to members, as needed, including proxy grams and additional solicitation materials;

•	Proxy and ballot tabulation; and

•	Assist the inspector of election for our special meeting of members, if requested, assuming the election is not contested.

•	Subscription services, including, but not limited to the following:

•	Establish and manage a Stock Information Center;

•	Provide the physical location of the Stock Information Center including logistical and materials requirements;

•	Assist in educating our personnel;

•	Establish recordkeeping and reporting procedures;

•	Assist our financial printer with labeling of offering materials for subscribing for shares of common stock;

•	Provide support for any follow-up mailings to members, as needed, including additional solicitation materials;

•	Stock order form processing and production of daily reports and analysis;

•	Provide supporting account information to our legal counsel for “blue sky” research and applicable registration;

•	Assist our transfer agent with the generation and mailing of stock ownership statements; and

•	Perform interest and refund calculations and provide a file to our transfer agent to generate interest and refund checks.

•	Records processing services.

For these services KBW will receive fees totaling $30,000, of which $15,000 has been paid as of the date of this prospectus. These fees can be increased by up to $10,000 if there are material changes in applicable regulations or the plan of conversion, or delays requiring duplicate or replacement processing due to changes to record dates.

Indemnity

We have agreed to indemnify KBW against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the stock offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of KBW’s engagement with respect to the conversion and stock offering.

Solicitation of Officers by Our Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Home Federal Savings may assist in the stock offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of KBW. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the stock offering.

Prospectus Delivery

To ensure that each purchaser in the subscription offering and any community offering receives a prospectus at least 48 hours before the expiration of the stock offering according to Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days before the expiration date or hand deliver a prospectus any later than two days before that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus according to Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In any syndicated offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by KBW or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by KBW or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares in the Subscription Offering and any Community Offering

Expiration Date. The subscription offering and any community offering will expire at 1:00 p.m., Central time, on September 19, 2023, unless we extend one or both for up to 45 days, with the approval of the OCC, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the stock offering. Any extension of the subscription offering and/or any community offering beyond November 3, 2023 would require the OCC’s approval. If the stock offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.20% per annum, or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.20% per annum, for funds processed in the subscription offering and any community offering. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

To ensure each purchaser receives a prospectus at least 48 hours before the September 19, 2023 expiration date of the stock offering, according to Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before the expiration date or hand delivered any later than two days before the expiration date. Execution of a stock order form will confirm receipt of delivery according to Rule 15c2-8. Stock order forms will be distributed only with, or preceded by, a prospectus.

We reserve the right in our sole discretion to terminate the stock offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.20% per annum, from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We will not accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 1:00 p.m., Central time, on September 19, 2023. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by paying for overnight delivery to the address listed on the stock order form. You may hand-deliver your stock order form to our main office located at 221 South Locust Street, Grand Island, Nebraska. Hand-delivered stock order forms will be accepted only at this location. Do not mail stock order forms to Home Federal Savings.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the stock offering. If you are ordering shares in the stock offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the stock offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Home Federal Savings, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, from the purchaser, made payable to Central Plains Bancshares, Inc.;

(ii)

authorization of withdrawal of available funds (without any early withdrawal penalty) from your Home Federal Savings deposit account(s), other than checking accounts and individual retirement accounts (IRAs); or

(iii)	cash.

Cash will only be accepted at Home Federal Savings’ main office and it will be converted to a bank check. Please do not remit cash by mail.

Appropriate means for designating withdrawals from deposit account(s) at Home Federal Savings are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the stock offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Home Federal Savings and will earn interest at 0.20% per annum from the date payment is processed until the stock offering is completed or terminated.

You may not remit any type of third-party checks (including those payable to you and endorsed over to Central Plains Bancshares) or a Home Federal Savings line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at Home Federal Savings. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from Home Federal Savings deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). If permitted by the OCC, if we resolicit persons who subscribed for the maximum purchase amount, as described above in “—Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not otherwise be accepted, except as described below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the stock offering is not completed by November 3, 2023. If the subscription offering and any community offering are extended past November 3, 2023, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.20% per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Federal regulations prohibit Home Federal Savings from lending funds or extending credit to any persons to purchase shares of common stock in the stock offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the stock offering, it will not be required to pay for such shares until completion of the stock offering, provided that there is a loan commitment from an unrelated financial institution or Central Plains Bancshares to lend to the employee stock ownership plan the necessary amount to fund the purchase. In addition, if our 401(k) plan purchases shares in the stock offering, it will not be required to pay for such shares until completion of the stock offering.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at Home Federal Savings or other retirement account to purchase shares of common stock in the stock offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Home Federal Savings’ IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in an IRA held at Home Federal Savings, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers.

You may select the custodian of your choice. You may, but are under no obligation to, select KBW or one of its affiliated broker dealers, Stifel, Nicolaus & Company, Incorporated or Century Securities Associates, as your IRA custodian. If you do purchase shares of Central Plains Bancshares common stock using funds from a KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates IRA, you acknowledge that KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates, as applicable, did not recommend or give you advice regarding such purchase. Other than the standard account fees and compensation associated with all IRAs, KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates do not receive additional fees or compensation as a result of the purchase of Central Plains Bancshares common stock through a KBW, Stifel, Nicolaus & Company, Incorporated, or Century Securities Associates IRA, or other retirement account.

Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Home Federal Savings or elsewhere, to purchase shares of common stock should contact the Stock Information Center for guidance as soon as possible, and preferably at least two weeks before the September 19, 2023 offering deadline. Processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held or the independent trustee or custodian you select. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription offering and any community offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and stock offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. You may not be able to sell the shares of common stock that you purchased until a statement reflecting your ownership of shares of common stock is available and delivered to you, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)

the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription rights priority than you do. Taking this action may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the stock offering.

We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the stock offering. If you have questions regarding the conversion or stock offering, call our Stock Information Center at (844) 265-9679. The Stock Information Center is accepting telephone calls Monday through Friday, between 9:00 a.m. and 3:00 p.m., Central time, excluding bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Home Federal Savings before the completion of the conversion and stock offering, all claims of creditors of Home Federal Savings, including those of its depositors (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Home Federal Savings remaining, depositors of Home Federal Savings would receive those remaining assets, pro rata, based upon the deposit balances in their deposit accounts in Home Federal Savings immediately before liquidation. In the unlikely event that Home Federal Savings were to liquidate after the conversion and stock offering, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Central Plains Bancshares in its capacity as the sole holder of Home Federal Savings capital stock. According to OCC rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion and stock offering, of a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Home Federal Savings as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Home Federal Savings after the conversion and stock offering with a liquidation interest in the unlikely event of the complete liquidation of Home Federal Savings after the conversion and stock offering. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Home Federal Savings, would be entitled, on a complete liquidation of Home Federal Savings after the conversion and stock offering, to an interest in the liquidation account before any payment to the stockholders of Central Plains Bancshares. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Home Federal Savings as of the close of business on March 31, 2022. Each Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account as of the close of business on March 31, 2022 bears to the balance of all such deposit accounts in Home Federal Savings on such date. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Home Federal Savings as of the close of business on June 30, 2023. Each Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account as of the close of business on June 30, 2023 bears to the balance of all such deposit accounts in Home Federal Savings on such date.

If, however, on any March 31 annual closing date commencing on or after the effective date of the conversion and stock offering, the amount in any such deposit account is less than the amount in the deposit account as of the close of business on March 31, 2022 or June 30, 2023, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Central Plains Bancshares in its capacity as the sole stockholder of Home Federal Savings.

Material Income Tax Consequences

Consummation of the conversion and stock offering is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Home Federal Savings, Central Plains Bancshares, Eligible Account Holders, Supplemental Eligible Account

Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Home Federal Savings or Central Plains Bancshares would prevail in a judicial proceeding.

Home Federal Savings and Central Plains Bancshares have received an opinion from its counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion and stock offering, which includes the following:

1.

The conversion of Home Federal Savings to a federally-chartered stock savings association will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Home Federal Savings will not recognize any gain or loss upon the receipt of money from Central Plains Bancshares in exchange for shares of common stock of Home Federal Savings.

3.

The basis and holding period of the assets received by Home Federal Savings, in stock form, from Home Federal Savings, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.

No gain or loss will be recognized by account holders of Home Federal Savings, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in Home Federal Savings, in stock form, in the same dollar amount and under the same terms as held at Home Federal Savings, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Home Federal Savings, in stock form, in exchange for their ownership interests in Home Federal Savings, in mutual form.

5.

The basis of the account holders’ deposit accounts in Home Federal Savings, in stock form, will be the same as the basis of their deposit accounts in Home Federal Savings, in mutual form. The basis of the Eligible Account Holders and the Supplemental Eligible Account Holders interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.

It is more likely than not that the fair market value of the nontransferable subscription rights will be zero, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the stock offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Central Plains Bancshares common stock, provided that the amount to be paid for Central Plains Bancshares common stock is equal to the fair market value of Central Plains Bancshares common stock.

7.

It is more likely than not that the basis of the shares of Central Plains Bancshares common stock purchased in the stock offering will be the purchase price. The holding period of the Central Plains Bancshares common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by Central Plains Bancshares on the receipt of money in exchange for shares of Central Plains Bancshares common stock sold in the stock offering.

In the view of Feldman Financial (which is acting as independent appraiser of the value of the shares of Central Plains Bancshares common stock), the subscription rights do not have any value for the reasons set forth above. Feldman Financial’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Central Plains Bancshares could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to the basis in the liquidation account set forth in item 4 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation of a solvent bank (other than as set forth below); (ii) the interests in the liquidation account are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Home Federal Savings are reduced; and (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets and liabilities by a credit union. In addition, we have received a letter from Feldman Financial stating its belief that the benefit provided by the Home Federal Savings liquidation account does not have any economic value as of the effective time of the conversion and stock offering. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Home Federal Savings liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion and stock offering, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the effective date of the conversion and stock offering.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Home Federal Savings, its members, Central Plains Bancshares, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Central Plains Bancshares or Home Federal Savings would prevail in a judicial or administrative proceeding.

The federal income tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Central Plains Bancshares’ registration statement. An opinion regarding the Nebraska income tax consequences consistent with the federal income tax opinion has been issued by Crowe LLP.

Restrictions on Purchase or Transfer of Our Shares after the Conversion and Stock Offering

The shares of common stock being acquired by the directors and executive officers of Home Federal Savings, and their associates, are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the stock offering by a director or executive officer of Central Plains Bancshares or Home Federal Savings generally may not be sold for a period of one year following the closing of the conversion and stock offering, except in the event of the death of the director or executive officer. Each statement of ownership or certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Central Plains Bancshares also will be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion and stock offering, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the OCC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

OCC regulations prohibit Central Plains Bancshares from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist to do so, or to fund management recognition plans that have been ratified by stockholders (with OCC approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON ACQUISITION OF CENTRAL PLAINS BANCSHARES

Although the board of directors of Central Plains Bancshares is not aware of any effort that might be made to obtain control of Central Plains Bancshares after the conversion and stock offering, the board of directors believes that it is appropriate to include certain provisions in Central Plains Bancshares’ articles of incorporation and bylaws to protect the interests of Central Plains Bancshares and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Home Federal Savings, Central Plains Bancshares or its stockholders.

The following discussion is a general summary of the material provisions of Central Plains Bancshares’ articles of incorporation and bylaws, Home Federal Savings’ federal stock charter, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Central Plains Bancshares’ articles of incorporation and bylaws and Home Federal Savings’ federal stock charter, reference should be made in each case to the document in question, each of which is part of Home Federal Savings’ application for conversion filed with the OCC, and except for Home Federal Savings’ federal stock charter, Central Plains Bancshares’ registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Central Plains Bancshares’ Articles of Incorporation and Bylaws

Central Plains Bancshares’ articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Central Plains Bancshares more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Therefore, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person who is a director, officer or a 10% stockholder of a competitor of Home Federal Savings;

•

a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has, within the past ten years, issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•

a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon Central Plains Bancshares entering into a merger or similar transaction in which it is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to Central Plains Bancshares’ strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of Central Plains Bancshares;

•

a requirement that any person proposed to serve as a director (other than the initial directors and other than directors who are also officers of Central Plains Bancshares or Home Federal Savings) has maintained his or her principal residence for a period of at least one year immediately before his or her nomination or appointment to the Board of Directors in the State of Nebraska or within a county in which Home Federal Savings maintains an office; and

•	a prohibition on service as a director by a person who has lost more than one election for service as a director of Central Plains Bancshares.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Central Plains Bancshares provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Central Plains Bancshares (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Central Plains Bancshares and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Central Plains Bancshares’ stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Central Plains Bancshares and its subsidiaries and on the communities in which it and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Central Plains Bancshares;

•	whether a more favorable price could be obtained for Central Plains Bancshares’ stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Central Plains Bancshares and its subsidiaries;

•	the future value of the stock or any other securities of Central Plains Bancshares or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of Central Plains Bancshares to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally-insured financial institution(s) under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the Chairperson or Vice Chairperson of the board of directors, a majority of the total number of directors that Central Plains Bancshares would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors before the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Stockholder Nominations and Proposals. The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Central Plains Bancshares at least 90 days before and not earlier than 120 days before the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting then stockholders must submit written notice to Central Plains Bancshares no later than 10 days following the day on which public disclosure of the date of the meeting is first made in a press release, in a document filed with the Securities and Exchange Commission or on a website maintained by Central Plains Bancshares.

Authorized but Unissued Shares. After the conversion and stock offering, Central Plains Bancshares will have authorized but unissued shares of common and preferred stock. The articles of incorporation authorize 1,000,000 shares of serial preferred stock. Central Plains Bancshares is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that Central Plains Bancshares would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Central Plains Bancshares has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Central Plains Bancshares that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Central Plains Bancshares. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “—Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that at least two-thirds of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;

(v)	the ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Central Plains Bancshares;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the provision regarding stockholder proposals and nominations;

(xi)	the indemnification of current and former directors and officers, as well as employees and other agents, by Central Plains Bancshares;

(xii)	the limitation of liability of officers and directors to Central Plains Bancshares for money damages; and

(xiii)

the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (xii) of this list and the provisions related to amendment of the articles of incorporation.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that Central Plains Bancshares would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Home Federal Savings’ Stock Charter

The federal stock charter of Home Federal Savings will provide that for a period of five years from the closing of the conversion and stock offering, no person (including a group acting in concert) other than Central Plains Bancshares may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Home Federal Savings. This provision does not apply to any tax-qualified employee benefit plan of Home Federal Savings or Central Plains Bancshares, or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Home Federal Savings or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Home Federal Savings. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Conversion Regulations

OCC regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the OCC’s prior written approval, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The OCC defines “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a savings association or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, a federal statute, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Federal Reserve Board regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.

Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under Federal Reserve Board regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Federal Reserve Board, before the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings and loan holding company’s stock who do not intend to participate in or seek to exercise control over a savings and loan holding company’s management or policies may qualify for a safe harbor by filing with the Federal Reserve Board a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Federal Reserve Board, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Federal Reserve Board may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the FDIC’s Deposit Insurance Fund.

In addition, a savings and loan holding company must obtain the approval of the Federal Reserve Board before acquiring voting control of more than 5% of any class of voting stock of another savings association or another savings association holding company.

DESCRIPTION OF CAPITAL STOCK OF CENTRAL PLAINS BANCSHARES

General

Central Plains Bancshares is authorized to issue 20,000,000 shares of common stock, par value of $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Central Plains Bancshares currently expects to issue in the stock offering up to 3,680,000 shares of common stock. It will not issue shares of preferred stock in the stock offering. Each share of Central Plains Bancshares common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock according to the plan of conversion all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Central Plains Bancshares will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental agency.

Common Stock

Dividends. Central Plains Bancshares can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Central Plains Bancshares will be entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available therefor. If Central Plains Bancshares issues shares of preferred stock, the holders of preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion and stock offering, the holders of common stock of Central Plains Bancshares will have exclusive voting rights in Central Plains Bancshares. They will elect its board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Central Plains Bancshares’ common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Central Plains Bancshares issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require a two-thirds vote, and certain amendments require an 80% stockholder vote.

As a federal stock savings association, corporate powers and control of Home Federal Savings will be vested in its board of directors, who elect the officers of Home Federal Savings and who fill any vacancies on the board of directors. Voting rights of Home Federal Savings will be vested exclusively in the owner of the shares of capital stock of Home Federal Savings, which will be Central Plains Bancshares, and voted at the direction of Central Plains Bancshares’ board of directors. Consequently, the holders of the common stock of Central Plains Bancshares will not have direct control of Home Federal Savings.

Liquidation. In the event of any liquidation, dissolution or winding up of Home Federal Savings, Central Plains Bancshares, as the holder of all of Home Federal Savings’ capital stock, would be entitled to receive all assets of Home Federal Savings available for distribution, after payment or provision for payment of all debts and liabilities of Home Federal Savings, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Central Plains Bancshares, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Central Plains Bancshares available for distribution. If preferred stock is issued by Central Plains Bancshares, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Central Plains Bancshares will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

No shares of Central Plains Bancshares’ authorized preferred stock will be issued as part of the conversion and stock offering. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Forum Selection for Certain Stockholder Lawsuits

The articles of incorporation of Central Plains Bancshares provide that, unless Central Plains Bancshares consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Central Plains Bancshares, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Central Plains Bancshares to Central Plains Bancshares or Central Plains Bancshares’ stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Central Plains Bancshares shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Central Plains Bancshares and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. See “Risk Factors—Risks Related to the Stock Offering— Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholders litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.”

TRANSFER AGENT

The transfer agent and registrar for Central Plains Bancshares’ common stock will be Continental Stock Transfer & Trust Company, New York, New York.

EXPERTS

The consolidated financial statements of Home Federal Savings at March 31, 2023 and 2022 and for each of the years ended March 31, 2023 and 2022 have been included herein in reliance upon the report of Plante & Moran, PLLC, independent registered public accounting firm, which is included in this prospectus and upon the authority of said firm as experts in accounting and auditing.

Feldman Financial Advisors, Inc. has consented to the publication in this prospectus of the summary of its report to Central Plains Bancshares setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and stock offering and of its letter with respect to subscription rights.

CHANGE IN AUDITOR

On January 13, 2023 Home Federal Savings dismissed Forvis, LLP and engaged Plante & Moran, PLLC as its independent auditor. This change in auditors was approved by Home Federal Savings’ Board of Directors. Plante

& Moran, PLLC was engaged to audit the consolidated financial statements of Home Federal Savings for the years ended March 31, 2023 and 2022 according to auditing standards of the Public Company Accounting Oversight Board.

Before the engagement of Plante & Moran, PLLC, Home Federal Savings did not consult with Plante & Moran, PLLC regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Plante & Moran, PLLC on Home Federal Savings’ consolidated financial statements, and Plante & Moran, PLLC did not provide any written or oral advice that was an important factor considered by Home Federal Savings in reaching a decision as to any such accounting, auditing or financial reporting issue, and Home Federal Savings did not consult with Plante & Moran, PLLC regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

The report of Forvis, LLP on its audit of the consolidated financial statements of Home Federal Savings for the years ended March 31, 2022 and 2021, performed under AICPA auditing standards, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit of the consolidated financial statements of Home Federal Savings for the years ended March 31, 2022 and 2021, performed under AICPA standards, there were no disagreements with Forvis, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Forvis, LLP, would have caused them to make reference thereto in their reports, and there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

Home Federal Savings provided Forvis, LLP with a copy of this disclosure before its filing with the Securities and Exchange Commission and requested that Forvis, LLP furnish Home Federal Savings with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter is filed as an exhibit to the registration statement of Central Plains Bancshares, of which this prospectus is a part.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to Central Plains Bancshares and Home Federal Savings, has issued to Central Plains Bancshares its opinion regarding the legality of the common stock and has issued to Central Plains Bancshares and Home Federal Savings its opinion regarding the federal income tax consequences of the conversion and stock offering. Crowe LLP, Indianapolis, Indiana, has issued its opinion to Central Plains Bancshares and Home Federal Savings regarding the Nebraska state income tax consequences of the conversion and stock offering. Certain legal matters will be passed upon for KBW and, in the event of a syndicated offering, for any other co-managers, by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Central Plains Bancshares has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Central Plains Bancshares. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Home Federal Savings has filed with the OCC an application for conversion. This prospectus omits certain information contained in the application. The application may be examined at the OCC Central District Office located at 425 S. Financial Place, Suite 1700, Chicago, Illinois 60605. A copy of the plan of conversion is available for review at Home Federal Savings’ offices.

In connection with the conversion and stock offering, Central Plains Bancshares will register its common stock under Section 12 of the Securities Exchange Act of 1934. Upon registration, Central Plains Bancshares and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Central Plains Bancshares has undertaken that it will not terminate such registration for a period of at least three years following the consummation of the conversion and stock offering.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF GRAND ISLAND AND SUBSIDIARY

Separate financial statements for Central Plains Bancshares, Inc. have not been included in this prospectus because it has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Home Federal Savings and Loan Association of Grand Island and Subsidiary

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial condition of Home Federal Savings and Loan Association of Grand Island and Subsidiary (the “Company”) as of March 31, 2022 and 2023; the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended March 31, 2023; and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2022, and 2023; and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditors since 2023.

Chicago, Illinois

June 14, 2023

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF GRAND ISLAND AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

AS OF MARCH 31, 2023 AND 2022 (AMOUNTS IN THOUSANDS)

	2023	2022
Assets
Cash and due from banks	$7,915	$8,479
Interest-bearing deposits in other banks	8,648	10,500

Total cash and cash equivalents	16,563	18,979
Investment securities - Available for sale	57,842	73,427
Investment securities - Held to maturity	422	568
Loans - Net of allowance for loan losses of $5,412 and $4,928 as of March 31, 2023 and 2022, respectively	348,337	306,607
Accrued interest receivable	1,727	1,345
Federal Home Loan Bank stock - At cost	563	500
Premises and equipment - Net	4,104	4,289
Deferred income taxes	3,292	2,864
Mortgage servicing rights	434	563
Other assets	4,508	4,242

Total assets	$437,792	$413,384

Liabilities and Equity
Noninterest bearing deposits	$73,248	$75,284
Interest bearing deposits	317,704	289,719

Total deposits	390,952	365,003
Pension liability	2,310	3,930
Advances from borrowers for taxes and insurance	1,719	1,630
Accrued interest payable	668	215
Accounts payable, accrued expenses and other liabilities	3,477	4,204

Total liabilities	399,126	374,982

Accumulated other comprehensive loss	(5,107)	(3,725)
Retained earnings	43,773	42,127

Total equity	38,666	38,402

Total liabilities and equity	$437,792	$413,384

See notes to consolidated financial statements.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF GRAND ISLAND AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED MARCH 31, 2023 AND 2022 (AMOUNTS IN THOUSANDS)

	2023	2022
Interest and dividend income:
Loans - including fees	$14,666	$12,130
Investment securities	1,355	1,007
Federal Home Loan Bank stock	35	4
Federal funds sold	87	28

Total interest and dividend income	16,143	13,169

Interest expense:
Deposits	2,379	1,079
Borrowings under FHLB advances	362	—

Total interest expense	2,741	1,079

Net interest income before provision (credit) for loan losses	13,402	12,090
Provision (credit) for loan losses	2,877	(114)

Net interest income after provision (credit) for loan losses	10,525	12,204

Noninterest income:
Servicing fees on loans	303	228
Service charges on deposit accounts	672	623
Interchange income	1,041	1,024
Gain on sale of loans	97	473
Gain (loss) from real estate owned and other repossessed assets, net	(2)	2
Other	167	156

Total noninterest income	2,278	2,506

Noninterest expense:
Salaries and employee benefits	5,606	6,113
Occupancy and equipment	1,062	989
Data processing	1,740	1,670
Federal deposit insurance premiums	171	135
Debit card processing	223	215
Advertising	321	314
Other general and administrative expenses	1,717	1,531

Total noninterest expense	10,840	10,967

Income before income tax expense	1,963	3,743

Income tax expense	317	595

Net income	$1,646	$3,148

See notes to consolidated financial statements.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF GRAND ISLAND AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED MARCH 31, 2023 AND 2022 (AMOUNTS IN THOUSANDS)

	2023	2022
Net income	$1,646	$3,148

Other comprehensive loss:
Unrealized holding losses arising during the year on available-for-sale securities	(3,398)	(3,834)
Minimum pension liability adjustment	1,649	185

Other comprehensive loss, before tax	(1,749)	(3,649)
Income tax benefit for other comprehensive income	367	765

Total other comprehensive loss - net of tax	(1,382)	(2,884)

Comprehensive income	$264	$264

See notes to consolidated financial statements.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF GRAND ISLAND AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED MARCH 31, 2023 AND 2022 (AMOUNTS IN THOUSANDS)

	Accumulated Other Comprehensive Loss	Retained Earnings	Total Equity
BALANCE—April 1, 2021	$(841)	$38,979	$38,138
Net income	—	3,148	3,148
Other comprehensive loss—net of tax	(2,884)	—	(2,884)

BALANCE—March 31, 2022	(3,725)	42,127	38,402
Net income	—	1,646	1,646
Other comprehensive loss—net of tax	(1,382)	—	(1,382)

BALANCE—March 31, 2023	$(5,107)	$43,773	$38,666

See notes to consolidated financial statements.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF GRAND ISLAND AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2023 AND 2022 (AMOUNTS IN THOUSANDS)

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,646	$3,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	503	497
Gain on sale of loans	(97)	(473)
Amortization of premium and accretion of discount on securities	305	772
Deferred income tax (benefit) expense	(78)	237
Provision (credit) for loan losses	2,877	(114)
Origination of loans held for sale	(5,841)	(16,514)
Proceeds from sales of loans held for sale	5,938	16,987
Contributions to pension plan	600	600
Change in assets and liabilities:
Accrued interest receivable	(382)	(84)
Mortgage servicing rights	129	172
Other assets	(282)	(607)
Accrued interest payable	453	(52)
Accounts payable, accrued expenses and other liabilities	(1,297)	352

Net cash provided by operating activities	4,474	4,921

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in loans	(44,607)	(52,526)
Purchase of investment securities available for sale	—	(23,342)
Principal paydowns from investment securities available for sale	11,899	27,234
Principal paydowns from investment securities held to maturity	146	330
(Purchase) redemption of Federal Home Loan Bank stock	(63)	68
Purchase of premises and equipment	(303)	(255)

Net cash used in investing activities	(32,928)	(48,491)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in deposits	25,949	34,871
Net change in advances from borrowers for taxes and insurance	89	528

Net cash provided by financing activities	26,038	35,399

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,416)	(8,171)
CASH AND CASH EQUIVALENTS—Beginning of year	18,979	27,150

CASH AND CASH EQUIVALENTS—End of year	$16,563	$18,979

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$225	$375

Cash paid for interest	$1,926	$1,131

See notes to consolidated financial statements.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF GRAND ISLAND AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED MARCH 31, 2023 AND 2022 (AMOUNTS IN THOUSANDS)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business—Home Federal Savings and Loan Association of Grand Island d.b.a. Home Federal Bank (the “Association”) is a federally chartered mutual savings and loan association whose primary business is providing mortgage, consumer, commercial real estate, and commercial loans in the Grand Island, Nebraska area, with additional lending opportunities through the Association’s participation network of banks in Nebraska and other states, and acquiring consumer and commercial deposits to fund these investments.

Basis of Presentation—The consolidated financial statements include the accounts of the Association and First Service Corporation, a wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (GAAP) as codified in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC).

Use of Estimates—In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Significant estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for loan losses, the determination of the pension liability, as well as the fair value measurements of investment securities. As with any estimate, actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents include cash on hand, federal funds sold, demand deposits at other financial institutions, and short-term investments with maturities when purchased, of three months or less.

Investment Securities—Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and recorded at fair value, with unrealized gains and losses on a net-of-tax basis excluded from earnings and reported in other comprehensive income. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted market prices of similar instruments or discounted cash flow models that incorporate market inputs and assumptions including discount rates, prepayment speeds, and loss rates. The Association did not have any securities classified as trading at March 31, 2023 and 2022.

Purchased premiums and discounts are amortized and accreted to the earlier of call or maturity of the related security using the effective interest method. Realized gains and losses on the sale of securities are recognized on the specific identification method in the statements of income.

Management monitors securities for other-than-temporary-impairment (OTTI). If the Association intends to sell the security or will more likely than not be required to sell the security before recovery of the entire amortized cost basis, then an OTTI has occurred. However, even if the Association does not intend to sell the security and will not likely be required to sell the security before recovery of its entire amortized cost basis, the Association must evaluate expected cash flows to be received to determine if a credit loss has occurred. In the event of a credit loss, the credit component of the impairment is recorded as a loss in the statement of income and the non-credit component is recognized through other comprehensive income (loss).

Federal Home Loan Bank Stock—As a member of the Federal Home Loan Bank of Topeka (FHLB), the Association is required to maintain an investment in the capital stock of the FHLB. For financial reporting purposes, such stock is carried at cost, which approximates fair value, based on the redemption provisions.

Loans Held for Sale—Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Mortgage loans held for sale are generally sold with servicing rights retained. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related mortgage loan sold, which is reduced by the cost allocated to the servicing right. The Association generally locks in the sale price to the purchaser of the mortgage loan at the same time an interest rate commitment is made to the borrower.

Loans—Loans that management has the intent and ability to hold for the foreseeable future are stated at the amount of unpaid principal less an allowance for loan losses and any deferred fees or costs on originated loans. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The accrual of interest on impaired loans is discontinued when management believes that the borrower may be unable to make payments as scheduled, generally when a loan becomes contractually delinquent for three months or more. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent that cash payments are received in excess of principal due. Loan origination fees and commitment fees offset by certain direct loan origination costs are deferred and recognized over the contractual life of the loan as a yield adjustment.

Allowance for Loan Losses—The allowance for loan losses represents management’s estimate of probable losses inherent in the loan portfolio. Additions to the allowance are recorded in the provision for loan losses charged to expense. Charge-offs, net of recoveries, are deducted from the allowance. The allowance estimate is based on prior experience, the nature and volume of the loan portfolio, review of specific problem loans, and an evaluation of the overall portfolio quality under current economic conditions. Specific reserves for impaired loans are measured and recognized to the extent that the recorded investment of an impaired loan exceeds its value based on either the fair value of the loan’s underlying collateral less estimated costs to sell, the calculated present value of projected cash flows discounted at the contractual interest rate, or the loan’s observable fair value.

The Association’s allowance for loan losses consists of various methodologies to determine impairment: (a) loans individually evaluated for impairment are evaluated based upon a specific identified probable loss, and (b) loans collectively evaluated for impairment are evaluated based on historical loan loss experience for similar loans with similar characteristics, adjusted to reflect the impact of current conditions. Factors considered in determining the adjustment for current conditions include the following: (a) changes in asset quality, (b) composition and concentrations of credit risk, and (c) the impact of economic risks on the portfolio.

In determining the allowance for loan losses, management considers factors such as economic and business conditions affecting key lending areas, credit concentrations and credit quality trends. Since the evaluation of the inherent loss with respect to these factors is subject to a higher degree of uncertainty, the measurement of the overall allowance is subject to estimation risk and the amount of actual losses can vary significantly from the estimated amounts. The Association’s measurement methods incorporate comparisons between recent experience and historical rates.

Loans are generally secured by underlying real estate, business assets, personal property and personal guarantees. The amount of collateral obtained is based upon management’s evaluation of the borrower.

The Association periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (TDR).

Impaired Loans—A loan is considered impaired when it is probable that all principal and interest amounts due will not be collected in accordance with the loan’s contractual terms. Except for TDRs, consumer loans within any class are generally not individually evaluated on a regular basis for impairment. All TDRs, regardless of the outstanding balance amount, are considered to be impaired.

The allowance established for probable losses on specific loans is based on a periodic analysis and evaluation of classified loans. Specific reserves for impaired loans are measured and recognized to the extent that the recorded investment of an impaired loan exceeds its value based on either the fair value of the loan’s underlying collateral less costs to sell, the calculated present value of projected cash flows discounted at the contractual effective interest rate or the loan’s observable fair value.

Mortgage Servicing Rights—Mortgage servicing rights are established based on the allocated fair value of servicing rights retained on loans originated by the Association and subsequently sold in the secondary market. Mortgage servicing rights are amortized into servicing fees on loans on the consolidated statements of income in proportion to, and over the period of, the estimated net servicing income and are evaluated for impairment based on their fair value. Each class of separately recognized servicing assets subsequently measured using the amortization method are evaluated and measured for impairment. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance, to the extent that fair value is less than the carrying amount of the servicing assets for that tranche. The valuation allowance is adjusted to reflect changes in the measurement of impairment after the initial measurement of impairment. Fair value in excess of the carrying amount of servicing assets for that stratum is not recognized.

Mortgage servicing assets are recognized separately when rights are acquired through purchase or through sale of financial assets. Under the servicing assets and liabilities accounting guidance (ASC 860-50), servicing rights resulting from the sale or securitization of loans originated by the Association are initially measured at fair value at the date of transfer. The Association has elected to subsequently measure the mortgage servicing rights using the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income. The amortized assets are assessed for impairment or increased obligation based on fair value at each reporting date.

Each class of separately recognized servicing assets subsequently measured using the amortization method are evaluated and measured for impairment. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the carrying amount of the servicing assets for that tranche. The valuation allowance is adjusted to reflect changes in the measurement of impairment after the initial measurement of impairment. Changes in valuation allowances are reported with other noninterest expense on the income statement.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Premises and Equipment—Office properties and equipment are carried at cost less accumulated depreciation. Depreciation is computed based on the straight-line basis over the estimated useful lives of the assets ranging from 3 to 15 years. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Costs incurred for maintenance and repairs are expensed as incurred. Premises and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be recoverable.

Leases—Lease expense for operating and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent the Association’s right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of the lease payments over the lease term. When the rate implicit in the lease is unknown, the present value of the lease payments is determined using our incremental borrowing rate based on the FHLB amortizing advance rate, adjusted for the lease term and other factors.

Revenue Recognition – Most of the Association’s revenue is not subject to Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, including net interest income, fees related to loans and loan commitments, gain on derivatives, and gain on sales of loans and securities.

Under ASC 606, the Association must identify the contract with a customer, identify the performance obligation(s) within the contract, determine the transaction price, allocate the transaction price to the performance obligation(s) within the contract, and recognize revenue when (or as) the performance obligation(s) are satisfied. The core principle under ASC 606 requires the Association to recognize revenue to depict the transfer of services or products to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those services or products recognized as performance obligations are satisfied. The Association generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed; charged either on a periodic basis or based on activity. Since performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying Topic 606 that significantly affects the determination of the amount and timing of revenue from contracts with customers.

Transfer of Financial Assets—Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Association, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Association does not maintain effective control over the transferred assets through an agreement to repurchase them before maturity.

Retirement Plans—Pension expense is the net of service and interest cost, return on plan assets, and amortization of gains and losses not immediately recognized. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service.

Interest Rate Risk—The Association is a mutual savings bank engaged principally in originating and investing in first mortgage loans, consumer loans to individuals, agricultural loans and commercial loans to businesses primarily in Grand Island, Nebraska. These loans are funded primarily with short-term liabilities that have interest rates that vary with market rates over time. The earnings of the Association are exposed to interest rate risk largely because of the mismatch between the repricing intervals of its assets and liabilities.

To reduce interest rate risk the Association has employed the strategy of selling a majority of the single family fixed-rate home loans the Association originates into the secondary market. The Association holds any adjustable-rate single family home loans in their portfolio. In addition, the commercial loans the Association originates and maintains in its portfolio are either tied to some variant of Wall Street Journal Prime (WSJP) and adjust as WSJP adjusts or they contain shorter term call dates (typically three or five years) when amortized over longer periods of time. The consumer portfolio has three-to-five-year amortized terms which mitigate long term interest rate exposure in this portfolio.

Income Taxes—The Association and its subsidiary file consolidated income tax returns. Income taxes are accounted for using an asset and liability method. Deferred tax liabilities or assets are recognized for the estimated future tax effects attributable to operating loss and tax credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the currently enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. If needed, a valuation allowance is recorded to reduce deferred tax assets to the amount expected to be realized. The Association recognizes tax benefits only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely to be realized upon settlement. A liability for unrecognized tax benefits is recorded for any tax benefits claimed in tax returns that do not meet these recognition and measurement standards. The Association recognizes both interest and penalties (if applicable) as a component of income tax expense.

Comprehensive Income—Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and minimum pension liability adjustments, are reported as a separate component of the equity section of the consolidated statements of financial condition; such items, along with net income, are components of comprehensive income, net of tax.

Financial Instruments and Loan Commitments—Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments, such as standby letters of credit, that are considered financial guarantees are recorded at fair value.

New Accounting Pronouncement—In February 2016, the FASB issued lease accounting guidance in Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). Under the new guidance and subsequent amendments, lessees will be required to recognize the following for all leases, with the exception of short-term leases, at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-

of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged.

The Association adopted the guidance on April 1, 2022 using the optional transition method. Under this method, an entity shall recognize and measure leases that exist at the application date and prior comparative periods are not adjusted. In addition, The Association elected the package of practical expedients to leases that commenced before the effective date:

1.	An entity need not reassess whether any expired or existing contracts contain leases.

2.	An entity need not reassess the lease classification for any expired or existing leases.

3.	An entity need not reassess initial direct costs for any existing leases.

The Association also elected the practical expedient, which must be applied consistently to all leases, to use hindsight in determining the lease term and in assessing impairment of our right-of-use assets. We also elected a practical expedient to not assess whether existing or expired land easements that were not previously accounted for as leases under Topic 840 contain a lease under this Topic.

The most significant impact of adoption was the recognition of operating lease ROU assets and operating lease liabilities of $437 and $437, which are recorded under other assets and other liabilities, respectively, while the accounting for existing capital leases (now referred to as finance leases) remained substantially unchanged. As part of adopting the standard, previously recognized liabilities for deferred rent and lease incentives were reclassified as a component of the ROU assets. The standard did not significantly affect our consolidated statements of operations, comprehensive income or cash flows.

Upcoming Accounting Pronouncement - The FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326). The ASU introduces a new credit loss model, the current expected credit loss model (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. The ASU is effective for the Association as of April 1, 2023.

The CECL model utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities, and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. For available for-sale securities where fair value is less than cost, credit-related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the multiple existing impairment models, which generally require that a loss be incurred before it is recognized.

2.	INVESTMENT SECURITIES

The following is a summary of investment securities at March 31, 2023 and 2022:

	2023
Investment Securities Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
FHLMC Bonds	$25,446	$13	$(2,203)	$23,256
GNMA Bonds	2,648	—	(58)	2,590
FNMA Bonds	26,726	17	(2,453)	24,290
Municipal Bonds	8,994	1	(1,289)	7,706

Total	$63,814	$31	$(6,003)	$57,842

Investment Securities
Held to Maturity
FHLMC Bonds	$116	$—	$(2)	$114
GNMA Bonds	74	—	(1)	73
FNMA Bonds	232	1	(4)	229

Total	$422	$1	$(7)	$416

	2022
Investment Securities Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
FHLMC Bonds	$30,505	$27	$(978)	$29,554
GNMA Bonds	3,511	108	(1)	3,618
FNMA Bonds	32,964	245	(1,298)	31,911
Municipal Bonds	9,021	9	(686)	8,344

Total	$76,001	$389	$(2,963)	$73,427

Investment Securities
Held to Maturity
FHLMC Bonds	$157	$6	$—	$163
GNMA Bonds	91	3	—	94
FNMA Bonds	320	10	(1)	329

Total	$568	$19	$(1)	$586

The fair value and gross unrealized losses on the Association’s available for sale investment securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2023 and 2022, are as follows:

	Less than 12 Months		12 Months or Greater		Total
2023	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
FHLMC Bonds	$4,714	$(133)	$16,482	$(2,070)	$21,196	$(2,203)
GNMA Bonds	2,576	(57)	14	(1)	2,590	(58)
FNMA Bonds	4,315	(78)	17,027	(2,375)	21,342	(2,453)
Municipal Bonds	—	—	5,688	(1,289)	5,688	(1,289)

Total	$11,605	$(268)	$39,211	$(5,735)	$50,816	$(6,003)

	Less than 12 Months		12 Months or Greater		Total
2022	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
FHLMC Bonds	$17,579	$(783)	3,079	(195)	$20,658	$(978)
GNMA Bonds	18	(1)	—	—	18	(1)
FNMA Bonds	16,501	(851)	4,581	(447)	21,082	(1,298)
Municipal Bonds	4,778	(486)	1,553	(200)	6,331	(686)

Total	$38,876	$(2,121)	$9,213	$(842)	$48,089	$(2,963)

The unrealized losses at March 31, 2023 are related to mortgage-backed securities and municipal bonds. Government-sponsored enterprises, such as the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association, have an implied guarantee by the U.S. government. At March 31, 2023, all of the mortgage-backed securities held by the Association were issued by U.S. government-sponsored entities and agencies.

Unrealized losses on municipal bonds have not been recognized into income because the issuers’ bonds are high credit quality, the Association does not intend to sell and it is likely that the Association will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuers continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bonds approach maturity.

At March 31, 2023 and 2022, investment securities with amortized cost of $34,149, and $31,217, respectively, and estimated fair value of $31,935 and $31,263, respectively, were pledged to secure public, consumer, and commercial deposits.

The amortized cost and fair values of available for sale investment securities as of March 31, 2023 by contractual maturity, are shown below:

	Available for Sale
	Amortized Cost	Fair Value
Due less than one year	$60	$59
Due after one year through five years	2,442	2,370
Due after five years through ten years	1,803	1,588
Due after ten years	4,689	3,689
Mortgage-backed securities and collateralized mortgage obligations	54,820	50,136

Total	$63,814	$57,842

The Association had no sales of available for sale investment securities for the years ended March 31, 2023 and 2022.

3.	LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The loan portfolio by type as of March 31, is summarized as follows:

	2023	2022
1–4 Family Residential	$119,610	$112,685
Multi-Family Residential	34,296	23,321
Commercial Real Estate	102,446	92,055
Agriculture Real Estate	9,245	9,437
Commercial Non-Real Estate	30,101	31,679
Agriculture Non-Real Estate	8,921	8,766
Sanitary & Improvement Districts	5,468	3,545
Consumer Auto	5,622	5,605
Consumer Other	14,334	6,540
Non 1–4 Family Construction and Land Development	23,644	17,790

Total	353,687	311,423

Less:
Allowance for loan losses	5,412	4,928
Net deferred origination costs and fees	(62)	(112)

Loans—net	$348,337	$306,607

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

1-4 Family Residential: The residential 1-4 family real estate loans are generally secured by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Association’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial Real Estate, Multi-Family Residential and Agricultural Real Estate: Commercial real estate, multi-family, Sanitary & Improvement Districts and agricultural real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Association’s market areas.

Non 1-4 Family Construction and Land Development Real Estate: Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Association until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Association’s market areas.

Commercial and Agricultural Non-Real Estate: The commercial and agricultural non-real estate portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Consumer: The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Association’s market area) and the creditworthiness of a borrower.

Related Party Loans: Loans to Association directors and key officers originated during the year in the ordinary course of business totaled $0 and $732 during the years ended March 31, 2023 and 2022, respectively. Loans to Association directors and key officers outstanding as of March 31, 2023 and 2022 were $76 and $81, respectively. Additionally, the Association had loans totaling $679 and $729 as of March 31, 2023 and 2022 to related parties that were originated by the Association, sold to Federal Home Loan Mortgage Company and are serviced by the Association.

Changes in the allowance for loan losses for the years ended March 31, 2023 and 2022, are as follows:

	Year Ended March 31, 2023
	Beginning Balance	Charge Offs	Recoveries	Provision	Ending Balance
1-4 Family Residential	$636	$8	$—	$58	$686
Multi Family Residential	481	—	—	189	670
Commercial Real Estate	1,846	—	—	202	2,048
Agricultural RE	213	—	—	(10)	203
Commercial Non-RE	930	2,448	65	2,368	915
Agricultural Non-RE	281	—	—	—	281
Sanitary & Improvement Districts	50	—	—	—	50
Consumer Auto	63	4	2	(17)	44
Consumer Other	71	—	—	42	113
Non 1-4 Family Construction and Land Development	357	—	—	45	402

Total	$4,928	$2,460	$67	$2,877	$5,412

	Year Ended March 31, 2023
Ending allowance balance attributed to loans:	Individually Evaluated For Impairment	Collectively Evaluated for Impairment	Ending Allowance Balance
1-4 Family Residential	$193	$493	$686
Multi Family Residential	—	670	670
Commercial Real Estate	—	2,048	2,048
Agricultural RE	—	203	203
Commercial Non-RE	28	887	915
Agricultural Non-RE	—	281	281
Sanitary & Improvement Districts	—	50	50
Consumer Auto	—	44	44
Consumer Other	—	113	113
Non 1-4 Family Construction and Land Development	—	402	402

Total	$221	$5,191	$5,412

	Year Ended March 31, 2023
	Individually	Collectively
Loans:	Evaluated for	Evaluated For	Total
	Impairment	Impairment	Loans
1-4 Family Residential	$338	$119,272	$119,610
Multi Family Residential	—	34,296	34,296
Commercial Real Estate	483	101,963	102,446
Agricultural RE	—	9,245	9,245
Commercial Non-RE	29	30,072	30,101
Agricultural Non-RE	—	8,921	8,921
Sanitary & Improvement Districts	—	5,468	5,468
Consumer Auto	—	5,622	5,622
Consumer Other	—	14,334	14,334
Non 1-4 Family Construction and Land Development	—	23,644	23,644

Total	$850	$352,837	$353,687

	Year Ended March 31, 2022
	Beginning	Charge			Ending
	Balance	Offs	Recoveries	Provision	Balance
1-4 Family Residential	$536	$—	$—	$100	$636
Multi Family Residential	326	—	—	155	481
Commercial Real Estate	1,401	—	—	445	1,846
Agricultural RE	426	—	—	(213)	213
Commercial Non-RE	1,058	18	—	(110)	930
Agricultural Non-RE	931	—	—	(650)	281
Sanitary & Improvement Districts	30	—	—	20	50
Consumer Auto	49	2	1	15	63
Consumer Other	81	1	—	(9)	71
Non 1-4 Family Construction and Land Development	224	—	—	133	357

Total	$5,062	$21	$1	$(114)	$4,928

	Year Ended March 31, 2022
Ending allowance balance attributed to loans:	Individually Evaluated for Impairment	Collectively Evaluated For Impairment	Ending Allowance Balance
1-4 Family Residential	$100	$536	$636
Multi Family Residential	—	481	481
Commercial Real Estate	25	1,821	1,846
Agricultural RE	—	213	213
Commercial Non-RE	42	888	930
Agricultural Non-RE	—	281	281
Sanitary & Improvement Districts	—	50	50
Consumer Auto	3	60	63
Consumer Other	—	71	71
Non 1-4 Family Construction and Land Development	—	357	357

Total	$170	$4,758	$4,928

Loans:	Individually Evaluated for Impairment	Collectively Evaluated For Impairment	Total Loans
1-4 Family Residential	$267	$112,418	$112,685
Multi Family Residential	—	23,321	23,321
Commercial Real Estate	632	91,423	92,055
Agricultural RE	—	9,437	9,437
Commercial Non-RE	52	31,627	31,679
Agricultural Non-RE	—	8,766	8,766
Sanitary & Improvement Districts	—	3,545	3,545
Consumer Auto	3	5,602	5,605
Consumer Other	—	6,540	6,540
Non 1-4 Family Construction and Land Development	—	17,790	17,790

Total	$954	$310,469	$311,423

The Association’s impaired loans at March 31, 2023, were as follows:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans
With no related allowance recorded:
1–4 Family Residential	$—	$—	$—	$—
Multi-Family Residential	—	—	—	—
Commercial Real Estate	483	605	—	516
Agriculture Real Estate	—	—	—	—
Commercial Non-Real Estate	1	103	—	6
Agriculture Non-Real Estate	—	—	—	—
Sanitary & Improvement Districts	—	—	—	—
Consumer Auto	—	3	—	—
Consumer Other	—	—	—	—
Non 1–4 Family Construction and Land Development	—	—	—	—
With an allowance recorded:
1–4 Family Residential	338	366	193	303
Multi-family Residential	—	—	—	—
Commercial Real Estate	—	—	—	42
Agriculture Real Estate	—	—	—	—
Commercial Non-Real Estate	28	43	28	35
Agriculture Non-Real Estate	—	—	—	—
Sanitary & Improvement Districts	—	—	—	—
Consumer Auto	—	—	—	2
Consumer Other	—	—	—	—
Non 1–4 Family Construction and Land Development	—	—	—	—

Total impaired loans	$850	$1,120	$221	$904

The Association’s impaired loans at March 31, 2022, were as follows:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans
With no related allowance recorded:
1–4 Family Residential	$—	$—	$—	$—
Multi-Family Residential	—	—	—	—
Commercial Real Estate	549	638	—	574
Agriculture Real Estate	—	—	—	488
Commercial Non-Real Estate	10	177	—	55
Agriculture Non-Real Estate	—	—	—	344
Sanitary & Improvement Districts	—	—	—	—
Consumer Auto	—	3	—	—
Consumer Other	—	—	—	—
Non 1–4 Family Construction and Land Development	—	—	—	—
With an allowance recorded:
1–4 Family Residential	267	289	100	305
Multi-family Residential	—	—	—	—
Commercial Real Estate	83	108	25	95
Agriculture Real Estate	—	—	—	665
Commercial Non-Real Estate	42	52	42	63
Agriculture Non-Real Estate	—	—	—	561
Consumer Auto	—	—	—	—
Consumer Other	3	3	3	2
Non 1–4 Family Construction and Land Development	—	—	—	—

Total impaired loans	$954	$1,270	$170	$3,152

Interest income recognized on impaired loans in 2023 and 2022 was not material.

Troubled Debt Restructurings—The Association modified one loan with a principal balance of $93 under a troubled debt restructuring during the year ended March 31, 2023. No loans were modified under a troubled debt restructuring during the year ended March 31, 2022.

Credit Risk—The Association monitors the credit risk within the loan portfolio by assessing the strength of the borrower’s repayment capacity and the probability of default. The Association first assesses the paying capacity of the borrower; then, it analyzes the sound worth of any pledged collateral or guarantees. In estimating the allowance for loan losses management also uses a quarterly Loan Concentration Report to monitor any concentrations that may develop in any specific category of the loan portfolio. It identifies four varying degrees of credit worthiness:

•

Pass Loans: Loans in the pass category are loans that do not raise Association concerns. It is not unusual however for the Association to have an estimated allowance for loan loss set aside for these pass loans.

•	Special Mention Loans: Loans in this category may have a potential for weakness which, if not corrected, could weaken the asset and increase the risk in the future. By classifying a loan as Special

Mention the Association can give the loan the attention needed to remedy any credit deficiencies or potential weaknesses.

•

Substandard Loans: Loans identified as substandard are assets that are inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Loans in this classification category must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Association will sustain some loss if the deficiencies are not corrected. If a loan is classified as Substandard, a determination based upon objective evidence must be made as to any specific or general valuation allowance within the guidelines of generally accepted accounting principles.

•

Doubtful Loans: Loans in this category have all the weaknesses inherent in Substandard loans with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. If a loan is classified as Doubtful, a determination based upon objective evidence must be made as to any specific or general valuation allowance within the guidelines of generally accepted accounting principles.

The Association’s loan classifications as of March 31, 2023, are as follows:

	Pass	Special Mention	Substandard	Doubtful	Total Loans
1–4 Family Residential	$118,839	$—	$771	$—	$119,610
Multi-Family Residential	34,296	—	—	—	34,296
Commercial Real Estate	99,367	—	3,079	—	102,446
Agriculture Real Estate	9,245	—	—	—	9,245
Commercial Non-Real Estate	29,390	—	711	—	30,101
Agriculture Non-Real Estate	8,921	—	—	—	8,921
Sanitary & Improvement Districts	5,468	—	—	—	5,468
Consumer Auto	5,591	—	31	—	5,622
Consumer Other	14,334	—	—	—	14,334
Non 1–4 Family Construction & Land Development	23,644	—	—	—	23,644

Total	$349,095	$—	$4,592	$—	$353,687

The Association’s loan classifications as of March 31, 2022, are as follows:

	Pass	Special Mention	Substandard	Doubtful	Total Loans
1–4 Family Residential	$111,784	$—	$901	$—	$112,685
Multi-Family Residential	23,321	—	—	—	23,321
Commercial Real Estate	87,729	60	4,266	—	92,055
Agriculture Real Estate	9,437	—	—	—	9,437
Commercial Non-Real Estate	30,959	—	720	—	31,679
Agriculture Non-Real Estate	8,766	—	—	—	8,766
Sanitary & Improvement Districts	3,545	—	—	—	3,545
Consumer Auto	5,600	—	5	—	5,605
Consumer Other	6,540	—	—	—	6,540
Non 1–4 Family Construction & Land Development	17,790	—	—	—	17,790

Total	$305,471	$60	$5,892	$—	$311,423

Nonperforming and Past-Due Loans—All loans in the Association’s portfolio are considered past due if the required principal and interest payments have not been received as of the date such payments were due.

The following is an aging analysis of the contractually past due loans as of March 31, 2023:

	Current	30–90 Days Past Due	Greater than 90 Days Past Due	Total Loans	Non-Accrual Loans	Greater than 90 Days Past Due and Accruing
1–4 Family Residential	$119,025	$585	$—	$119,610	$338	$—
Multi-Family Residential	34,296	—	—	34,296	—	—
Commercial Real Estate	102,446	—	—	102,446	484	—
Agriculture Real Estate	9,245	—	—	9,245	—	—
Commercial Non-Real Estate	30,073	—	28	30,101	28	—
Agriculture Non-Real Estate	8,921	—	—	8,921	—	—
Sanitary & Improvement Districts	5,468	—	—	5,468	—	—
Consumer Auto	5,555	67	—	5,622	—	—
Consumer Other	13,812	344	178	14,334	—	178
Non 1–4 Family Construction & Land Development	23,644	—	—	23,644	—	—

Total	$352,485	$996	$206	$353,687	$850	$178

The following is an aging analysis of the contractually past due loans as of March 31, 2022:

	Current	30–90 Days Past Due	Greater than 90 Days Past Due	Total Loans	Non-Accrual Loans	Greater than 90 Days Past Due and Accruing
1–4 Family Residential	$112,029	$614	$42	$112,685	$267	$42
Multi-Family Residential	23,321	—	—	23,321	—	—
Commercial Real Estate	92,055	—	—	92,055	550	—
Agriculture Real Estate	9,437	—	—	9,437	—	—
Commercial Non-Real Estate	31,614	64	1	31,679	52	—
Agriculture Non-Real Estate	8,766	—	—	8,766	—	—
Sanitary & Improvement Districts	3,545	—		3,545
Consumer Auto	5,567	35	3	5,605	—	3
Consumer Other	6,325	152	63	6,540	—	63
Non 1–4 Family Construction & Land Development	17,790	—	—	17,790	—	—

Total	$310,449	$865	$109	$311,423	$869	$108

4.	PREMISES AND EQUIPMENT

Premises and equipment at March 31, 2023 and 2022, consist of the following:

	2023	2022
Land	$818	$818
Buildings and leasehold improvements	8,855	8,842
Equipment	3,150	3,148
Automobiles	48	56
Computer software	1,031	1,027

Total cost	13,902	13,891
Less accumulated depreciation	9,798	9,602

Total premises and equipment	$4,104	$4,289

Depreciation expense included in occupancy and equipment on the consolidated statements of income totaled $488 and $452 for 2023 and 2022, respectively.

5.	DEPOSITS

A summary of certificates of deposit included in interest bearing deposits in the consolidated statements of financial condition by maturity at March 31, 2023, is as follows:

2024	$65,569
2025	15,643
2026	2,775
2027	1,509
2028+	140

Total certificate accounts	$85,636

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $250 was $31,376 and $3,924 at March 31, 2023 and 2022, respectively. At March 31, 2023, the Association had $8,062 in brokered deposits, which mature in November 2023. The Association had no brokered deposits at March 31, 2022.

6.	BORROWINGS

The Association had no outstanding advances from the Federal Home Loan Bank (FHLB) as of March 31, 2023 and 2022.

The Association has remaining availability for FHLB borrowings of approximately $40,579 and $5,182 at March 31, 2023 and 2022, respectively. The FHLB has sole discretion to deny additional advances. $80 of investment securities and $50,000 loans were pledged as collateral for FHLB advances at March 31, 2023.

Additionally, the Association has the capacity to borrow $5.0 million from a private bankers’ bank at March 31, 2023.

7.	LOW INCOME HOUSING TAX CREDITS

The Association makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the LIHTC pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings, and to assist in achieving goals associated with the Community Reinvestment Act. The primary activities of the limited partnerships include the identification, development, and operation of multi-family housing that is leased to qualifying residential tenants. Generally, these types of investments are funded through a combination of debt and equity.

The Association uses the proportional amortization method to account for a majority of its investments in these entities. These investments are included in other assets and unfunded commitments are included in other liabilities on the consolidated statements of financial condition.

The following table presents the balances of the Association’s affordable housing tax credit investment and related unfunded commitment at March 31:

	At March 31,
	2023	2022
Affordable housing tax credit investments	$1,746	$1,824
Less: amortization	(108)	(78)

Net affordable housing tax credit investments	$1,638	$1,746

Unfunded commitments	$1,402	$1,658

The following table presents other information relating to the Association’s affordable housing    tax credit investment for the years indicated:

Tax credits and other tax benefits recognized	$124	$159
Proportional amortization expense included in income tax expense	(108)	(78)

There was no impairment recognized for the years ended March 31, 2023 and 2022.

8.	REGULATORY CAPITAL REQUIREMENTS

The Association is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios as set forth in the following tables of tangible, core, and total risk-based capital. To be considered well-capitalized under the regulatory framework for Prompt Corrective Action provisions, the Association must maintain minimum Tier I leverage, Tier I risk- based, common equity Tier 1, and total risk-based capital ratios (as defined) as set forth in the following tables.

As of March 31, 2023 and 2022, the Association was well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since March 31, 2023, that management believes have changed the Association’s category.

The Association is regulated by the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC).

The Association’s actual capital amounts and ratios as of March 31, 2023 and 2022, are also presented in the table below (dollars in thousands):

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required To be Well- Capitalized Under Prompt Corrective Action Provisions
As of March 31, 2023	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$47,809	13.45%	$28,432	8.00%	$35,540	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	43,355	12.20%	21,324	6.00%	28,432	8.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	43,355	12.20%	15,993	4.50%	23,101	6.50%
Tier 1 Capital (to Average Assets)	43,355	10.12%	17,139	4.00%	21,424	5.00%

As of March 31, 2022	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)	$45,587	14.47%	$25,212	8.00%	$31,515	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	41,636	13.21%	18,909	6.00%	25,212	8.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	41,636	13.21%	14,182	4.50%	20,485	6.50%
Tier 1 Capital (to Average Assets)	41,636	10.30%	16,165	4.00%	20,207	5.00%

9.	PENSION PLAN

The Association has a defined benefit pension plan covering pre-merger employees. Benefits are based on the employee’s compensation during the last 10 years of employment. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The plan assets are invested in pooled separate accounts through an account at Principal Financial as of March 31, 2023. The separate accounts are quoted at net asset value (NAV), which is calculated based on the value of the underlying pool of assets. The accounts include investments in fixed income, equity, and real estate funds which have observable net asset values. For March 2023 and 2022, management determined the fair market value of the pension assets to be a Level 2 valuation as established by GAAP (see Note 13 for definitions of Level 1, Level 2, and Level 3).

The following table presents by level, within the fair value hierarchy, the pension plan’s investments at fair value as of March 31, 2023 and 2022:

	2023
	Estimated Fair Value
	Total	Level 1	Level 2	Level 3
Pooled separate accounts:
Fixed income	$3,758	$—	$3,758	$—
Equity	1,098	—	1,098	—
Real estate	656	—	656	—

Total plan assets	$5,512	$—	$5,512	$—

	2022
	Estimated Fair Value
	Total	Level 1	Level 2	Level 3
Pooled separate accounts:
Fixed income	$3,408	$—	$3,408	$—
Equity	1,118	—	1,118	—
Real estate	701	—	701	—

Total plan assets	$5,227	$—	$5,227	$—

GAAP requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the consolidated statements of financial condition and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income.

Using a measurement date of March 31, the following tables provide a reconciliation of the benefit obligations, plan assets, and funded status of the pension plan:

	2023	2022
Change in benefit obligation:
Benefit obligation—April 1	$9,157	$8,909
Service cost	430	426
Interest cost	339	298
Actuarial (gain)/loss	(2,095)	(185)
Benefits paid	(9)	(291)

Benefit obligation—March 31	7,822	9,157

Change in plan assets:
Fair value of plan assets—April 1	5,227	4,808
Return on plan assets	(306)	110
Contributions by employer	600	600
Benefits paid	(9)	(291)

Fair value of plan assets—March 31	5,512	5,227

Funded status—March 31	$(2,310)	$(3,930)

The funded status is included in the consolidated statements of financial condition as a separate line item. The accumulated benefit obligation for the defined benefit pension plan was $6,159, and $6,715 at March 31, 2023 and 2022, respectively.

Amounts recognized in other comprehensive income (loss), net of tax, for the years ended March 31, 2023 and 2022, related to the change in the minimum pension liability were $1,304 and $146, respectively. Amounts recognized in accumulated other comprehensive (loss), net of tax, as of March 31, 2023 and 2022, were $1,651 and $185, respectively.

Net periodic benefit cost included the following components:

	2023	2022
Service cost	$429	$426
Interest cost	339	298
Expected return on plan assets	(220)	(203)
Amortization of prior losses	82	93

Net periodic benefit costs	$630	$614

The components of net periodic benefit cost other than the service cost component are included in other general and administrative expenses in the consolidated statement of income.

Weighted-average assumptions used to determine benefit obligations and net periodic benefit cost at March 31, 2023 and 2022, are as follows:

	2023	2022
Discount rate - Benefit Obligation	4.95%	3.70%
Discount rate - Benefit Cost	3.70	3.35
Expected return on plan assets	4.00	4.00
Rate of compensation increase	3.50	3.50

The Association expects to contribute $600 to its pension plan in the fiscal year 2024.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2024	$530
2025	110
2026	1,390
2027	280
2028	2,100
2029–2033	3,190

$7,600

The Association also provides supplemental retirement benefits to certain key executives under which the executives will receive a fixed monthly payment for 120 months following their retirement, subject to certain requirements. A liability of approximately $513 and $502 was recorded in Accounts payable, accrued expenses and other liabilities on the consolidated statements of financial condition as of March 31, 2023 and 2022, respectively, has been recorded. This obligation is funded by certain insurance policies, recorded in other assets on the consolidated schedules of financial condition, which have a cash surrender value of approximately $923 and $871 at March 31, 2023 and 2022, respectively.

10.	INCOME TAXES

The following is a summary of the components of income tax expense:

	Year ended March
	2023	2022
Current tax expense	$239	$358
Deferred tax expense	78	237

Income tax expense	$317	$595

The Association’s provision for income taxes for the years ended March 31, 2023 and 2022, differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes as a result of the following:

	2023	2022
Expected income tax expense at statutory rates (21%)	$412	$786
Tax exempt interest	(25)	(30)
Investment partnership tax benefits, net of amortization	(16)	(81)
Other	(54)	(80)

Income tax expense	$317	$595

Deferred income taxes result from temporary differences in the recognition of income and expense for tax and financial statement purposes. The primary sources of these temporary differences relate to the timing of the recognition of allowances for loan losses, net operating losses, mortgage-backed securities premium amortization, employee benefits, mortgage servicing rights and the market adjustment of available-for-sale securities.

The deferred tax assets and the deferred tax liabilities measured at the federal tax rate of 21% at March 31, 2023 and 2022 are as follows:

	2023	2022
Deferred tax assets:
Allowance for loan losses	$1,137	$1,033
Employee benefits	605	979
Net operating loss acquired due to merger	407	442
Pre-1997 intangible asset	207	207
Fair value market ajdustment for AFS securities	1,241	517
Other	147	159

Total deferred tax assets	3,744	3,337

Deferred tax liabilities:
Premises and equipment depreciation	286	278
FHLB stock dividends	37	30
Mortgage servicing rights	91	118
Prepaid expenses	36	37
Core deposit intangible	2	10

Total deferred tax liabilities	452	473

Net deferred tax assets	$3,292	$2,864

The Association does not expect the total amount of unrecognized tax benefits to change significantly in the next twelve months. Federal net operating losses (NOL) as of March 31, 2023 and 2022 are $1.9 million, and $2.1 million, respectively, subject to annual use limitation under IRS Section 382. During 2023, management assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. Based on this assessment, and growth of the Association, the deferred tax asset will be utilized in future years.

The amount of the deferred tax asset considered realizable, however, could be adjusted, and an additional valuation allowance recorded, if estimates of future taxable income during the carryforward period are reduced or if objective negative evidence in the form of cumulative losses is present and additional weight cannot be given to subjective evidence such as our projections for growth. Our projections for growth are based on growth within our deposit and loan portfolios and maintaining an adequate net interest margin.

The Association is permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the bad debt expense used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. For years beginning after December 31, 1995, the special provisions described above have been repealed. Because the Association does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided. Retained earnings at March 31, 2023 and 2022 include approximately $4.5 million, representing such bad debt deductions for which no deferred income taxes have been provided.

The Association does not have material uncertain tax positions.

11.	MORTGAGE SERVICING

Activity for mortgage servicing rights measured using the amortized cost method was as follows:

	2023	2022
Mortgage servicing rights
Balance at beginning of year	$563	$735
Additions	33	103
Repayments and amortization	(162)	(275)

Balance at end of year	$434	$563

At March 31, 2023, no allowance for impairment in the Association’s MSR was necessary.

At March 31, 2023 and 2022, the Association was servicing loans for others amounting to $149,521 and $161,159, respectively. These loans are not reflected in the Association’s financial statements. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Association held borrowers’ escrow balances of $3,211 and $3,525 at March 31, 2023 and 2022, respectively, which are included in interest bearing deposits.

Derivative instruments include interest rate locks on commitments to originate loans for the held for sale portfolio and forward commitments on contracts to deliver mortgage-backed securities. The Association has entered into forward commitments for the sale of mortgage loans principally to protect against the risk of adverse interest rate movements on net income. These derivatives are not designated in a hedging relationship. In addition, the Association has entered into commitments to originate loans, which when funded, are classified as held for sale. Such commitments meet the definition of a derivative and are not designated in a hedging relationship. Commitments in total are immaterial.

12.	COMMITMENTS AND CONTINGENCIES

The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit and lines or letters of credit and commitments to sell to investors loans held for sale. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

At March 31, 2023 and 2022, the Association had approved outstanding loan origination commitments of $4,681 and $3,552, respectively. Loan commitments, which are funded subject to certain limitations, extend over various periods of time and may expire without being drawn upon. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract. All outstanding loan origination commitments were subject to forward sales commitments to various entities. Also, at March 31, 2023 and 2022, the Association has committed unused lines of credit, equity lines, loans in process and letters of credit to consumers totaling $48,938 and $54,663 respectively. The Association evaluates each customer’s credit worthiness on a separate basis and requires collateral based on this evaluation. Collateral consists mainly of residential family units and personal property.

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Association’s consolidated financial statements.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Association measures certain financial assets and liabilities at fair value in accordance with GAAP, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data of substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. The inputs are developed based on the best information available in the circumstances, which might include the Association’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

Fair Value of Financial Instruments—Financial instruments are classified within fair value hierarchy using the methodologies described above. The following disclosures include financial instruments that are not carried at fair value on the Balance Sheets. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

Certain financial instruments generally expose the Association to limited credit risk and have no stated maturities or have short-term maturities and carry interest rates that approximate market. The carrying value of these financial instruments assumes to approximate the fair value of these instruments. These instruments include cash and cash equivalents, non-interest-bearing deposit accounts, FHLB advances and accrued interest receivable and payable.

The carrying amounts and estimated fair values by fair value hierarchy of certain financial instruments are as follows:

		Measurements at Reporting Date Using
	Carrying Amount	Level 1	Level 2	Level 3	Estimated Fair Value
March 31, 2023
Financial assets:
Loans, net	348,337	—	—	316,169	316,169
Financial liabilities:
Interest-bearing deposits	317,704	—	272,270	—	272,270
March 31, 2022
Financial assets:
Loans, net	306,607	—	—	306,152	306,152
Financial liabilities:
Interest-bearing deposits	289,719	—	235,879	—	235,879

Available-for-Sale Securities (Recurring)

Where quoted market prices are available in an active market, securities such as U.S. Treasuries, would be classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities would be classified within Level 3 of the hierarchy.

The Association’s financial assets measured at fair value on a recurring basis are available-for-sale securities. Available-for-sale securities are classified within Level 2 because they are valued based on market prices for similar assets. The fair value of the Association’s available-for-sale securities as of March 31, 2023 and 2022 was $57,842 and $73,427, respectively. The Association does not have any other assets or liabilities measured at fair value on a recurring basis as of March 31, 2023 or 2022.

	Fair Value Measurements at Reporting Date Using
	Estimated Fair Value	Level 1	Level 2	Level 3
March 31, 2023
Securities Available-for-sale
Mortgage Backed Securities	50,136	—	50,136	—
Municipal Bonds	7,706	—	7,706	—

Total	$57,842	$—	$57,842	$—

March 31, 2022
Securities Available-for-sale
Mortgage Backed Securities	65,083	—	65,083	—
Municipal Bonds	8,344	—	8,344	—

Total	$73,427	$—	$73,427	$—

There were no transfers of financial instruments between Levels 1, 2, and 3 during the years ended March 31, 2023 and 2022. The Association does not have any financial instruments measured at fair value on a recurring basis classified as Level 3.

Nonrecurring Measurements

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2023 and 2022:

	Fair Value Measurements at Reporting Date Using
	Estimated Fair Value	Level 1	Level 2	Level 3
March 31, 2023
Financial Assets
Impaired loans	$629	$—	$—	$629

Totals	$629	$—	$—	$629

March 31, 2022
Financial Assets
Impaired loans	$784	$—	$—	$784

Totals	$784	$—	$—	$784

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheet, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Mortgage Servicing Rights

Mortgage servicing rights do not trade in an active, open market with readily observable prices. Accordingly, fair value is estimated using discounted cash flow models having significant inputs of discount rate, prepayment speed and default rate. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

Mortgage servicing rights are amortized into loan fees and service charges in proportion to, and over the period of, the estimated net servicing income and are evaluated for impairment based on fair value. Management measures mortgage servicing rights through the completion of a proprietary model. Inputs to the model are developed by management.

Impaired Loans (Nonrecurring)

Impaired loans are recorded at fair value on a nonrecurring basis. The fair value of loans is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a monthly basis for additional impairment and adjusted accordingly.

The numerical range of unobservable inputs for these valuation assumptions is not meaningful to this presentation.

14.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss as of March 31, 2023, and 2022 are as follows:

	2023	2022
Net unrealized loss on available-for-sale securities	$(5,972)	$(2,574)
Net defined benefit pension plan deferred amounts	(491)	(2,140)

	(6,463)	(4,714)
Tax effect	1,356	989

Net-of-tax amount	$(5,107)	$(3,725)

15.	LEASES

The Association leases office space under operating leases that expire at various dates through October 2030.

Rent expense, which is included in occupancy expenses on the consolidated statements of income, was $78 and $72 for the years ending March 31, 2023 and 2022, respectively.

The following table shows the future undiscounted lease payments required under the leases described above as of March 31, 2023:

Years Ending March 31,	Operating Leases
2024	$76
2025	66
2026	54
2027	42
2028	37
Thereafter	130

Total undiscounted lease payments	405

Less: Imputed interest	(34)

Net lease liability	371

16.	SUBSEQUENT EVENTS

Subsequent events were evaluated through June 14, 2023, the date these consolidated financial statements were available to be issued.

Plan of Conversion and Change in Corporate Form

On June 6, 2023, the Board of Directors of the Association adopted a plan of conversion (the “Plan”). The Plan is subject to the approval of the Federal Reserve Board and the OCC and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Association at a special meeting. The Plan sets forth that the Association proposes to convert into a stock savings association structure with the establishment of a stock holding company (Central Plains Bancshares, Inc.), as parent of the Association. The Association will convert to the stock form of ownership, followed by the issuance of all of the Association’s outstanding stock to Central Plains Bancshares, Inc. Pursuant to the Plan, the Association will determine the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Association’s Board of Directors will adopt an employee stock ownership plan (“ESOP”), which will subscribe for up to 8% of the common stock sold in the offering.

Central Plains Bancshares, Inc. will be organized as a corporation under the laws of the State of Maryland and will own all of the outstanding common stock of the Association upon completion of the conversion.

The conversion will be accounted for as a change in corporate form with the historic basis of the Association’s assets, liabilities, and equity unchanged as a result. The total estimated cost of the mutual-to-stock conversion is $1.9 million. Costs of $97,000 have been paid and deferred as of March 31, 2023. If the conversion is successful, the total conversion costs will be offset against the proceeds of the stock sale. In the event the conversion is not successful the costs will be expensed during the year ending March 31, 2024.

At the completion of the conversion to stock form, the Bank will establish a liquidation account in the amount of its net worth in the latest statement of financial condition included in the final prospectus. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Bank after the conversion.

Central Plains Bancshares, Inc. will be an Emerging Growth Company, as defined by the Securities and Exchange Commission, and, for as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies.” Central Plains Bancshares, Inc. intends to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, its financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Central Plains Bancshares, Inc. or Home Federal Savings and Loan Association of Grand Island. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Central Plains Bancshares, Inc. or Home Federal Savings and Loan Association of Grand Island since any date as of which information is furnished herein or since the date of this prospectus.

Up to 3,680,000 Shares

(Subject to Increase to up to 4,232,000 Shares)

(Proposed Holding Company for

Home Federal Savings and Loan Association of Grand Island)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

August 14, 2023

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until September 18, 2023, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.